    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 5, 1998


                                                      REGISTRATION NO. 333-37303
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           -------------------------


                                AMENDMENT NO. 2

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                           -------------------------

                                FTD CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

           DELAWARE                          7389                         13-3711271
(STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL          (I.R.S. EMPLOYER
INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)       IDENTIFICATION NUMBER)

                              3113 WOODCREEK DRIVE
                         DOWNERS GROVE, ILLINOIS 60515
                                 (630) 719-7800
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                           -------------------------

                              SCOTT D. LEVIN, ESQ.
                                FTD CORPORATION
                              3113 WOODCREEK DRIVE
                         DOWNERS GROVE, ILLINOIS 60515
                                 (630) 719-7800
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                           -------------------------

                        COPIES OF ALL COMMUNICATIONS TO:

                             MARC WEINGARTEN, ESQ.
                            SCHULTE ROTH & ZABEL LLP
                                900 THIRD AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 756-2000
                           -------------------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box: [ ]

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                                FTD CORPORATION

                             ---------------------

                             CROSS REFERENCE SHEET

                   PURSUANT TO RULE 501(b) OF REGULATION S-K

                FORM S-1 ITEM NO. AND CAPTION                        LOCATION IN PROSPECTUS
                -----------------------------                        ----------------------
 1.  Forepart of Registration Statement and Outside Front
     Cover Page of Prospectus............................  Facing Page; Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages of
     Prospectus..........................................  Inside Front Cover Page; Outside Back
                                                           Cover Page
 3.  Summary Information, Risk Factors and Ratio of
     Earnings to Fixed Charges...........................  Outside Front Cover Page; Prospectus
                                                           Summary; Risk Factors; Selected Historical
                                                           Financial Data
 4.  Use of Proceeds.....................................  Prospectus Summary; Use of Proceeds
 5.  Determination of Offering Price.....................  Outside Front Cover Page; The Offering
 6.  Dilution............................................  Dilution
 7.  Selling Security Holders............................  Not Applicable
 8.  Plan of Distribution................................  Outside Front Cover Page; The Offering
 9.  Description of Securities to be Registered..........  Outside Front Cover Page; Prospectus
                                                           Summary; Description of Capital Stock
10.  Interests of Named Experts and Counsel..............  Legal Matters; Experts
11.  Information with Respect to the Registrant..........  Outside Front Cover Page; Prospectus
                                                           Summary; Risk Factors; Dividend Policy;
                                                           Selected Historical Financial Data;
                                                           Management's Discussion and Analysis of
                                                           Financial Condition and Results of
                                                           Operations; Business; Management; Security
                                                           Ownership of Certain Beneficial Owners and
                                                           Management; Relationship with Affiliates;
                                                           Description of Capital Stock; Description
                                                           of Bank Credit Agreement
12.  Disclosure of Commission Position on Indemnification
     for Securities Act Liabilities......................  Not Applicable

PROSPECTUS                                                 SUBJECT TO COMPLETION

                                                               FEBRUARY   , 1998


                                1,146,078 SHARES

                                FTD CORPORATION
                              CLASS A COMMON STOCK

                            ------------------------


     FTD Corporation ("FTD" or the "Company") hereby offers (the "Offering") in the United States up to 1,146,078 shares (the "Shares") of Class A Common Stock,
par value $.01 per share (the "Class A Common Stock"), at a price of $     per
Share (the "Offering Price"), for sale solely to certain members of FTD Association (as defined). The Shares are being offered hereunder to satisfy certain obligations of FTD contained in the Mutual Support Agreement (as defined). The Shares offered hereby will be subject to certain restrictions on transfer. See "THE OFFERING -- Restrictions on Transfer of Shares; Optional Redemption." The subscription period for the Offering will terminate at 5:00 P.M., New York City time, on March 31, 1998, unless extended at FTD's discretion for up to an additional 60-day period (the "Offering Termination Date").



     All subscriptions are irrevocable. No minimum aggregate number of Shares must be subscribed for in order for the Offering to close. If at the Offering Termination Date less than all of the Shares offered shall have been subscribed for, subscriptions that have been accepted by FTD shall remain effective, and the Offering shall terminate with respect to the unsubscribed Shares (the "Unsubscribed Shares") to the extent such shares are not re-allocated among participating members as provided herein. See "THE OFFERING -- Members' Allocations."


     SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS PRIOR TO MAKING A DECISION TO PURCHASE SHARES.

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR
  ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
      PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                            ------------------------


==============================================================================================================
                                              PRICE TO              UNDERWRITING             PROCEEDS TO
                                               PUBLIC                DISCOUNT(1)               FTD(2)
--------------------------------------------------------------------------------------------------------------
Per Share.............................            $                     None                      $
--------------------------------------------------------------------------------------------------------------
Total.................................            $                     None                      $
==============================================================================================================


(1) There will be no underwriters. The Shares will be offered for sale solely to certain FTD Association members directly by FTD.

(2) There is no firm commitment for the sale of the Shares offered hereunder. However, assuming the sale of all of the Shares for cash, the total proceeds will be as shown above. FTD will also pay estimated expenses of
    approximately $       .

                            ------------------------


               The date of this Prospectus is February   , 1998.

                             AVAILABLE INFORMATION

     FTD has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

     FTD is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Commission. Such reports and other information filed by FTD with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a Website that contains reports, proxy and information statements and other information regarding registrants such as FTD that file electronically with the Commission. The address of the Commission's Website is http://www.sec.gov.

     FTD will continue to be subject to the informational requirements of the Exchange Act for so long as the Class A Common Stock continues to be held by at least 300 holders of record. For so long as FTD is subject to the Exchange Act, it will provide an annual report to stockholders and such other reports as may be required by the Exchange Act to be provided to stockholders. If the Company ceases to be subject to the Exchange Act, the Company will no longer be required to file with the Commission annual reports containing consolidated financial statements audited by its independent certified public accountants or quarterly reports containing unaudited consolidated financial statements for each of the first three quarters of each fiscal year, and the Company does not intend to distribute such reports to its stockholders.

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and the consolidated financial statements of FTD, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise stated in this Prospectus, references to the "Company" or "FTD" include FTD Corporation and its wholly-owned subsidiary, Florists' Transworld Delivery, Inc., a Michigan corporation (the "Operating Company"). This Offering is being made solely to certain members of FTD Association, an Ohio non-profit corporation, pursuant to the Mutual Support Agreement, dated December 18, 1994, between the Operating Company (as successor to Florists' Transworld Delivery Association, a Michigan non-profit cooperative association (the "Old Association")) and FTD Association, as amended (the "Mutual Support Agreement"). All references in this Prospectus to "members" refer to the members of FTD Association. See "BUSINESS -- The Acquisition and Relationship with FTD Association." Except where specifically stated otherwise, all information contained in this Prospectus relating to the Common Stock, including the Summary Consolidated Financial Data, Dilution, Selected Historical Financial Data, and Executive Compensation, has been adjusted to reflect a 2 for 1 stock split effected in the form of a stock dividend (the "Stock Split"), which was declared on February 2, 1998 and paid to holders of record as of February 9, 1998 and assumes that (i) all of the Shares offered hereby are sold and (ii) no shares of Class B Common Stock are converted. See "USE OF PROCEEDS." References in this Prospectus to fiscal years are to FTD's fiscal years ending on June 30. Certain capitalized terms used and not defined in this summary shall have the meanings given to them elsewhere in this Prospectus.


                                      FTD

     FTD is the world's largest floral services organization based on number of members and affiliated organizations. All of the operations of FTD are conducted through the Operating Company, the successor to a non-profit cooperative organization founded by a group of retail florists in the United States in 1910. FTD Association has a membership of approximately 21,000 retail florist shops primarily in the U.S. and Canada and, through affiliated or related organizations, approximately 32,000 additional retail florist shops in approximately 140 other countries. Through these members FTD offers consumers expedited delivery of high-quality FTD-branded products in the U.S. and Canada and non-branded floral products throughout most of the world.

     FTD's principal executive offices are located at 3113 Woodcreek Drive, Downers Grove, Illinois 60515, and its telephone number is (630) 719-7800.

     Except for certain trade association activities which are being conducted by FTD Association, FTD, through the Operating Company, operates all of the businesses conducted by the Old Association prior to the acquisition (the "Acquisition") by FTD on December 19, 1994, of all of the outstanding equity of the Old Association pursuant to an Agreement and Plan of Merger, dated August 2, 1994 (the "Merger Agreement"), among FTD, FTD Association and the Old Association. Neither FTD nor the Operating Company has any ownership interest in FTD Association; however, as provided in the Merger Agreement, the Operating Company and FTD Association have entered into the Mutual Support Agreement, which governs the relationship between the Operating Company and FTD Association.

     FTD promotes a worldwide brand based on the FTD Mercury Man logo, one of the most recognized corporate logos in the world according to consumer recognition studies performed by Landor Associates, recognized identity consultants. See "BUSINESS -- Marketing and Advertising." A significant portion of FTD's revenues, operating income and competitive advantage is derived from FTD's technology-based transaction processing businesses, which include the Mercury Network, Clearinghouse, Advantage Software and Direct Access (1-800-SEND-FTD). In addition to the foregoing, FTD's operations include Marketplace and other businesses which support and enhance FTD florists' retail floral operations. See "BUSINESS -- Operations." The main businesses of FTD are the following:

     Marketplace. FTD's Marketplace is one of the largest wholesale suppliers of hardgoods to retail florists in the U.S. based on total sales. Marketplace products include both FTD-branded and non-branded holiday and everyday floral arrangement containers and products, as well as packaging, promotional products and a wide variety of other floral-related supplies. By capitalizing on FTD's sourcing expertise and volume purchases, Marketplace is able to provide FTD florists with a broad selection of products at attractive prices.

     Marketplace also enters into promotional partnerships to design, promote and sell FTD-branded products. To date, FTD has participated in partnerships with companies such as Gerber Products Company, Mars, Inc. and Disney Enterprises, Inc. For example, collectible containers featuring Winnie the Pooh and his friends have been developed for friendship, new baby, Christmas, Valentine's Day and Easter floral arrangements. M&M's have been included in the Sweet Surprise floral arrangement since 1993. The Company believes that FTD's large retail network and brand recognition make it a valuable corporate partner for such ventures.

     Clearinghouse. FTD's Clearinghouse provides billing and collection services to both the florist with whom the customer places a delivery order (the "Sending Florist") and the florist that fills the order locally in flowers-by-wire transactions (the "Receiving Florist"). In fiscal 1997, FTD cleared floral orders aggregating in excess of $492 million in retail sales. Revenue from FTD's Clearinghouse is generated by FTD retaining 7% of the sales price of orders sent through Clearinghouse. The remaining 93% is allocated as follows: 20% to the Sending Florist and 73% to the Receiving Florist.

     FTD is a joint venture participant in Interflora, Inc., a floral services organization with non-FTD member florists, which enables florists to transmit and receive orders outside the Americas.

     Mercury Network. FTD's Mercury Network is one of the largest proprietary telecommunications networks in the world, based on the total number of participating retail outlets, linking together FTD and approximately 16,400 of the 21,000 FTD florists. FTD's on-line florists may use the Mercury Network to transmit orders cleared through FTD or through competing clearinghouses and to send messages. In fiscal 1997, the Mercury Network transmitted approximately
14.5 million orders among U.S. and Canadian florists.

     Direct Access. FTD's Direct Access business offers retail customers the opportunity to place orders directly with FTD by dialing a toll free number (1-800-SEND-FTD), through online services such as Compuserve or through FTD Florists' Online Internet site (www.ftd.com). Revenue from the Direct Access business is generated by FTD's receipt of a percentage of the sales price as the Sending Florist and a service charge from the consumer.

     Other Businesses. FTD has developed several other businesses to support and enhance FTD florists' retail floral operations, including greeting cards, Advantage Software for florists' operations, publications, and credit card authorization and processing services.

                                  THE OFFERING


COMMON STOCK OFFERED..........   Up to 1,146,078 shares of Class A Common Stock,
                                 par value $.01 per share, of FTD are being
                                 offered in the United States solely to Active
                                 Members of FTD Association (defined in the
                                 Articles of Incorporation of FTD Association as
                                 an FTD Association member that is an
                                 individual, partnership, firm or corporation of
                                 good reputation engaged in the retail floral
                                 business) ("Active Members"). Completion of the
                                 Offering is not conditioned upon the sale of
                                 any minimum number of Shares and consequently
                                 the Company is unable to estimate the proceeds,
                                 if any, to be received from the Offering.
                                 Assuming all of the Shares are sold, the
                                 proceeds to the Company will be approximately
                                 $   million. The Company will pay expenses of
                                 approximately $[       ] in connection with the
                                 Offering. The Offering is being made to satisfy certain obligations of the Company under the Mutual Support Agreement. See "BUSINESS -- The
                                 Acquisition and Relationship with FTD
                                 Association."


COMMON STOCK OUTSTANDING
  AFTER THE OFFERING..........   13,427,128 shares of Class A Common Stock
                                 3,000,000 shares of Class B Common Stock

TOTAL SHARES OUTSTANDING......   16,427,128 total shares of Common Stock*

COMMON STOCK..................   Except with respect to voting rights, the Class
                                 A Common Stock and Class B Common Stock, par value $.0005 per share (the "Class B Common
                                 Stock" and collectively with the Class A Common
                                 Stock, the "Common Stock") are substantially identical. Each share of Class A Common Stock is entitled to one vote, while, except as may be required by law, shares of Class B Common
                                 Stock are non-voting. The Class A Common Stock and Class B Common Stock will be entitled to share ratably, as a single class, in any dividends declared by the Company on the Common
                                 Stock. The Class B Common Stock was issued in connection with the Acquisition to the Fleet
                                 Funds to satisfy certain restrictions on stock ownership applicable to bank holding companies and also was issued upon exercise of the Warrants (as defined). See "DESCRIPTION OF
                                 CAPITAL STOCK."


OFFERING TERMINATION..........   The Offering will terminate at 5:00 P.M., New
                                 York City time, on March 31, 1998, unless extended, at FTD's discretion, for up to an additional 60-day period (the "Offering
                                 Termination Date").


NO MINIMUM NUMBER OF
  SHARES REQUIRED TO BE
  SOLD........................   The Shares are being offered by FTD pursuant to
                                 the Mutual Support Agreement. Completion of the sale of the Shares pursuant to the Offering is not conditioned upon the sale of any minimum number of Shares. Therefore, if at the Offering
                                 Termination Date less than all of the Shares offered shall have been subscribed for pursuant to subscription agreements ("Subscription
                                 Agreements") accepted by FTD, subscriptions that have been accepted by FTD

---------------

* Assumes all Shares are sold and excludes 434,000 shares of Class A Common Stock issuable upon exercise of options outstanding under the Company's 1994 Stock Award and Incentive Plan. See "DESCRIPTION OF CAPITAL STOCK."

                                 shall remain effective, and the Offering shall terminate with respect to the unsubscribed Shares to the extent such Unsubscribed Shares are not re-allocated among Participating Members as provided herein. See "RISK FACTORS" and "THE OFFERING." ALL SUBSCRIPTIONS WILL BE IRREVOCABLE BY THE PURCHASER WHEN A COMPLETED SUBSCRIPTION AGREEMENT IS RECEIVED BY FTD.



NOTICE OF COMMENCEMENT OF THE
  OFFERING; PARTICIPATING
  MEMBERS.....................   Each Active Member in the United States
                                 received a notice of the Offering (the
                                 "Notice") including a copy of this Prospectus and the subscription materials. By receiving a copy of this Prospectus and the subscription materials, Active Members became eligible to subscribe for Shares.



PARTICIPATING MEMBERS'
ALLOCATIONS...................   Active Members who wish to purchase Shares
                                 (each a "Participating Member") must subscribe to purchase at least 50 Shares. To the extent that a Participating Member does not subscribe for such minimum amount, such member will no longer have any right to participate in the Offering. FTD may, in its sole discretion, allocate the Shares among Participating Members
                                 (the "Initial Allocation") and may elect to reoffer any or all Unsubscribed Shares to Participating Members using the same factors as were used for the Initial Allocation.



PROCEDURES FOR SUBSCRIBING
  FOR SHARES..................   Each Participating Member received a copy of
                                 this Prospectus and subscription materials from FTD which provides instructions for purchasing
                                 Shares. Participating Members who elect to purchase Shares must complete, sign and deliver the Subscription Information included in the subscription materials to FTD before 5:00 P.M., New York City time, on the Offering Termination
                                 Date.


                                 Anyone with questions or needing assistance concerning the procedures for purchasing Shares should call FTD at (630) 719-7800 and ask to speak to a representative about the FTD Member Offering.


PAYMENT OF PURCHASE PRICE.....   Participating Members that elect to purchase
                                 Shares will be billed for the aggregate
                                 purchase price of the Shares (the "Purchase
                                 Price") through FTD's Clearinghouse system. Any
                                 Participating Member who fails to pay any portion of its bill for the Purchase Price by June 25, 1998, unless extended at FTD's discretion for up to an additional 60-day period (the "Final Payment Date"), will not be entitled to purchase Shares, and the Company in its sole discretion, may terminate the Subscription Agreement executed by such
                                 Participating Member, in which case the billing for the purchase price of the Shares will be reversed.


USE OF PROCEEDS...............   The cash proceeds from the Offering will be
                                 used to defray expenses of the Offering,
                                 estimated to be approximately $[       ], and
                                 for working capital needs and general corporate purposes of the Operating Company. See "USE OF
                                 PROCEEDS."

RESTRICTIONS ON TRANSFER......   Prior to the earlier of (i) three years from
                                 the closing of the Offering or (ii) 180 days after the consummation of an Initial

                                 Public Offering (as defined) (the "Restriction Period"), the Shares will be subject to certain restrictions on transfer. During this period, Shares may not be transferred by Participating Members, other than to (1) family members or affiliates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of such Participating Member (collectively, "Permitted Transferees") or (2) subject to the Company's right of first refusal to purchase such Shares, other Active Members of FTD Association in good standing. Such Permitted Transferees are not permitted to make any further transfer of the Shares, except to such Participating Member or the Company. See "THE OFFERING -- Restrictions on Transfer of Shares; Optional Redemption."

OPTIONAL REDEMPTION...........   If any Participating Member ceases to be an
                                 Active Member of FTD Association, FTD will have the irrevocable option during the Restriction
                                 Period of redeeming any Shares held by such Participating Member or any family member or affiliate of such Participating Member to whom such Participating Member transferred Shares at the greater of (i) the Fair Market Value (as defined) of the Shares and (ii) the Offering
                                 Price. See "THE OFFERING -- Restrictions on
                                 Transfer of Shares; Optional Redemption."

RISK FACTORS..................   See "RISK FACTORS" for a discussion of certain
                                 factors that should be considered by
                                 prospective investors prior to making a
                                 decision to purchase Shares in the Offering.


                              RECENT DEVELOPMENTS



     On February 4, 1998, the Company announced a net loss for the fiscal second quarter of $2.1 million, or ($0.14) per share, compared to a net loss of $1.2 million, or ($0.08) per share, for the second quarter of fiscal 1997. The net loss for the fiscal second quarter of fiscal 1998 includes $0.8 million attributable to the extinguishment of debt. In November 1997, the Company used the funds provided under the Bank Credit Agreement (as defined) to extinguish existing debt. As a result, the Company recognized $1.3 million of un-amortized deferred financing costs associated with the existing debt. The related income tax benefit attributable to the extinguishment of the existing debt was $0.5 million. Net sales for the second quarter increased to $42.6 million from $41.6 million in the prior year second quarter. Operating income for the second quarter decreased to $0.9 million from $1.4 million in the second quarter in fiscal 1997.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The following table sets forth selected historical data of the Old Association for the fiscal years ended June 30, 1993 and 1994 and the period from July 1, 1994 to December 18, 1994, and of FTD for the period December 19, 1994 to June 30, 1995 and the fiscal years ended June 30, 1996 and 1997 and the three month periods ended September 30, 1996 and 1997. The selected historical balance sheet and statement of operations data as of and for the fiscal years ended June 30, 1993 and 1994 were derived from the audited consolidated financial statements of the Old Association. The Acquisition was consummated on December 19, 1994. The selected historical statement of operations data for the period from December 19, 1994 to June 30, 1995, for the years ended June 30, 1996 and 1997, and the balance sheet data as of June 30, 1995, 1996 and 1997 were derived from the audited consolidated financial statements of FTD. The selected historical statement of operations data for each of the three month periods ended September 30, 1996 and 1997 and the balance sheet data as of September 30, 1996 and 1997 were derived from unaudited consolidated financial statements of FTD and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein, which consists solely of normal recurring adjustments. The results of operations for the three month period ended September 30, 1997 are not necessarily indicative of results of operations for the full year. (See "-- Recent Developments") The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements for the years ended June 30, 1995, 1996 and 1997 and the three month periods ended September 30, 1996 and 1997, of FTD, including the notes thereto, appearing elsewhere in this Prospectus.

                                                  CONSOLIDATED FTD CORPORATION
                           --------------------------------------------------------------------------
                                  THREE MONTHS ENDED
                                     SEPTEMBER 30,
                           ---------------------------------                             DECEMBER 19,
                                                               YEAR ENDED   YEAR ENDED   1994 THROUGH
                            ACTUAL    AS ADJUSTED               JUNE 30,     JUNE 30,      JUNE 30,
                             1997       1997(7)       1996        1997         1996          1995
                            ------    -----------     ----     ----------   ----------   ------------
                            (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenue..........    $ 35,487    $ 35,487     $ 37,068    $162,583     $166,255      $ 96,518
Cost of goods sold and
  services provided....      22,038      22,038       23,353      96,306      104,386        58,567
Selling, general and
  administrative.......      10,136      10,136       11,312      55,769       58,376        30,669
                           --------    --------     --------    --------     --------      --------
Income (loss) from
  operations...........       3,313       3,313        2,403      10,508        3,493         7,282
Other expense,
  net(1)...............       2,676       2,676        2,938      11,839       12,067         5,827
Income taxes
  (benefit)(2).........         458         458           24         416       (1,813)        1,021
Minority interest(3)...          (1)         (1)         (11)        (14)         (33)            8
Cumulative effect of
  accounting
  change(4)............          --          --           --          --           --            --
                           --------    --------     --------    --------     --------      --------
Net income (loss)......    $    180    $    180     $   (548)   $ (1,733)    $ (6,728)     $    426
                           ========    ========     ========    ========     ========      ========
Earnings(loss) per
  share(5)
  Primary..............    $    .01    $    .01     $   (.04)   $   (.12)    $   (.51)     $    .03
  Fully Diluted........    $    .01    $    .01     $   (.04)   $   (.12)    $   (.51)     $    .03
OTHER DATA:
  Depreciation and
    amortization.......    $  3,333    $  3,333     $  3,575    $ 15,606     $ 14,231      $  6,525
  Capital
    expenditures.......         402         402        1,386       2,614        4,950         3,082
  Ratio of earnings to
    fixed charges(6)...         1.2x        1.2x          --          --           --           1.2x
BALANCE SHEET DATA:
  (at end of period)
  Working capital......    $  7,073    $ 14,573
  Total assets.........     177,116     184,616
  Long-term debt,
    including current
    portion............      80,260      80,260
  Total equity.........    $ 27,267    $ 34,767

                                  OLD ASSOCIATION
                         ----------------------------------

                            JULY 1          YEAR ENDED
                           THROUGH           JUNE 30,
                         DECEMBER 18,   -------------------
                             1994         1994       1993
                         ------------     ----       ----
                         (THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
Total revenue..........    $75,333      $166,560   $169,195
Cost of goods sold and
  services provided....     49,109       102,260    103,622
Selling, general and
  administrative.......     28,684        57,625     61,073
                           -------      --------   --------
Income (loss) from
  operations...........     (2,460)        6,675      4,500
Other expense,
  net(1)...............         77           795      1,178
Income taxes
  (benefit)(2).........         35            92         42
Minority interest(3)...         --            --         --
Cumulative effect of
  accounting
  change(4)............         --         6,277         --
                           -------      --------   --------
Net income (loss)......    $(2,572)     $   (489)  $  3,280
                           =======      ========   ========
Earnings(loss) per
  share(5)
  Primary..............
  Fully Diluted........
OTHER DATA:
  Depreciation and
    amortization.......    $ 4,911      $ 10,144   $  9,043
  Capital
    expenditures.......      1,413         8,134     18,200
  Ratio of earnings to
    fixed charges(6)...         --           2.9x       2.0x
BALANCE SHEET DATA:
  (at end of period)
  Working capital......
  Total assets.........
  Long-term debt,
    including current
    portion............
  Total equity.........

-------------------------
(1) Interest expense in fiscal 1993 is also net of $185 of interest capitalized as construction in progress.

(2) Taxes on income for the fiscal years ended June 30, 1993 and 1994 and the period July 1 through December 18, 1994 are generally applicable to the Old Association's Canadian operations. During these periods, the Old Association conducted substantially all of its business activities as a member-owned non-profit cooperative association and, accordingly, no provision for U.S. income taxes was required. Taxes on income for the period December 19, 1994 through June 30, 1995 and for the fiscal years ended June 30, 1996 and 1997 and for the three month periods ended September 30, 1996 and 1997, represent operations after conversion from a cooperative association to a for-profit corporation, which resulted in a provision for U.S. income tax liabilities to be recorded.

(3) Represents FTD's interest in Renaissance Greeting Cards, Inc.
    ("Renaissance").

(4) Effective July 1, 1993, the Old Association and its consolidated subsidiaries adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," for its unfunded post-retirement health care program. See note 8 to the consolidated financial statements of FTD.

(5) Earnings (loss) per share has been calculated after giving effect to the Stock Split. The Old Association was a member-owned non-profit cooperative association and, accordingly, no stock was issued.

(6) In calculating the ratio of earnings to fixed charges, earnings consist of net income prior to income taxes, minority interest and cumulative effect of accounting change, plus fixed charges. Fixed charges consist of interest expense and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings for the period July 1 through December 18, 1994 were insufficient to cover fixed charges by $2,537. Earnings for the years ended June 30, 1996 and 1997 and the three month period ended September 30, 1996, were insufficient to cover fixed charges by $8,574, $1,331 and $535, respectively.

(7) Adjusted to give effect to this Offering, assuming all Shares are sold for cash.

                                  RISK FACTORS

     Prospective investors should consider carefully the following factors as well as the other information set forth in this Prospectus prior to making a decision to purchase Shares in the Offering.

ABSENCE OF MARKET VALUE IN DETERMINING OFFERING PRICE


     No established public trading market exists for the Class A Common Stock, and accordingly, the Offering Price for the Shares has not been set based on any market price of the Class A Common Stock or pursuant to arms' length negotiation with any third party. Rather, the Offering Price has been determined by the Board of Directors of FTD after giving consideration to many complex factors, including the historical operations and prospects of the Company, competitive conditions in the floral industry and general economic conditions. No assurance can be given that the Offering Price is equal to or exceeds the fair value of the Shares. See "THE OFFERING -- Determination of Offering Price."


RESTRICTIONS ON TRANSFER; REDEMPTION; ABSENCE OF PUBLIC MARKET

     The transfer of the Shares will be restricted until the earlier of (i) three years from the closing of the Offering or (ii) 180 days after the consummation of an Initial Public Offering. Until such time, the Shares can be transferred only to Permitted Transferees of the Participating Member (who are not permitted to further transfer the Shares except to such Participating Member or the Company) or, subject to FTD's right of first refusal, to another Active Member of FTD Association in good standing. In addition, if any Participating Member ceases to be an Active Member of FTD Association, FTD will have the option of redeeming any Shares held by such Participating Member or any Permitted Transferee of such Participating Member to whom such Participating Members transferred such Shares at the greater of (i) the Fair Market Value (as defined) of the Shares as determined in the good faith discretion of an officer of the Company and (ii) the Offering Price. See "THE OFFERING -- Restrictions on Transfer of Shares; Optional Redemption." The Class A Common Stock is not currently listed for trading on any securities exchange, and there can be no assurance that a trading market for the Class A Common Stock will ever exist.

NO MINIMUM NUMBER OF SHARES REQUIRED TO BE SOLD

     The Shares are being offered by FTD to satisfy its obligations pursuant to the Mutual Support Agreement. Completion of the sale of the Shares pursuant to the Offering is not conditioned upon the sale of any minimum number of Shares. All subscriptions will be irrevocable by subscribers when received by FTD. Those Shares subscribed for under subscriptions accepted by FTD as of the Offering Termination Date will constitute the Shares sold in the Offering.

RECENT NET OPERATING LOSSES


     The Company's revenue decreased approximately 2.2% for fiscal 1997 and decreased approximately 3.3% for fiscal 1996 compared to the prior fiscal years. The Company reported net losses of approximately $1.7 million and $6.7 million in fiscal 1997 and 1996, respectively. The net loss in fiscal 1997 was partially attributable to certain non-recurring expenses of $4.5 million related to FTD's facility consolidation efforts including the writeoff of the trained workforce intangible asset. Due to seasonal variations in the Company's business, as well as the timing of expenditures, the net income for the three months ended September 30, 1997 of $0.2 million versus a net loss of $0.5 million reported for the same period in fiscal 1997 is not necessarily indicative of the results of operations for the full year. See "Prospectus Summary -- Recent Developments." Operating results for 1996 were negatively impacted by increases in interest expense and the amortization of goodwill and other intangible assets which were related to the Acquisition. There can be no assurance that the Company will have net earnings in the future.

SUBSTANTIAL LEVERAGE; NEGATIVE TANGIBLE STOCKHOLDERS' EQUITY

     FTD has consolidated indebtedness that is substantial in relation to its stockholders' equity. As of September 30, 1997, FTD had $80.3 million principal amount of long-term debt (including current portion of $9.3 million), $27.3 million of equity and a tangible net deficit (equity reduced by the amount of goodwill and other intangible assets) of approximately $50.2 million. As of September 30, 1997, assuming the sale of all Shares in the Offering, the equity
will be $[      ] ($      per Share) and the tangible net deficit will be
$[      ] ($      per Share).

     The significant indebtedness has several important consequences for purchasers of Shares including but not limited to the following: (i) a substantial portion of FTD's cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) FTD's flexibility to obtain additional financing in the future for working capital, capital expenditures or acquisitions or to refinance indebtedness may be significantly impaired; and (iii) FTD's substantial leverage may make it more vulnerable to economic downturns and limit its ability to withstand competitive pressures or take advantage of business opportunities.

     FTD's ability to satisfy its debt service obligations depends on its future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond FTD's control. If FTD is unable to service its indebtedness, it will be forced to adopt an alternative strategy that may include actions such as reducing or delaying capital expenditures, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these strategies could be effected on satisfactory terms, if at all. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

CONTINUED APPLICABILITY OF CONSENT ORDER

     The Operating Company is subject to certain operating restrictions pursuant to the Modified Final Judgment, dated November 13, 1990, of the United States District Court for the Eastern District of Michigan in United States of America
v. Florists' Telegraph Delivery Association, Civ. No. 56-15748, and United States of America v. Florists' Transworld Delivery Association, Civ. No. 66-28784 (collectively referred to as the "Consent Order"). Among its terms, the Consent Order prohibits restricting FTD Association membership to florists who are not subscribers to a competing clearinghouse. The Consent Order expires on August 1, 2005.

COMPETITION; CONTINUED DECLINE IN SHARE OF U.S. CLEARING BUSINESS

     Management estimates, based on data provided by the American Floral Endowment, an industry research organization, that FTD's share of the U.S. clearing business (as measured by the percentage of total transactions cleared) has declined from 54.0% in 1994 to approximately 40.0% in 1996. Management believes that the decline in FTD's share has been due to competition from other clearinghouses. FTD expects a continuing decrease in the number of floral orders cleared by FTD, which it expects, based on historical trends, to be partially offset by a continued increase in the average dollar amount per floral order cleared. If the decline in the number of floral orders cleared is more severe than the Company expects and/or the increase in the average dollar value per transaction cleared is not realized, such decline could have a material adverse effect on FTD's financial condition, results of operations and liquidity. See "BUSINESS -- Competition."

     FTD faces significant competition in its businesses. In particular, based on FTD's Dual Member Study for 1996, over 80% of FTD's members subscribe to competing clearinghouses, and competition to provide clearinghouse services is intense. In addition, FTD's members may use the Mercury Network to transmit orders to be cleared through competing clearinghouses.

RELIANCE ON THE RETAIL FLORIST INDUSTRY; DECLINE IN RETAIL FLORIST SALES

     The operating and financial success of FTD's business has been and is expected to continue to be dependent on the financial performance of the retail florist industry. Management estimates, based on data provided by various industry publications, that retail floriculture industry revenues (excluding floral hardgoods) increased from $5.9 billion to $15.0 billion from 1983 through 1996. Retail florists are now second to mass merchants as a distribution channel in the floral industry in the United States. This is primarily due to the growth of non-traditional channels of distribution such as the mass merchandisers, supermarkets, 1-800 numbers, on-line computer sales, mail order catalogs, home shopping networks and audiotex telephone shopping. From 1983 to 1996 the share of floral sales attributable to retail florists declined from 63% to approximately 35%. There can be no assurance that the retail florist industry will not continue to lose market share to other floral distribution channels, nor that retail florist revenues and flowers-by-wire transactions will not decline in absolute terms. A sustained decline in the sales volume of the retail florist industry could have a material adverse effect on FTD.

SEASONALITY

     FTD generated 22.8%, 25.6%, 29.2% and 22.4% of total revenue in the quarters ended September 30, December 31, March 31 and June 30 of fiscal 1997, respectively. FTD's revenue typically exhibits a modest degree of seasonality as demonstrated in fiscal 1997. FTD's operating income also fluctuates over the course of the fiscal year, with FTD generating slightly more of its operating income in the fiscal quarters ending September 30 and March 31. This fluctuation is primarily attributable to (i) increased advertising and promotional expenditures during the holiday seasons in the fiscal quarters ending December 31 and June 30 and (ii) a Clearinghouse volume incentive program, which experiences higher expenses as a result of increased volume during these holiday seasons. FTD's working capital, cash and short-term borrowings also fluctuate during the year as a result of the factors set forth above.

CONTROLLING STOCKHOLDERS

     The principal stockholders of FTD Corporation are Perry Acquisition Partners L.P. ("Perry Partners"), a group of five investment funds (the "Bain Funds") controlled by Bain Capital, Inc. ("Bain"), and three investment funds (the "Fleet Funds"), two of which are controlled by Fleet Financial Group, Inc. ("FFG"), and one of which is controlled by an affiliate of an FFG subsidiary (referred to collectively herein as the "Principal Stockholders").

     Perry Partners owns approximately 49.06% of the Common Stock, representing approximately 61.12% of the total voting power. Following the consummation of the Offering, Perry Partners will own approximately 45.62% of the Common Stock, representing approximately 55.87% of the total voting power (assuming all of the Shares are sold and no shares of Class B Common Stock are converted). By virtue of such stock ownership and the terms of the Stockholders' Agreement (as defined), Perry Partners has the power to control, subject to certain exceptions, matters submitted to stockholders and to elect a majority of the directors of FTD. The Bain Funds own in the aggregate approximately 17.62% of the Common Stock, representing approximately 21.96% of the total voting power. Following the consummation of the Offering, the Bain Funds will own, in the aggregate, approximately 16.39%, of the Common Stock, representing approximately 20.07% of the total voting power (assuming all of the Shares are sold and no shares of Class B Common Stock are converted). By virtue of the Stockholders' Agreement, the consent of the Bain Funds is needed with respect to certain actions submitted to the Board of Directors or stockholders of FTD, and the Bain Funds have the right to have three of their designees nominated as directors of FTD Corporation. See "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" and "DESCRIPTION OF CAPITAL STOCK -- Stockholders' Agreement."

     FTD Corporation currently has 3,000,000 shares of Class B Common Stock outstanding, all of which are non-voting. The Fleet Funds own 23.29% of the outstanding Class B Common Stock. Under certain circumstances the Class B Common Stock may be converted to Class A Common Stock at a rate of one share of Class A Common Stock for each share of Class B Common Stock tendered and such conversion could decrease the proportionate voting power of the other stockholders. Additionally, the Board of Directors of the Company is authorized to issue one or more series of preferred stock. The issuance of such preferred stock could adversely effect the voting power of the Class A Common Stock and could, under certain circumstances, have the effect of preventing a change in control of the Company. See "DESCRIPTION OF CAPITAL STOCK."

     The Company has entered into a Management Consulting Services Agreement with certain parties related to each of the Principal Stockholders to provide financial advisory services to the Company. Pursuant to the Management Consulting Services Agreement, the Principal Stockholders received $1.0 million for each of the years ended June 30, 1997 and 1996, and for the period December 19, 1994 through June 1995. See "RELATIONSHIP WITH AFFILIATES."

THE ACQUISITION AND RELATIONSHIP WITH FTD ASSOCIATION

     Pursuant to the terms of the Mutual Support Agreement between the Operating Company and FTD Association, FTD's ability to change its operations is restricted in certain ways. See "BUSINESS -- The Acquisition and Relationship with FTD Association."

RESTRICTIONS ON FTD'S OPERATIONS IMPOSED BY TERMS OF INDEBTEDNESS

     The Operating Company's credit agreement with its principal lenders (the "Bank Credit Agreement") restricts the ability of FTD and its subsidiaries, including the Operating Company, to, among other things, incur additional indebtedness, consummate certain asset sales, incur liens, pay dividends or make certain other restricted payments or investments, enter into certain transactions with affiliates, merge or consolidate with any other person or convey, lease, sell, transfer or otherwise dispose of all or substantially all of its business or property, modify the material terms of its constituent documents and engage in unrelated businesses. The Bank Credit Agreement also imposes limitations on FTD's ability to restrict the ability of its subsidiaries to pay dividends or make certain payments to FTD or any of its other subsidiaries. In addition, the Indenture with respect to the Operating Company's $60,000,000 principal amount 14% Series B Senior Subordinated Notes due 2001 (the "Notes") imposes similar restrictions on the Operating Company.

     The Bank Credit Agreement also requires FTD and its consolidated subsidiaries to maintain specified financial ratios and satisfy certain financial tests. FTD's ability to meet such financial ratios and tests may be affected by events beyond its control, and there can be no assurance that FTD will meet such tests. A breach of any of these covenants could result in an event of default under the Bank Credit Agreement. If an event of default under the Bank Credit Agreement occurs, the lenders could elect to declare all amounts borrowed under the Bank Credit Agreement, together with accrued interest, to be immediately due and payable and to terminate all commitments under the revolving credit facility under the Bank Credit Agreement. If the Operating Company (or FTD pursuant to its guaranty of such payments) were unable to repay all amounts declared due and payable, the lenders could proceed against the collateral granted to them to satisfy the indebtedness and other obligations due and payable. Substantially all of the assets of FTD and its subsidiaries are pledged as security under the Bank Credit Agreement. If the Bank Credit Agreement indebtedness were to be accelerated, there can be no assurance that the assets of the Operating Company would be sufficient to repay in full such indebtedness and the other indebtedness of FTD and the Operating Company, which, upon a liquidation of the Company, are required to be paid in full before any distribution on the Common Stock could be made. See "DESCRIPTION OF BANK CREDIT AGREEMENT."

RESTRICTIONS ON DIVIDENDS

     The Company is currently prohibited from paying cash dividends on its Common Stock, including the Class A Common Stock, by covenants contained in certain of the Company's financing arrangements. See "DIVIDEND POLICY."


DILUTION OF INVESTMENT



     If all Shares offered hereby are sold, there will be a net tangible deficit
per share of $[      ]. This a difference of $[      ] from the Offering Price
of $     per share. See "DILUTION."

                                  THE OFFERING

GENERAL


     The Company completed its initial offering to FTD Association members in 1995 (the "1995 Members' Offering") at a offering price of $2.68 per Share (as adjusted to reflect the Stock Split). FTD is hereby offering in the United States to Active Members (defined in the Articles of Incorporation of FTD Association as an FTD Association member that is an individual, partnership, firm or corporation of good reputation engaged in the retail floral business) of FTD Association, who may legally purchase Shares in the respective state in
which they reside, up to 1,146,078 Shares at a price of $     per Share.



     Active Members may legally purchase Shares if all required action has been taken to register or qualify the Shares under the blue sky or state securities laws of the state in which such member resides. The Company has made application in all states to have the Shares registered or qualified for sale in such states; however, there can be no assurance that such registration or qualification will be obtained in each state. In order to purchase Shares in the Offering, an Active Member must subscribe for Shares in accordance with the procedures described below and the instructions contained in the subscription materials accompanying this Prospectus. In certain states the Offering is being facilitated through a registered broker in order to comply with applicable state securities laws.



     The Offering is being conducted by FTD pursuant to the Mutual Support Agreement. Completion of the sale of the Shares pursuant to the Offering is not conditioned upon the sale of any minimum number of Shares. If at the Offering Termination Date less than all of the Shares have been subscribed for, subscriptions that have been accepted by FTD will remain effective, and the Offering shall terminate with respect to the unsubscribed Shares to the extent such unsubscribed shares are not re-allocated among Participating Members as provided herein.


DETERMINATION OF OFFERING PRICE

     The Offering Price has been determined by the Board of Directors of FTD after giving consideration to many complex factors, including the historical operations and prospects of the Company, competitive conditions in the floral industry and general economic conditions. Although many factors have been considered, the specific Offering Price of the Shares does not have any direct relationship to the assets, earnings, book value or other measurable criteria of the Company. FTD has obtained an opinion of an investment banking firm that the Offering Price does not exceed the fair market value of the Shares. However, no assurance can be given that the Offering Price is equal to or exceeds the fair value of the Shares.

PLAN OF DISTRIBUTION

     The Company is offering and selling the Shares without the assistance of any underwriter. Instead, in order to satisfy the broker/dealer or agent registration requirements of the federal and state securities laws for an issuer or an employee of the issuer, except as otherwise noted hereafter, the Offering will be made through Bear Stearns & Co., a registered broker/dealer in all jurisdictions. In certain jurisdictions, officers of FTD will be used to offer shares. In such cases, such persons will comply with the provisions of Exchange Act Rule 3a4-1.

NOTICE OF COMMENCEMENT OF THE OFFERING


     Each Active Member in the United States received a Notice including a copy of this Prospectus and the subscription materials. By receiving a copy of this Prospectus and the subscription materials, Active Members became eligible to subscribe for Shares.


MEMBERS' ALLOCATIONS


     FTD may allocate the Shares among Participating Members on a fair and equitable basis as determined in the discretion of the Board of Directors of the Company and such allocation may be based in part upon the quantity of products purchased from FTD and the number of orders cleared through FTD. Additionally, the

Company may, in its sole discretion, reoffer any or all Unsubscribed Shares to Participating Members using the same factors as were used for the Initial Allocation.

SUBSCRIPTION PROCEDURES


     The Offering will terminate at 5:00 P.M., New York City time, on March 31, 1998, unless extended at FTD's discretion for up to an additional 60-day period. Participating Members may subscribe for Shares by properly completing and signing a Subscription Agreement and delivering the Subscription Agreement to the address set forth below prior to 5:00 P.M., New York City time, on the Offering Termination Date. The instructions accompanying the Subscription Agreement should be read carefully and followed in detail. COMPLETED SUBSCRIPTION AGREEMENTS SHOULD BE SENT BY MAIL, OVERNIGHT DELIVERY, HAND DELIVERY OR FACSIMILE TO:



                                FTD CORPORATION


                              3113 WOODCREEK DRIVE


                         DOWNERS GROVE, ILLINOIS 60515


                           FACSIMILE: (630) 719-


                         ATTN: 1998 FTD MEMBER OFFERING



     Each Participating Member who wishes to purchase Shares must subscribe for and purchase at least 50 Shares, or they will not be entitled to purchase any Shares. To the extent that any Participating Member does not return a properly completed Subscription Agreement and comply with the procedures set forth therein, such member will no longer have any right to participate in the Offering. FTD may elect, in its sole discretion, to reoffer any or all Unsubscribed Shares to Participating Members using the same factors as were used for the Initial Allocation. FTD will notify each Participating Member of the total number of Unsubscribed Shares allotted to them and the aggregate Purchase Price following the Offering Termination Date.



     THE METHOD OF DELIVERY OF THE SUBSCRIPTION AGREEMENT TO THE COMPANY WILL BE AT THE ELECTION AND RISK OF EACH PARTICIPATING MEMBER. IF SENT BY MAIL, FTD RECOMMENDS THAT COMPLETED SUBSCRIPTION AGREEMENTS BE SENT BY REGISTERED MAIL, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE PROVIDED FOR TO ENSURE DELIVERY OF THE SUBSCRIPTION AGREEMENT TO THE COMPANY PRIOR TO THE OFFERING TERMINATION DATE.



     SUBSCRIPTION AGREEMENTS RECEIVED BY THE COMPANY FROM PARTICIPATING MEMBERS MAY NOT BE REVOKED.


RESTRICTIONS ON TRANSFER OF SHARES; OPTIONAL REDEMPTION

     Shares sold to Participating Members in the Offering will be subject to certain restrictions on transfer during the Restriction Period, which terminates on the earlier of (i) three years from the closing of the Offering or (ii) 180 days after the consummation of an Initial Public Offering (as defined below). During the Restriction Period, Shares may not be transferred by Participating Members, other than to (1) Permitted Transferees, which include family members or affiliates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act, summarized below) of such Participating Member or (2) subject to the Company's right of first refusal, other Active Members of FTD Association in good standing. Such Permitted Transferees are not permitted to make any further transfer of the Shares, except to such Participating Member or the Company. FTD's right of first refusal gives FTD an irrevocable option for 30 days after it receives written notice from a Participating Member that such Participating Member wishes to transfer his Shares, to purchase the Shares at the price proposed to be paid by the purchaser. If FTD elects not to purchase the Shares, the sale of the Shares must be consummated at the price proposed by the purchaser within 20 days after FTD's option lapses.

     Rule 12b-2 defines an affiliate of a person to mean a person that directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the person specified. For purposes of the transfer restrictions on the Shares, "Initial Public Offering" means the sale of Class A Common Stock to the public in an offering pursuant to an effective registration statement filed with the Commission under the Securities Act that results in an active trading market in the Class A Common Stock (such an active trading market shall be deemed to exist if, among other things, the Class A Common Stock is listed on a national securities exchange or on the Nasdaq Stock Market-National Market System); provided that an Initial Public Offering does not include an offering made in connection with a business acquisition or combination or an employee benefit plan or an offering of securities by FTD solely to members of FTD Association made pursuant to the Mutual Support Agreement.

     The certificates representing the Shares will contain a legend in substantially the following form:

     THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A SUBSCRIPTION AGREEMENT BETWEEN FTD CORPORATION (THE "COMPANY") AND THE ORIGINAL HOLDER OF THIS SECURITY, A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY. NO TRANSFER, SALE, ASSIGNMENT, PLEDGE, HYPOTHECATION OR OTHER DISPOSITION OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY BE MADE EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF SUCH SUBSCRIPTION AGREEMENT. THE HOLDER OF THIS CERTIFICATE, BY ACCEPTANCE OF THIS CERTIFICATE, AGREES TO BE BOUND BY ALL OF THE PROVISIONS OF SUCH SUBSCRIPTION AGREEMENT, INCLUDING RESTRICTIONS RELATING TO THE TRANSFER OF SECURITIES REPRESENTED HEREBY.

     If any Participating Member ceases to be an Active Member of FTD Association, FTD will have the irrevocable option during the Restriction Period to redeem any Shares held by such Participating Member or any Permitted Transferees of such Participating Member to whom such Shares have been transferred at the greater of (i) the value of the Shares, determined in good faith by an officer of the Company, in his sole discretion, based on the earnings, book value and prospects of the Company in light of market conditions generally ("Fair Market Value") or (ii) the Offering Price.

PAYMENT OF PURCHASE PRICE


     Participating Members will be billed for the Purchase Price through FTD's Clearinghouse system. Any Participating Member who fails to pay any portion of its bill for the Purchase Price by the Final Payment Date will not be entitled to purchase Shares, and the Company in its sole discretion may terminate the Subscription Agreement executed by such Participating Member, in which case the billing for the Purchase Price of the Shares will be reversed.


DETERMINATIONS AS TO VALIDITY; INQUIRIES

     All questions concerning the timeliness, validity, form and eligibility of Subscription Agreements and payments received will be determined by FTD, in its sole discretion, and such determinations will be final and binding. FTD, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported subscription for Shares. Subscription Agreements will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as FTD determines in its sole discretion. FTD will not be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Agreements or incur any liability for failure to give such notification.

     ANYONE WITH QUESTIONS OR REQUIRING ASSISTANCE CONCERNING THE PROCEDURES FOR PURCHASING SHARES SHOULD CALL FTD AT (630) 719-7800 AND ASK TO SPEAK TO A REPRESENTATIVE ABOUT THE FTD MEMBER OFFERING.

ISSUANCE OF CERTIFICATES REPRESENTING SHARES

     Certificates representing Shares purchased pursuant to the Offering will be delivered to purchasers as soon as practicable following the Final Payment Date.

RIGHT TO AMEND OR TERMINATE THE OFFERING

     FTD expressly reserves the right to amend the terms and conditions of the Offering, whether the amended terms and conditions are more or less favorable to Active Members or Participating Members. In the event of a material change in the terms of the Offering, FTD will file a post-effective amendment to the Registration Statement, of which this Prospectus is a part, and resolicit subscribers to the extent required by the Commission. FTD expressly reserves the right, at any time prior to delivery of Shares offered hereby, to terminate or suspend the Offering, if the Offering is prohibited by law or regulation or the Board of Directors concludes, in its sole judgment, that it is not in the best interests of FTD to complete the Offering under the circumstances. If the Offering is so terminated, all amounts debited from Participating Members' accounts will be promptly credited to such accounts without interest.

                                USE OF PROCEEDS


     The Offering is being made pursuant to the Mutual Support Agreement. See
"THE OFFERING." The estimated proceeds of approximately $   million (assuming
all of the Shares are sold for cash) from the consummation of the Offering will be used by the Company to defray the expenses of the Offering, estimated to be
approximately $[       ], and for working capital needs and general corporate
purposes of the Operating Company, including acquisitions. However, there is currently no definitive agreement in effect nor is there any existing plan, commitment or other understanding with respect to FTD's acquisition of any company, and there is no probable acquisition pending of any company whose acquisition would have a material effect on the consolidated financial statements of FTD.


                                DIVIDEND POLICY

     The Company has not paid dividends on its Common Stock since its inception in March 1993. The Company is currently prohibited from paying cash dividends on its Common Stock, including the Class A Common Stock, by covenants contained in certain of the Company's financing arrangements. In the event the payment of dividends is not prohibited in the future by such covenants, the decision whether to pay dividends on the Common Stock will be determined by the Board of Directors in light of the Company's earnings, cash flows, financial condition, business prospects and other relevant factors. Holders of Class A and Class B Common Stock will be entitled to share ratably, as a single class, in any dividends paid on the Common Stock.

                                    DILUTION


     The net tangible book value of the Company at [          ], 1998 was
$[       ] per share of Common Stock. Net tangible book value per share after giving effect to the Offering represents the amount of total tangible assets of the Company less the amount of total liabilities, divided by the number of shares of Common Stock outstanding, after giving effect to the Stock Split and sale by the Company of up to 1,146,078 shares of Class A Common Stock in the
Offering at the Offering price of $     per share. "Dilution" per share is
determined by subtracting pro forma net tangible book value per share from the amount to be paid for a share of Class A Common Stock in the Offering.


     The following table illustrates the calculation of the per share dilution described above:


                                                                                   PRO FORMA AFTER
                                                                                    GIVING EFFECT
                                                                EXISTING           TO THE OFFERING
                                                              STOCKHOLDERS         FEBRUARY, 1998
                                                              ------------         ---------------
Offering Price per share....................................    $                     $
Pro forma net tangible book value per share at           ,
  1998......................................................    $      []             $      []
Net tangible book value dilution per share to new
  Investors.................................................    $                     $


     The following table sets forth on a pro forma basis the distribution between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total effective cash cost and the average price per share paid to the Company.


                                      SHARES PURCHASED               TOTAL CONSIDERATIONS
                                   -----------------------         -------------------------   AVERAGE PRICE
                                   NUMBER          PERCENT          AMOUNT           PERCENT     PER SHARE
                                   ------          -------          ------           -------   -------------
Existing stockholders............                        %         $       []              %      $
New investors....................                                                                 $
                                                                   ---------
     Total.......................                  100.00%         $                 100.00%
                                                   ======          =========         ======

                       SELECTED HISTORICAL FINANCIAL DATA


     The following table sets forth selected historical data of the Old Association for the fiscal years ended June 30, 1993 and 1994 and the period from July 1, 1994 to December 18, 1994, and of FTD for the period December 19, 1994 to June 30, 1995 and the fiscal years ended June 30, 1996 and 1997 and the three month periods ended September 30, 1996 and 1997. The selected historical balance sheet and statement of operations data as of and for the fiscal years ended June 30, 1993 and 1994 were derived from the audited consolidated financial statements of the Old Association. The Acquisition was consummated on December 19, 1994. The selected historical statement of operations data for the period from December 19, 1994 to June 30, 1995, for the years ended June 30, 1996 and 1997 and the balance sheet data as of June 30, 1995, 1996 and 1997 derived from the audited consolidated financial statements of FTD. The selected historical statement of operations data for each of the three month periods ended September 30, 1996 and 1997 and the balance sheet data as of September 30, 1996 and 1997 were derived from unaudited consolidated financial statements of FTD and have been prepared on the same basis as the audited financial statements included herein. In the opinion of management such unaudited financial statements include all adjustments necessary to present fairly the information set forth therein which consist solely of normal necessary adjustments. The results of operations for the three month period ended September 30, 1997 are not necessarily indicative of results of operations for the full year. See "Prospectus Summary -- Recent Developments." The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements for the years ended June 30, 1995, 1996 and 1997 and the three month periods ended September 30, 1996 and 1997, of FTD, including the notes thereto, appearing elsewhere in this Prospectus.


                                        CONSOLIDATED FTD CORPORATION                          OLD ASSOCIATION
                          --------------------------------------------------------   ----------------------------------
                          THREE MONTHS ENDED                          DECEMBER 19,      JULY 1
                             SEPTEMBER 30,      YEAR ENDED JUNE 30,   1994 THROUGH     THROUGH      YEAR ENDED JUNE 30,
                          -------------------   -------------------     JUNE 30,     DECEMBER 18,   -------------------
                            1997       1996       1997       1996         1995           1994         1994       1993
                            ----       ----       ----       ----     ------------   ------------     ----       ----
(THOUSANDS OF DOLLARS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Marketplace.............  $ 12,529   $ 13,639   $ 49,738   $ 57,924     $ 35,460       $ 28,556     $ 58,987   $ 63,606
Clearinghouse...........     6,777      6,627     34,383     37,070       24,738         16,093       42,386     44,717
Mercury Network.........     8,021      8,497     37,558     34,138       17,618         13,865       30,113     27,596
Other...................     8,160      8,305     40,904     37,123       18,702         16,818       35,074     33,276
                          --------   --------   --------   --------     --------       --------     --------   --------
Total revenue...........    35,487     37,068    162,583    166,255       96,518         75,333      166,560    169,195
Cost of goods sold and
  services provided.....    22,038     23,353     96,306    104,386       58,567         49,109      102,260    103,622
Selling, general, and
  administrative........    10,136     11,312     55,769     58,376       30,669         28,684       57,625     61,073
                          --------   --------   --------   --------     --------       --------     --------   --------
Income (loss) from
  operations............     3,313      2,403     10,508      3,493        7,282         (2,460)       6,675      4,500
Other expense, net(1)...     2,676      2,938     11,839     12,067        5,827             77          795      1,178
Income taxes
  (benefit)(2)..........       458         24        416     (1,813)       1,021             35           92         42
Minority interest(3)....        (1)       (11)       (14)       (33)           8             --           --         --
Cumulative effect of
  accounting
  change(4).............        --         --         --         --           --             --        6,277         --
                          --------   --------   --------   --------     --------       --------     --------   --------
Net income (loss).......  $    180   $   (548)  $ (1,733)  $ (6,728)    $    426       $ (2,572)    $   (489)  $  3,280
                          ========   ========   ========   ========     ========       ========     ========   ========
Earnings (loss) per
  share(5)
Primary.................  $    .01   $   (.04)  $   (.12)  $   (.51)    $    .03
Fully Diluted...........  $    .01   $   (.04)  $   (.12)  $   (.51)    $    .03
OTHER DATA:
Depreciation and
  amortization..........  $  3,333   $  3,575   $ 15,606   $ 14,231     $  6,525       $  4,911     $ 10,144   $  9,043
Capital expenditures....       402      1,386      2,614      4,950        3,082          1,413        8,134     18,200
Ratio of earnings to
  fixed charges(6)......       1.2x        --         --         --          1.2x            --          2.9x       2.0x
BALANCE SHEET DATA:
  (at end of period)
Working capital.........  $  7,073   $  2,388   $  5,466   $  2,718     $  6,546                    $ 16,918   $ 12,581
Total assets............   177,116    198,109    181,724    196,082      203,864                     135,506    125,816
Long-term debt,
  including current
  portion...............    80,260     94,852     82,400     96,277      100,757                      33,463     33,746
Total equity............  $ 27,267   $ 28,570   $ 27,172   $ 29,140     $ 35,080                    $ 36,216   $ 40,521

-------------------------
(1) Interest expense in fiscal 1993 is also net of $185 of interest capitalized as construction in progress.

(2) Taxes on income for the fiscal years ended June 30, 1993 and 1994 and the period July 1 through December 18, 1994 are generally applicable to the Old Association's Canadian operations. During these periods, the Old Association conducted substantially all of its business activities as a member-owned non-profit cooperative association and, accordingly, no provision for U.S. income taxes was required. Taxes on income for the period December 19, 1994 through June 30, 1995 and for the fiscal years ended June 30, 1996 and 1997 and for the three month periods ended September 30, 1996 and 1997, represent operations after conversion from a cooperative association to a for-profit corporation, which resulted in a provision for U.S. income tax liabilities to be recorded.

(3) Represents FTD's interest in Renaissance.

(4) Effective July 1, 1993, the Old Association and its consolidated subsidiaries adopted Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Post-Retirement Benefits Other Than Pensions," for its unfunded post-retirement health care program. See note 8 to the consolidated financial statements of FTD.

(5) Earnings (loss) per share has been calculated after giving effect to the Stock Split. The Old Association was a member-owned non-profit cooperative association and, accordingly, no stock was issued.

(6) In calculating the ratio of earnings to fixed charges, earnings consist of net income prior to income taxes, minority interest and cumulative effect of accounting change, plus fixed charges. Fixed charges consist of interest expense and the component of rental expense believed by management to be representative of the interest factor thereon. Earnings for the period July 1 through December 18, 1994 were insufficient to cover fixed charges by $2,537. Earnings for the years ended June 30, 1996 and 1997, and the three month period ended September 30, 1996, were insufficient to cover fixed charges by $8,574, $1,331 and $535, respectively.

                 MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                        CONDITION AND RESULTS OF OPERATIONS

     Except for the historical information contained in this Prospectus, certain statements made herein are forward-looking statements that involve risks and uncertainties and are subject to important factors that could cause FTD's actual results to differ significantly from the results discussed in the forward-looking statements, including without limitation, the effect of economic and market conditions and the impact of competitive activities. The following discussion should be read in conjunction with the Consolidated Financial Statements including the notes thereto included elsewhere in this Prospectus. See "INDEX TO CONSOLIDATED FINANCIAL STATEMENTS."

EFFECT OF ACQUISITION ON RESULTS OF OPERATIONS

     The Acquisition was consummated on December 19, 1994. Accordingly, the results of operations from December 19, 1994 through June 30, 1995 and for the years ended June 30, 1996 and 1997 and for the three month periods ended September 30, 1996 and 1997, represent those of FTD Corporation and its consolidated subsidiaries. Results of operations prior to December 19, 1994 are those of the Old Association. The Acquisition generally affected FTD's results of operations as follows: (i) certain trade association activities previously conducted by FTD are now being conducted by FTD Association; (ii) immediately following the consummation of the Acquisition, the Operating Company was converted from a non-profit cooperative association owned by its members to a for-profit corporation; (iii) in connection with the Acquisition, FTD recorded a $7.0 million liability subsequently adjusted to $3.9 million for the costs of termination benefits and other expenses associated with FTD's employee headcount reduction and the planned consolidation of FTD's data processing facilities;
(iv) as a result of the Acquisition, FTD's balance sheet carries significant goodwill; (v) certain provisions of the Mutual Support Agreement may impact, among other things, product pricing in transactions with FTD Association members; and (vi) the Company has implemented or plans to implement several cost reduction strategies, including a reduction in costs related to the Company's Board of Directors, the elimination of costs associated with trade activities of the Old Association and a reduction in various general and administrative expenses of the Old Association (offset by additional costs related to the new management team and out-sourcing certain functions).

RESULTS OF OPERATIONS

     The following table illustrates the total revenue generated by FTD's major businesses and summarizes FTD's historical results of operations for the three fiscal years ended June 30, 1997, 1996 and 1995 and the three month periods ended September 30, 1997 and 1996:

                                               THREE MONTHS ENDED
                                                  SEPTEMBER 30,           YEAR ENDED JUNE 30,
                                               -------------------   ------------------------------
                                                 1997       1996       1997       1996       1995
                                                 ----       ----       ----       ----       ----
REVENUE:
  Marketplace................................   $12,529    $13,639   $ 49,738   $ 57,924   $ 64,016
  Clearinghouse..............................     6,777      6,627     34,383     37,070     40,831
  Mercury Network............................     8,021      8,497     37,558     34,138     31,483
  Other......................................     8,160      8,305     40,904     37,123     35,521
                                                -------    -------   --------   --------   --------
Total revenue................................    35,487     37,068    162,583    166,255    171,851
Cost of goods sold and services provided.....    22,038     23,353     96,306    104,386    107,676
Selling, general and administrative..........    10,136     11,312     55,769     58,376     59,353
                                                -------    -------   --------   --------   --------
Income from operations.......................   $ 3,313    $ 2,403   $ 10,508   $  3,493   $  4,822
                                                =======    =======   ========   ========   ========

THREE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1996

     The following is a discussion of changes in the Company's financial condition and results of operations for the three month period ended September 30, 1997, compared with the three month period ended September 30, 1996.

     Revenue decreased by $1.6 million, or 4.3%, to $35.5 million for the three month period ended September 30, 1997, compared to $37.1 million for the three month period ended September 30, 1996. This decline in revenue was primarily the net result of decreases in Marketplace and Mercury Network revenue.

     Marketplace revenue decreased by $1.1 million, or 8.1%, to $12.5 million for the three month period ended September 30, 1997 compared to $13.6 million for the three month period ended September 30, 1996. The decrease from the prior year was the result of the timing of several shipments which resulted in lower sales volume of holiday products. Marketplace revenue was 35.2% and 36.7% of total revenue for the three months ended September 30, 1997 and 1996, respectively.

     Mercury Network revenue decreased by $0.5 million, or 5.9%, to $8.0 million for the three months ended September 30, 1997 from $8.5 million for the three month period ended September 30, 1996. This decrease is primarily due to a decrease in sales of Advantage Business Systems.

     The cost of goods sold and services provided decreased by $1.4 million, or 6.0%, to $22.0 million for the three month period ended September 30, 1997 from $23.4 million for the three month period ended September 30, 1996. This is primarily the result of lower cost of goods sold related to lower Marketplace sales discussed above. In addition, FTD realized cost reductions resulting from improvement in customer service operations. As a percent of revenue, cost of goods sold and services provided decreased slightly to 62.0% for the three month period ended September 30, 1997, from 63.1% for the three month period ended September 30, 1996.

     Selling, general and administrative expenses decreased $1.2 million, or 10.6%, to $10.1 million for the three month period ended September 30, 1997, from $11.3 million for the three month period ended September 30, 1996. The decrease is primarily due to FTD's lower advertising and promotional expenditures in the first quarter of fiscal 1998 as compared to the same period in fiscal 1997, as well as lower administrative expenses due to the Company's facility consolidation in fiscal 1997.

     Interest expense for the three month period ended September 30, 1997 was $3.0 million as compared to $3.3 million for the three month period ended September 30, 1996. The decrease of $0.3 million resulted from a reduction in debt during the three month period ended September 30, 1997.

     Income tax expense for the three month period ended September 30, 1997 was $0.5 million compared to minimal tax expense for the comparable three month period ended September 30, 1996. The change resulted from the increase in taxable income.

     Net income was $0.2 million for the three month period ended September 30, 1997, an improvement of $0.7 million, from a loss of $0.5 million for the three month period ended September 30, 1996. The change is attributable to the factors previously discussed.

YEAR ENDED JUNE 30, 1997 COMPARED TO YEAR ENDED JUNE 30, 1996

     The following is a discussion of changes in the Company's financial condition and results of operations for the year ended June 30, 1997 compared with the year ended June 30, 1996.

     Revenue decreased by $3.7 million, or 2.2%, to $162.6 million for the year ended June 30, 1997 compared to $166.3 million for the year ended June 30, 1996. The decline in revenue was the net result of decreases in Marketplace and Clearinghouse revenue, partially offset by increases in Mercury Network and Other revenue.

     Marketplace revenue decreased by $8.2 million, or 14.2%, to $49.7 million for the year ended June 30, 1997 compared to $57.9 million for the year ended June 30, 1996. The decrease from the prior year was the result of lower sales volume of holiday products. Marketplace revenue was 30.6% and 34.8% of total revenue for the years ended June 30, 1997 and 1996, respectively.

     Clearinghouse revenue decreased by $2.7 million, or 7.3%, to $34.4 million for the year ended June 30, 1997 from $37.1 million for the year ended June 30, 1996. This was the net result of a decline in the volume of floral orders cleared through FTD and a 3.5% increase in the average revenue per order in accordance with overall industry trends. The Company believes the decline in the volume of orders cleared by FTD is due to competition from other clearinghouse services, and the general decline in industry clearings which has resulted from the general decline in the market share of retail florists. Clearinghouse revenue was 21.1% and 22.3% of total revenue for the years ended June 30, 1997 and 1996, respectively.

     Mercury Network revenue increased by $3.5 million, or 10.3%, to $37.6 million for the year ended June 30, 1997 from $34.1 million for the year ended June 30, 1996. An increase in terminal leasing revenue, order transmission income and sales of Advantage floral business systems were the major factors in the revenue increase. Mercury Network revenue was 23.1% and 20.5% of total revenue for the years ended June 30, 1997 and 1996, respectively.

     Other revenue experienced a net increase of $3.8 million, or 10.2%, to $40.9 million for the year ended June 30, 1997 from $37.1 million for the year ended June 30, 1996. This increase was primarily due to growth in the order volume of Direct Access (1-800-SEND-FTD) and publications revenue. Other revenue was 25.2% and 22.4% of total revenue for the years ended June 30, 1997 and 1996, respectively.

     The cost of goods sold and services provided decreased by $8.1 million, or 7.8%, to $96.3 million for the year ended June 30, 1997 from $104.4 million for the year ended June 30, 1996. This is primarily the result of lower cost of goods sold related to the Marketplace sales discussed above. In addition, FTD realized cost reductions resulting from improvements in customer service operations. As a percentage of revenue, cost of goods sold and services provided decreased slightly to 59.2% for the year ended June 30, 1997 from 62.8% for the year ended June 30, 1996.

     Selling, general and administrative expenses decreased by $2.6 million, to $55.8 million for the year ended June 30, 1997 from $58.4 million for the year ended June 30, 1996. This decrease is primarily due to FTD's decreased advertising and promotional expenditures in fiscal 1997. In addition, a pension curtailment gain of $2.7 million, a $0.8 million post-retirement curtailment gain and a $0.5 million pension settlement gain were partially offset by costs of $4.5 million due to FTD's facility consolidation efforts including the writeoff of the trained workforce intangible asset.

     Interest income for the years ended June 30, 1997 and 1996 was $1.5 million and $1.4 million, respectively. The increase is attributable to higher average invested cash. Interest expense for the year ended June 30, 1997 was $12.8 million as compared to $13.5 million in the prior year. The decrease of $0.7 million resulted from a reduction in debt during the year ended June 30, 1997. See "-- Liquidity and Capital Resources."

     Income taxes for the year ended June 30, 1997 reflect an expense of $ 0.4 million compared to a benefit of $1.8 million for the comparable period in the prior year. The tax expenses for the year ended June 30, 1997, represents the current year reduction to the company's deferred tax assets. The tax benefit for the year ended June 30, 1996 represents the amount of deferred tax benefit recognized as a result of the pretax loss incurred for the year.

     As a result of the factors described above, a net loss of $1.7 million resulted for the year ended June 30, 1997, an improvement of $5.0 million from a net loss of $6.7 million for the year ended June 30, 1996.

YEAR ENDED JUNE 30, 1996 COMPARED TO YEAR ENDED JUNE 30, 1995

     The following is a discussion of changes in the Company's financial condition and results of operations for the year ended June 30, 1996 compared with the year ended June 30, 1995. For purposes of presenting a meaningful comparison, as stated above, the year ended June 30, 1995 includes both: (i) results of the Operating Company's predecessor (Florists' Transworld Delivery Association) for the period prior to the Acquisition on December 19, 1994; and
(ii) the results of the Company from December 19, 1994 through June 30, 1995.

     Revenue decreased by $5.6 million, or 3.3%, to $166.3 million for the year ended June 30, 1996 compared to $171.9 million for the year ended June 30, 1995. The decline in revenue was partly due to the elimination of $2.7 million in revenue from trade association activities in the prior comparable period which, since the Acquisition, have no longer been conducted by the Company. The balance of the decline in revenue was the net result of decreases in Marketplace and Clearinghouse revenue, partially offset by Mercury Network and Other revenue.

     Marketplace revenue decreased by $6.1 million, or 9.5%, to $57.9 million for the year ended June 30, 1996 compared to $64.0 million for the year ended June 30, 1995. The decrease from the prior year was the result of lower sales of holiday, seasonal and non-branded everyday containers. This was partially offset by increased sales of the expanded perishables product line and FTD branded everyday products. Marketplace revenue was 34.8% and 37.3% of total revenue for the years ended June 30, 1996 and 1995, respectively.

     Clearinghouse revenue decreased by $3.7 million, or 9.2%, to $37.1 million for the year ended June 30, 1996 from $40.8 million for the year ended June 30, 1995. This was the net result of a decline in the volume of floral orders cleared through FTD and a 3.1% increase in the average revenue per order in accordance with overall industry trends. The Company believes the decline in the volume of orders cleared by FTD is due to competition from other clearinghouse services, and the general decline in industry clearings which has resulted from the general decline in the market share of retail florists. Clearinghouse revenue was 22.3% and 23.8% of total revenue for the years ended June 30, 1996 and 1995, respectively.

     Mercury Network revenue increased by $2.6 million, or 8.4%, to $34.1 million for the year ended June 30, 1996 from $31.5 million for the year ended June 30, 1995. An increase in terminal leasing revenue, order transmission income and equipment sales were the major factors in the revenue increase. Mercury Network revenue was 20.5% and 18.3% of total revenue for the years ended June 30, 1996 and 1995, respectively.

     Excluding the trade association related revenues from the prior year discussed above, Other revenue experienced a net increase of $4.3 million, or 13.1%, to $37.1 million for the year ended June 30, 1996 from $32.8 million for the year ended June 30, 1995. This increase was primarily due to growth in the order volume of the Direct Access business and in the volume of listings in the FTD Directory. Other revenue was 22.4% and 20.6% of total revenue for the years ended June 30, 1996 and 1995, respectively.

     The cost of goods sold and services provided decreased by $3.3 million, or 3.1%, to $104.4 million for the year ended June 30, 1996 from $107.7 million for the year ended June 30, 1995. The decrease in cost of goods sold and services provided is primarily due to a $6.2 million reduction in costs for products and distribution related to the lower Marketplace sales volume and a $1.8 million decrease due to lower costs of member programs which have not been conducted by the Company since the Acquisition. Offsetting these decreases was a depreciation expense increase of $1.1 million from the prior year primarily due to computer hardware and software acquisitions. Other offsetting cost increases resulted from the increase in Direct Access order volume, additional FTD Directory costs, field service costs and Mercury Network product and other costs. As a percentage of revenue, cost of goods sold and services provided remained relatively constant, with an increase to 62.8% for the year ended June 30, 1996 from 62.7% for the year ended June 30, 1995.

     Selling, general and administrative expenses decreased by $0.9 million, or 1.5%, to $58.4 million for the year ended June 30, 1996 from $59.3 million for the year ended June 30, 1995. Several factors contributed to the net decrease:
(i) non-recurring Acquisition related costs of $4.1 million were incurred by the Company during the year ended June 30, 1995; (ii) the elimination of approximately $1.3 million in costs of certain trade association activities in fiscal 1995 which, since the Acquisition, have not been conducted by the Company; (iii) various overhead reductions of $0.8 million affecting promotional costs; (iv) advertising activities related to the Company's member incentive program which was implemented during the year ended June 30, 1996 which amounted to $4.7 million; and (v) amortization of goodwill and other intangibles increased by $1.8 million for the year ended June 30, 1996 from the prior comparable period which included a partial year of amortization. Selling, general and administrative expenses increased, as a percent of revenue, to 35.1% from 34.5% for the year ended June 30, 1996 compared to 1995.

     Interest income for the years ended June 30, 1996 and 1995 was $1.4 million and $2.8 million, respectively. The decrease is attributable to lower average invested cash due to cash utilized to effect the Acquisition. Interest expense for the year ended June 30, 1996 was $13.5 million as compared to $8.7 million in the prior year. The increase of $4.8 million resulted from a full year of interest on the debt in fiscal 1996 versus a partial year of interest on the debt in fiscal 1995. See "-- Liquidity and Capital Resources."

     Income taxes for the year ended June 30, 1996 reflect a benefit of $1.8 million compared to an expense of $1.0 million for the prior year. The expense in the prior year was due to the Operating Company's conversion from a cooperative association to a for-profit corporation on December 19, 1994, the date of the Acquisition, resulting in recognition of primarily deferred tax expense for the period from December 19, 1994 through June 30, 1995. Income tax expense prior to December 19, 1994 was entirely related to the Old Association's Canadian operations. The tax benefit for the year ended June 30, 1996 represents the amount of deferred tax benefit recognized as a result of the pretax loss incurred for the year.

     As a result of the factors described above, a net loss of $6.7 million resulted for the year ended June 30, 1996, an increase of $4.6 million from a net loss of $2.1 million for the year ended June 30, 1995.

LIQUIDITY AND CAPITAL RESOURCES

     Interest payments on the Notes and interest and principal payments on obligations under the Bank Credit Agreement represent significant liquidity requirements for FTD. Borrowings under the Bank Credit Agreement bear interest at floating rates and require interest payments on varying dates depending on the interest rate option selected by FTD. Borrowings available under the Bank Credit Agreement consist of a $50.0 million term loan facility (the "Term Loan Facility") and a $50.0 million revolving credit facility (the "Revolving Credit Facility") to finance working capital, acquisitions, certain expenses and letter of credit needs. FTD has repaid $20.4 million of term loans outstanding under its prior credit facility through June 30, 1997 and has repaid $2.2 million of the term loans thereunder in the three month period ended September 30, 1997. In October the Company refinanced under the Revolving Credit Facility the remaining balance of the term loan which approximated $22.3 million. Any loan outstanding under the Revolving Credit Facility will mature on December 31, 2003. The Company believes, based on current circumstances, that its cash flow, together with borrowings under the Revolving Credit Facility, will be sufficient to fund its working capital needs, obligations to the Operating Company and potential acquisitions, and to repay the term loans and make interest payments as they become due through the term of the Notes and the Bank Credit Agreement.

     In addition to its debt service obligations, FTD's remaining liquidity demands will be primarily for capital expenditures and working capital needs. In the fiscal years ended June 30, 1997 and 1996, FTD's capital expenditures were $2.6 million and $5.0 million, respectively, related primarily in 1997 to purchase additional office equipment and in 1996 to the upgrade of its Mercury Network communications facilities through the purchase of its new Mercury 3000 terminals that are leased to FTD florists. FTD's expected capital expenditures for fiscal 1998 are estimated to be approximately $5.0 million and will primarily be used for improvements of internal customer service and information systems and the Mercury Network. The Company believes that cash flow from operations, together with borrowings available under the revolving credit facility, will be sufficient to fund anticipated capital expenditures and working capital needs.

     The Bank Credit Agreement contains certain restrictive covenants with respect to the Company that, among other things, create limitations (subject to certain exceptions) on the declaration or payment of any dividend or making of any distribution by the Company on shares of its common stock.

     For the three month period ended September 30, 1997, FTD used cash in the amount of $6.9 million, as compared to a $51,000 increase in cash for the three month period ended September 30, 1996.

     Cash used by operating activities was $4.5 million for the three month period ended September 30, 1997, compared to cash provided by operating activities of $3.0 million for the three month period ended September 30, 1996. Depreciation and amortization was $3.3 million for the three month period ended September 30, 1997, and $3.6 million for the three month period ended September 30, 1996. The decrease in cash is primarily due to an increase in accounts receivable and a decrease in accounts payable for the period ended September 30, 1997.

     Cash used in investing activities, consisting of capital expenditures net of disposal of assets, was $62,000 for the three month period ended September 30, 1997 compared to $1.4 million for the three month period ended September 30, 1996.

     Cash used in financing activities, primarily reflecting the payment of principal on the term loans outstanding under FTD's prior credit facility, was $2.3 million for the three month period ended September 30, 1997 compared to $1.5 million for the three month period ended September 30, 1996. During the first quarter of fiscal 1998, the Company repurchased from a former officer 30,930 shares of Class A Common Stock for approximately $75,000.

     Cash provided by operating activities was $12.5 million for the year ended June 30, 1997 compared to cash provided of $11.1 million for the year ended June 30, 1996. Factors contributing to this change in cash flow were: pension benefits of $2.9 million and an inventory build of $3.5 million, offset by certain program obligations to members.

     Cash provided by investing activities was $3.6 million for the year ended June 30, 1997 compared to cash used of $5.0 million for the year ended June 30, 1996. In fiscal 1997, the cash provided by investing activities primarily consisted of the sale of the Company's previous headquarters in Southfield, Michigan, which was offset by capital expenditures.

     Cash used in financing activities was $14.4 million for the year ended June 30, 1997 compared to cash used of $4.0 million for the year ended June 30, 1996. The net cash used in the year ended June 30, 1997, reflects primarily payment of principal on the term loans.

     Effective January 1, 1997 amendments to FTD's defined benefit pension plan were adopted, including the elimination of the accrual of future benefits under the plan. As a result of these amendments, and the corresponding remeasurement of the accumulated and projected benefit of obligations under the plan, a pre-tax pension curtailment gain of $2.7 million as well as a pre-tax settlement gain of $0.5 million were recognized as a reduction in selling, general and administrative costs during fiscal 1997. FTD has established a new 401(k) savings plan for all of its eligible employees.

     On January 3, 1997, FTD's Board of Directors approved a plan to consolidate corporate staff and operations into its Downers Grove, Illinois facility, which has enabled FTD to improve program execution and is helping FTD to better serve its customers. Leased office space in Boston, Massachusetts was subleased, and land and buildings in Southfield, Michigan were sold. FTD's bank credit agreement required FTD to use the net proceeds from the sale of assets to reduce the outstanding term loan and as a result, future interest costs will be reduced. In accordance with EITF Consensus no. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Cost to Exit an Activity," non-recurring charges in connection with the consolidation including severance, asset impairment losses, and other costs aggregating $2.3 million were recognized as selling, general and administrative costs during fiscal 1997. Additional non-recurring expenses of $0.7 million were also incurred in connection with the consolidation resulting in a total of $3.0 million in non-recurring costs being recorded in fiscal 1997.

     The Company has conducted a review of its computer systems to identify the systems that could be affected by the "Year 2000" issue and is developing an implementation plan to resolve the issue. The Year 2000 problem is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Company's programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations.

     The Company expects its Year 2000 date conversion project to be completed on a timely basis. During the execution of this project the Company will incur internal staff costs as well as consulting and other expenses related to enhancements necessary to prepare the systems for the Year 2000. The expenses of the Year 2000 project as well as the related potential effect on the Company's earnings is not expected to have a material effect on its financial position or results of operations.

                                    BUSINESS

OVERVIEW

     FTD is the world's largest floral services organization based on number of members and affiliated organizations. FTD Association has a membership of approximately 21,000 retail florist shops primarily in the U.S. and Canada and, through affiliated or related organizations, approximately 32,000 additional retail florist shops in approximately 140 other countries. Through these members FTD offers consumers expedited delivery of high-quality FTD-branded products in the U.S. and Canada and non-branded floral products throughout most of the world.

     FTD promotes a worldwide brand based on the FTD Mercury Man logo, one of the most recognized corporate logos in the world according to consumer recognition studies performed by Landor Associates, recognized identity consultants. See "-- Marketing and Advertising." A significant portion of FTD's revenues, operating income and competitive advantage is derived from FTD's technology-based transaction processing businesses, which include the Mercury Network, Clearinghouse, Advantage Software and Direct Access (1-800-SEND-FTD). In addition to the foregoing, FTD's operations include Marketplace and other businesses which support and enhance FTD Florists' retail floral operations. See "-- Operations."

THE ACQUISITION AND RELATIONSHIP WITH FTD ASSOCIATION

     The Operating Company is the successor to a non-profit cooperative organization founded by a group of retail florists in the United States in 1910. The Operating Company was the surviving corporation after the acquisition on December 19, 1994 by FTD Corporation of all of the outstanding equity of the Old Association pursuant to the Merger Agreement. Upon consummation of the Acquisition, the Operating Company became a wholly-owned subsidiary of FTD Corporation. Immediately following the Acquisition, the Old Association was converted from a non-profit corporation to a for-profit corporation and renamed "Florists' Transworld Delivery, Inc."

     FTD Corporation, through the Operating Company, operates all of the businesses conducted by the Old Association prior to the Acquisition except for certain trade association activities which are being conducted by FTD Association, an Ohio non-profit corporation organized in connection with the Acquisition and structured as a member-owned trade association ("FTD Association"). Neither FTD nor the Operating Company has any ownership interest in FTD Association; however, as provided in the Merger Agreement, the Operating Company and FTD Association have entered into the Mutual Support Agreement, which governs the relationship between the Operating Company and FTD Association. Pursuant to the Mutual Support Agreement, among other things: (i) existing and future members have the exclusive right, subject to execution of a Trademark Membership License Agreement with the Operating Company, to use the FTD logo and other FTD trademarks in connection with the operation of a retail florist shop; (ii) all members in good standing are provided access to FTD's Clearinghouse, Mercury Network and certain other FTD services and products;
(iii) the Operating Company's prices to members for specified services will not be increased above those charged on July 1, 1994 prior to December 19, 1997 (except for adjustments for inflation); (iv) payments by the Operating Company equal to a percentage of the value of every floral order cleared through FTD's Clearinghouse are made to FTD Association; and (v) the Operating Company and FTD Association may designate up to 20% but not fewer than two individuals to be elected to the other's board of directors.

MARKETING AND ADVERTISING

     FTD conducts extensive marketing and advertising programs on both a national and local basis. FTD's national advertising (via television, radio, magazines and Sunday newspaper supplements) generally promotes FTD florists, FTD-branded products, 1-800-SEND-FTD and FTD Florists' Online Internet site (www.ftd.com). FTD coordinates cooperative advertising on a local basis with participating florists. FTD also provides FTD florists with advertising tools such as billboard paper, slicks for print advertising and television and radio tapes to be tagged with individual shop information. In addition, FTD provides FTD florists with customized direct mail pieces, in-shop merchandising materials and FTD Floral Selections, a counter display catalog featuring FTD products for all occasions.

     FTD's marketing and advertising programs are designed to: (i) increase consumer demand for FTD-branded floral arrangements which FTD florists clear through Clearinghouse and components of which are Marketplace's FTD-branded hardgoods; (ii) feature the FTD Mercury Man logo; and (iii) support the FTD retail florists generally by encouraging consumers to associate FTD professional florists with high-quality floral goods and outstanding customer service.

OPERATIONS

     For each transaction cleared by FTD, FTD's Clearinghouse operations collects the billing information from either the Mercury Network or the Receiving Florist if the Mercury Network has not been used, and allocates funds among FTD, the Sending Florist and the Receiving Florist. Generally, orders received by the Receiving Florist by 2:00 p.m. will be delivered to the recipient, in the same postal zip code on the same day. Floral orders between FTD florists are transmitted primarily by FTD's Mercury Network.

     FTD was initially formed to encourage flowers-by-wire transactions between FTD florists, but over time FTD has developed a number of additional services and products that support and enhance the retail floral operations of FTD professional florists. Currently, FTD's primary operations are Marketplace, Clearinghouse, Mercury Network and Other (including Direct Access).

     The following table illustrates the percentage of total revenue generated by the Operating Company's major businesses as a percentage of total revenue for the three fiscal years ended June 30, 1997, 1996 and 1995 and for the three months ended September 30, 1997 and 1996:

                                                          THREE MONTHS
                                                             ENDED
                                                         SEPTEMBER 30,        FISCAL YEAR ENDED JUNE 30,
                                                        ----------------      ---------------------------
                                                        1997       1996       1997       1996       1995
                                                        ----       ----       ----       ----       ----
REVENUE:
Marketplace.........................................     35.3       36.8       30.6%      34.8%      37.3%
Clearinghouse.......................................     19.1       17.9       21.1       22.3       23.8
Mercury Network.....................................     22.6       22.9       23.1       20.5       18.3
Other...............................................     23.0       22.4       25.2       22.4       20.6
                                                        -----      -----      -----      -----      -----
Total Revenue.......................................    100.0%     100.0%     100.0%     100.0%     100.0%
                                                        =====      =====      =====      =====      =====

     Marketplace. The Company believes that Marketplace is one of the largest wholesale suppliers of hardgoods to retail florists in the U.S. based on total sales. Marketplace products include both FTD-branded and non-branded holiday and everyday floral arrangement containers and products, as well as packaging, promotional products and a wide variety of other floral-related supplies. By capitalizing on FTD's sourcing expertise and volume purchases, Marketplace is able to provide FTD florists with a broad selection of products at attractive prices.

     Marketplace also enters into promotional partnerships to design, promote and sell FTD-branded products. To date, FTD has participated in partnerships with companies such as Gerber Products Company, Mars, Inc. and Disney Enterprises, Inc. For example, collectible containers featuring Winnie the Pooh and his friends have been developed for friendship, new baby, Christmas, Valentine's Day and Easter floral arrangements. M&M's have been included in the Sweet Surprise floral arrangement since 1993. The Company believes that FTD's large retail network and brand recognition make it a valuable corporate partner for such ventures.

     Clearinghouse. FTD's Clearinghouse provides billing and collection services to both the Sending Florist and the Receiving Florist in flowers-by-wire transactions. In fiscal 1997, FTD cleared floral orders aggregating in excess of $492 million in retail sales. Revenue from FTD's Clearinghouse is generated by FTD retaining 7% of the sales price of orders sent through Clearinghouse. The remaining 93% is allocated as follows: 20% to the

Sending Florist and 73% to the Receiving Florist. In addition, pursuant to the Mutual Support Agreement, payments by FTD equal to one-eighth of one percent (.125%) of the value of every floral order cleared through FTD's Clearinghouse are required to be made to FTD Association monthly within ten (10) days after the end of the prior month in which floral orders are reported to, and collected by, Clearinghouse.

     FTD is a joint venture participant in Interflora, Inc., a floral services organization with non-FTD member florists, which enables florists to transmit and receive orders outside the Americas.

     Mercury Network. FTD's Mercury Network is one of the largest proprietary telecommunications networks in the world, based on the total number of participating retail outlets, linking together FTD and approximately 16,400 of the 21,000 FTD florists. FTD's on-line florists may use the Mercury Network to transmit orders cleared through FTD or through competing clearinghouses and to send messages. In fiscal 1997, the Mercury Network transmitted approximately
14.5 million orders among U.S. and Canadian members.

OTHER BUSINESSES

     FTD has developed several other businesses to support and enhance FTD florists' retail floral operations, including greeting cards, Advantage Software for florists' operations, publications, and credit card authorization and processing services.

     Renaissance Greeting Cards. Through Renaissance, a subsidiary of the Operating Company acquired in 1992, FTD produces greeting cards for special occasions and holidays which are sold in over 7,900 retail outlets nationwide. Renaissance cards are made using only recycled paper.

     Advantage Software. FTD offers FTD florists computer software, which operates on the Mercury computer system, that is customized to the needs of retail florists. The Advantage Plus software package provides a comprehensive range of payroll and accounting functions for the retail florist. In addition, the package was expanded in 1997 with modules which streamline the delivery process. These modules automatically calculate delivery rates, confirm accuracy of addresses, build efficient delivery routes, print delivery maps and capture recipient data for future marketing.

     FTD Directory & Toll Free Listings. FTD produces the FTD Directory & Toll Free Listings ("FTD Directory"), a directory of all current FTD florists, their locations, product ordering information and minimum order amounts. In a typical transaction, the Sending Florist is responsible for selecting the Receiving Florist within the desired locale. Unless the Sending Florist has already established a relationship with a particular florist in that locale, the Sending Florist typically consults FTD Directory to identify a Receiving Florist. FTD Directory is published periodically and is supplied to FTD florists in printed form. FTD Directory is also available on CD-ROM.

     Credit Card Authorization and Processing. FTD offers processing of credit card transactions to participating FTD florists. By pooling the credit card transactions of such florists, FTD is able to secure more favorable terms on credit card transactions than they could secure individually. Credit card authorizations can be obtained by telephone, with a dedicated authorization terminal, or by using the accounting software offered to retail florists by FTD. FTD also provides an address verification system to minimize fraud, as well as statement and adjustment services. Revenue from FTD's credit card program is generated by a monthly subscriber fee and discounts charged for transactions.

     Direct Access. FTD's Direct Access business offers retail customers the opportunity to place orders directly with FTD by dialing a toll free number (1-800-SEND-FTD), through online services such as Compuserve or through FTD Florists' Online Internet site (www.ftd.com). Revenue from the Direct Access business is generated by FTD's receipt of a percentage of the sales price as the Sending Florist and a service charge from the consumer.

SEASONALITY

     FTD generated 22.8%, 25.6%, 29.2% and 22.4% of total revenue in the quarters ended September 30, December 31, March 31 and June 30 of fiscal 1997, respectively. FTD's revenue typically exhibits a modest degree of seasonality as demonstrated in fiscal 1997. FTD's operating income also fluctuates over the course of the fiscal year, with FTD generating slightly more of its operating income in the fiscal quarters ending September 30 and March 31. This fluctuation is primarily attributable to (i) increased advertising and promotional expenditures during the holiday seasons in the fiscal quarters ending December 31 and June 30 and (ii) a Clearinghouse volume incentive program, which experiences higher expenses as a result of increased volume during these quarters. FTD's working capital, cash and short-term borrowings also fluctuate during the year as a result of the factors set forth above.

PROPERTIES

     FTD's principal executive offices, consisting of approximately 120,000 square feet of office space, are owned by FTD and are located in Downers Grove, Illinois. FTD leases office space through a subsidiary in Sanford, Maine. FTD uses independent warehouse and distribution facilities in California, Ohio and Ontario, Canada for product distribution.

TRADEMARKS

     The FTD Mercury Man logo is a registered U.S. trademark which distinguishes FTD's services and products from those offered by others and appears on the shop window or door of each member. FTD also owns the rights to a number of other trademarks, including "FTD," "FTDA" and "Florists' Transworld Delivery" and trademarks for certain floral products, including the "Chicken Soup Bouquet," "Thanks a Bunch Bouquet," "Stay in Touch Bouquet," "Pick-Me-Up Bouquet," "Birthday Party Bouquet," "Anniversary Bouquet," "Puzzle Fun Bouquet" and "Sweet Dreams Bouquet." FTD has licensed certain of its trademarks, including the FTD Mercury Man logo, to FTD Association for use with its trade association activities and to the FTD florists who have executed a Trademark Membership License Agreement with the Operating Company.

COMPETITION

     FTD's Clearinghouse operation has two primary competitors: American Floral Services, Inc. and Teleflora LLC. Both of these competing services offers some products and services which are comparable to those offered by FTD and most FTD florists subscribe to at least one of these competing services. FTD's Clearinghouse processes more orders than any competing services.

     FTD's Marketplace operation competes in an extremely fragmented industry against a large number of wholesalers. The Company believes that it has a competitive advantage in this segment due to its multi-faceted relationship with retail florists, its depth of product line and its ability to offer discounted pricing because of FTD's substantial volume purchases.

     The primary competitor for the Direct Access (1-800-SEND-FTD) business is 800-FLOWERS, Inc. Several other less significant companies operate in the toll free and online services markets.

     The Operating Company currently is subject to certain operating restrictions pursuant to the Consent Order. Among its terms, the Consent Order prohibits restricting FTD Association membership to florists who are not subscribers to a competing clearinghouse. The Consent Order expires August 1, 2005.

EMPLOYEES

     As of June 30, 1997, FTD employed approximately 380 full-time employees. FTD considers its relations with its employees to be good. FTD employees are not currently covered by any collective bargaining agreement.

LEGAL PROCEEDINGS

     FTD is involved in various lawsuits and other matters arising in the normal course of business. In the opinion of the management of FTD, although the outcomes of these claims and suits are uncertain, they should not have a material adverse effect on FTD's financial position or results of operations.

YEAR 2000 ISSUES

     The Company has conducted a review of its computer systems to identify the systems that could be affected by the "Year 2000" issue, which could result in a major system failure or miscalculations, and is developing a plan to resolve the issue. The Company expects its Year 2000 date conversion project to be completed on a timely basis. During the execution of this project the Company will incur internal staff costs as well as consulting and other expenses related to enhancements necessary to prepare the systems for the Year 2000. The expenses of the Year 2000 project as well as the related potential effect on the Company's earnings is not expected to have a material effect on its financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following individuals are the current directors and executive officers of FTD. All directors are elected annually to serve until the next annual meeting of stockholders and until their successors have been elected and qualified. All executive officers of FTD serve at the pleasure of the Board of Directors of FTD.


               NAME                   AGE                            POSITION
               ----                   ---                            --------
Richard C. Perry..................    42     Chairman of the Board of Directors of FTD Corporation
                                             and the Operating Company
Robert L. Norton..................    51     President of FTD Corporation and Chief Executive
                                             Officer, President and Director of the Operating Company
Veronica K. Ho....................    37     Director of FTD Corporation and the Operating Company
Gary K. Silberberg................    37     Director of FTD Corporation and the Operating Company
Geoffrey Rehnert..................    40     Director of FTD Corporation
Habib Y. Gorgi....................    41     Director of FTD Corporation and the Operating Company
Scott D. Levin....................    35     Secretary of FTD Corporation and Vice President
                                             Administration, General Counsel and Secretary of the
                                             Operating Company
Francis C. Piccirillo.............    48     Treasurer of FTD Corporation and Vice President and
                                             Chief Financial Officer of the Operating Company
William P. Phelan.................    41     Director of the Operating Company
Catherine A. Hickman..............    46     Director of the Operating Company
Anthony P. Thonnerieux............    50     Director of the Operating Company
Fred Johnson......................    49     Executive Vice President Technology of the Operating
                                             Company


     The Principal Stockholders of FTD Corporation are Perry Partners, the Bain Funds and the Fleet Funds. FTD Corporation and the Principal Stockholders have entered into a stockholders' agreement, dated December 19, 1994 (the "Stockholders' Agreement"), which provides, among other things, for the composition of the Board of Directors of FTD. The Board of Directors of FTD Corporation consists of nine directors, of which Perry Partners is entitled to nominate six and the Bain Funds are entitled to nominate three. Each of the Principal Stockholders has agreed to take all actions necessary, including voting all of the securities owned by it, to cause such nominees to be elected to the Board of Directors of FTD. See "DESCRIPTION OF CAPITAL STOCK -- Stockholders' Agreement."

     Mr. Perry, Ms. Ho and Mr. Silberberg were elected to the Board of Directors of FTD Corporation as designees of Perry Partners. Mr. Rehnert and Mr. Gorgi were elected to the Board of Directors of FTD Corporation as designees of the Bain Funds.

     Directors' Fees. Directors of FTD Corporation do not receive any fees in connection with their service as members of the Board of Directors. All directors are reimbursed for the reasonable expenses incurred in connection with each meeting attended.

     Set forth below is certain biographical information about each of the Company's directors and executive officers:

RICHARD C. PERRY

Chairman of the Board of Directors of FTD Corporation and the Operating Company

     Mr. Perry has been Chairman of the Board of Directors of FTD Corporation since December 1994. Mr. Perry is also Chairman of the Board of Directors of the Operating Company. Mr. Perry is the President and founder of Perry Corp., a private money management firm. Prior to forming Perry Corp. in 1988, Mr. Perry was with Goldman, Sachs & Co. Mr. Perry is an Adjunct Associate Professor at the New York University Stern School of Business Administration. He is also a director of Radio & Records, Inc. and a trustee of the Allen Stevenson School and the Board of Facing History and Ourselves. Mr. Perry received a B.S. from the Wharton School of the University of Pennsylvania in 1977 and an M.B.A. from New York University Graduate School of Business Administration in 1980.

ROBERT L. NORTON

  President of FTD Corporation and Chief Executive Officer, President and Director of the Operating Company

     Mr. Norton has been the President of FTD Corporation since January, 1997. Mr. Norton is currently the Chief Executive Officer, President and Director of the Operating Company. Mr. Norton joined the Operating Company in October 1996 as General Manager and became President and Chief Operating Officer in January 1997. From March 1993 until May 1996, Mr. Norton was Vice Chairman and Chief Financial Officer of Fabri-Centers of America, Inc., a retail chain of fabric and craft stores. Mr. Norton received a B.S. from Cleveland State University in 1973.

VERONICA K. HO

  Director of FTD Corporation and the Operating Company

     Ms. Ho has been a member of the Board of Directors of FTD Corporation since December 1994. Ms. Ho served as Vice President of FTD Corporation from December 1994 to September 1997. Ms. Ho is a member of the Board of Directors of the Operating Company and a Managing Director of Perry Corp. Before joining Perry Corp. in April 1993, Ms. Ho was Chief Financial Officer of Whitehall Corporation, a producer of defense, electronics, and technology systems, from April 1991 to March 1993. From 1986 to 1991, she was with several private merchant banking firms specializing in management buyouts. Ms. Ho is also a member of the Board of Directors of Radio & Records, Inc. and the New York Advisory Board of Facing History and Ourselves. She received a B.A. from Brown University in Economics and Applied Mathematics in 1982 and an M.B.A. from the Harvard Graduate School of Business Administration in 1986. Ms. Ho is married to Mr. Silberberg.

GARY K. SILBERBERG

  Director of FTD Corporation and the Operating Company

     Mr. Silberberg has been a member of the Board of Directors of FTD Corporation since December 1994. Mr. Silberberg is also a member of the Board of Directors of the Operating Company. Mr. Silberberg is a Managing Director of Perry Corp. Prior to joining Perry Corp. in April 1994, Mr. Silberberg was a principal of Baker Nye Investments, where he managed an investment portfolio for seven years. Before that time, Mr. Silberberg practiced corporate law with Skadden, Arps, Slate, Meagher & Flom, where he worked on a variety of transactions, including strategic mergers and restructurings. Mr. Silberberg received an Sc.B. in Economics and Applied Mathematics from Brown University in 1982 and a J.D. from Yale Law School in 1985. Mr. Silberberg is married to Ms. Ho.

GEOFFREY REHNERT

  Director of FTD Corporation

     Mr. Rehnert has been a member of the Board of Directors of FTD Corporation since December 1994. Mr. Rehnert has been a General Partner and Managing Director of Bain since 1986. He is a director of ICON Health & Fitness, Inc., GT Bicycles, Inc., and Kollmorgen Corporation. Mr. Rehnert received a B.A. from Duke University and a J.D. from Stanford Law School.

HABIB Y. GORGI

  Director of FTD Corporation and the Operating Company

     Mr. Gorgi has been a member of the Board of Directors of FTD Corporation since January 1997. Mr. Gorgi is also a member of the Board of Directors of the Operating Company. Mr. Gorgi was the Executive Vice President of various investment funds controlled by FFG from January 1986 to December 1995, when he became President of Fleet Growth Resources, Inc. ("FGR"). Mr. Gorgi serves on the Board of Directors of several non-public companies. Mr. Gorgi earned a B.A. from Brown University in 1978, and an M.B.A. from Columbia University in 1983.

SCOTT D. LEVIN

  Secretary of FTD Corporation and Vice President Administration, General Counsel and Secretary of the Operating Company

     Mr. Levin joined FTD Corporation as Secretary in May 1996. Mr. Levin served as Vice President of FTD Corporation from May 1996 to September 1997. Mr. Levin also serves as Vice President Administration, General Counsel and Secretary of the Operating Company. Prior to joining the Company, Mr. Levin practiced law with Schulte Roth & Zabel LLP specializing in corporate and securities transactions from April 1989 to April 1996. Mr Levin received a B.A. in Political Science and Philosophy from Boston College in 1984 and a J.D. from The National Law Center of George Washington University in 1987.

FRANCIS C. PICCIRILLO

  Treasurer of FTD Corporation and Vice President and Chief Financial Officer the Operating Company

     Mr. Piccirillo joined FTD Corporation as Treasurer in August 1997. Mr. Piccirillo is also Vice President and Chief Financial Officer of the Operating Company. Prior to that time, Mr. Piccirillo was Vice President/Treasurer of Fabri-Centers of America, Inc. Mr. Piccirillo received a B.S. in Industrial Management in 1971 and an M.B.A. in 1973 from Gannon University. In addition, Mr. Piccirillo received a J.D. from Cleveland State University in 1976, and is a Certified Public Accountant.

WILLIAM P. PHELAN

  Director of the Operating Company

     Mr. Phelan is a member of the Board of Directors of the Operating Company. Mr. Phelan has been President of Chatham Capital Management, Inc., a private equity capital firm, since January 1995. From January 1992 through March 1995, Mr. Phelan was a partner in Fleet Private Equity Co., Inc. From 1988 through December 1991, Mr. Phelan was a Senior Vice President at Cowen & Company, an investment banking firm specializing in healthcare and technology-related investment banking. Mr. Phelan received a B.B.A. in Accounting from Siena College in 1978 and his M.S. in Taxation from City College of New York in 1983.

CATHERINE A. HICKMAN

  Director of the Operating Company

     Ms. Hickman is a member of the Board of Directors of the Operating Company. Ms. Hickman was President of FTD Association from August 1996 to August 1997. Ms. Hickman has owned and operated a retail florist business in Long Beach, California for the past 25 years. Ms. Hickman received a teaching degree from California State University at Long Beach in 1993.

ANTHONY P. THONNERIEUX

  Director of the Operating Company

     Mr. Thonnerieux is a member of the Board of Directors of the Operating Company. Mr. Thonnerieux currently serves as the President and is a member of the Board of Trustees of FTD Association. Mr. Thonnerieux has been an active partner in a retail florist business in Newton, New Jersey, for the past 25 years. He received a B.S. degree from Rider University in 1969.


FRED JOHNSON


  Executive Vice President Technology of the Operating Company

     Mr. Johnson joined the Operating Company as Executive Vice President Technology in July 1997. Prior to that time, Mr. Johnson was Senior Vice President MIS for Fabri Centers of America, Inc. Mr. Johnson received a B.S. in engineering from Case Institute of Technology in 1969 and an M.B.A. from Case Western Reserve University in 1977.

EXECUTIVE COMPENSATION

     The following table sets forth, for the Company's last three fiscal years, the compensation of those persons who were, at June 30, 1997, the chief executive officer and the other four most highly compensated executive officers of the Company and the Company's former chief executive officer and two persons who would have been one of the four most highly compensated executive officers during fiscal 1997 but were not serving on June 30, 1997 (the "Named Officers"):

                           SUMMARY COMPENSATION TABLE


                                                                                       LONG-TERM
                                                                                  COMPENSATION AWARDS
                                                                             -----------------------------
                                                ANNUAL COMPENSATION(1)       SECURITIES
                                             ----------------------------    UNDERLYING       ALL OTHER
       NAME AND PRINCIPAL POSITION           YEAR     SALARY      BONUS      OPTIONS(#)    COMPENSATION($)
       ---------------------------           ----     ------      -----      ----------    ---------------
Robert L. Norton(2)......................    1997    $185,096    $     --     220,000            2,147(3)
  President -- FTD Corporation
     Chief Executive Officer and
     President -- Operating Company
Margaret C. Whitman(4)...................    1997     160,115      99,500          --          130,421(5)
  Former President and                       1996     258,038          --          --          100,517(6)
  Chief Executive Officer                    1995      85,600     100,000     510,000            7,018(7)
Rock A. Davis(8).........................    1997     152,788       6,000      10,000            2,800(3)
  Former Vice President Marketplace --       1996     125,288      11,000      60,000            2,693(3)
  Operating Company                          1995       2,404          --          --               52(3)
Scott D. Levin...........................    1997     137,885      25,000      60,000           18,127(9)
  Secretary -- FTD Corporation               1996      17,788          --          --           11,271(10)
     Vice President Administration,
     General Counsel and Secretary --
     Operating Company
Douglas L. Hagemann(11)..................    1997     149,730          --          --           11,808(12)
  Former Vice President of Finance           1996     149,730          --          --            2,859(3)
  and Stockholder Relations --
     Operating Company                       1995     144,422      16,500          --           17,136(13)
Louis E. Nagy, Jr.(14)...................    1997     153,004          --          --          100,054(15)
  Former Vice President Marketing and        1996     125,192          --      60,000           14,516(16)
  Product Development --
     Operating Company                       1995      40,866      17,500          --              777(3)


-------------------------
 (1) Includes cash bonuses paid in the referenced fiscal year with respect to services rendered in the prior fiscal year. Excludes cash bonuses paid in the following fiscal year with respect to services rendered in the referenced fiscal year, which cash bonuses paid in fiscal 1998 with respect to services rendered in fiscal 1997 are as follows: Rock A. Davis ($80,000), Scott D. Levin ($75,000) and Douglas L. Hagemann ($10,000). The bonuses for Mr. Davis and Mr. Levin were paid pursuant to the Company's Key Management Incentive Plan. See "-- Key Management Incentive Plan."

 (2) Excludes a cash bonus paid to Mr. Norton in the first quarter of fiscal 1998 with respect to services rendered by Mr. Norton from the commencement of his employment with the Company through September 30, 1997, pursuant to the Norton Employment Arrangements. The amount of such bonus is $275,000. See "-- Norton Employment Arrangements."

 (3) Represents flexible dollars for use in connection with FTD's benefit plans.

 (4) Ms. Whitman was President and Chief Executive Officer from March 1995 until the termination of her employment agreement on January 3, 1997.

 (5) Reflects $128,419 for the forgiveness of debt issued in connection with Ms. Whitman's initial employment with the Operating Company and used for the purchase of FTD shares of Common Stock, and $2,002 for flexible dollars for use in connection with FTD's benefits plans.

 (6) Reflects $3,461 for flexible dollars for use in connection with FTD's benefit plans and $97,056 for the forgiveness of debt used to purchase shares of Common Stock.

 (7) Reflects $1,370 for flexible dollars for use in connection with FTD's benefit plans and $5,648 for the forgiveness of debt used to purchase shares of Common Stock.


 (8) Mr. Davis was a Vice President of the Operating Company from April 1995 until January 1998.



 (9) Reflects $2,424 for flexible dollars for use in connection with FTD's benefit plans and $15,703 for moving expenses.



(10) Reflects $275 for flexible dollars for use in connection with FTD's benefit plans and $10,996 for moving expenses.



(11) Mr. Hagemann was Vice President Finance and Stockholder Relations from July 1996 until September 1997.



(12) Reflects $8,874 for Universal Life Insurance and $2,934 for flexible dollars for use in connection with FTD's benefit plans.



(13) Reflects $14,327 for Universal Life Insurance and $2,809 for flexible dollars for use in connection with FTD's benefit plans.



(14) Mr. Nagy was Vice President Marketing and Product Development of the Operating Company from March 1995 until April 1997.



(15) Reflects $8,062 as part of severance arrangement with the Company, $89,552 for moving and related expenses and $2,440 for flexible dollars for use in connection with FTD's benefit plans.



(16) Reflects $2,963 for flexible dollars for use in connection with FTD's benefit plans and $11,553 for moving expenses.


     The following table sets forth individual grants of stock options made to the Named Officers during the fiscal year ended June 30, 1997. Options are exercisable for Class A Common Stock.

                       OPTION GRANTS IN LAST FISCAL YEAR


                                                                                                     POTENTIAL REALIZABLE
                                     INDIVIDUAL GRANTS                                                 VALUE AT ASSUMED
                         ------------------------------------------                                 ANNUAL RATES OF STOCK
                                                  PERCENT OF TOTAL                                  PRICE APPRECIATION FOR
                         NUMBER OF SECURITIES    OPTIONS GRANTED TO    EXERCISE OR                       OPTION TERM
                          UNDERLYING OPTIONS        EMPLOYEES IN       BASE PRICE     EXPIRATION    ----------------------
        NAME                GRANTED(#)(1)           FISCAL YEAR          ($/SH)          DATE         5%($)       10%($)
        ----             --------------------    ------------------    -----------    ----------      -----       ------
Robert L. Norton.....          120,000(2)               23.5%              3.75        6/6/2007      $248,078     $611,076
                               100,000(2)               19.6              12.50        6/6/2007
Rock A. Davis........           10,000(3)                2.0               3.75              --            --           --
Scott D. Levin.......           20,000(4)                3.9               3.75       10/1/2006        41,350      101,846
                                30,000(4)                5.9              12.50       10/1/2006
                                10,000(5)                2.0               3.75       3/20/2007        20,675       50,923


-------------------------
(1) Options granted under the FTD Corporation 1994 Stock Award and Incentive
    Plan.


(2) Such options vest and become exercisable in four equal, cumulative installments, with the first vesting date being September 30, 1998.



(3) All of the options granted to Mr. Davis were forfeited upon the effective date of Mr. Davis' termination of employment as Vice President Marketplace on January 26, 1998.



(4) Such options vest and become exercisable in four equal, cumulative installments, with the first vesting date being April 18, 1998.

(5) Such options vest and become exercisable in four equal, cumulative installments, with the first vesting date being February 1, 1999.


     The following table sets forth the June 30, 1997 aggregate value of unexercised options held by each of the Named Officers.

                        FISCAL YEAR-END OPTION VALUES(1)


                                        NUMBER OF SECURITIES UNDERLYING
                                     UNEXERCISED OPTIONS AT FISCAL YEAR-END             VALUE OF UNEXERCISED
                              ----------------------------------------------------     IN-THE-MONEY OPTIONS AT
                                SHARES                                                     FISCAL YEAR-END
                              ACQUIRED ON    VALUE                                   ---------------------------
            NAME               EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   --------   -----------   -------------   -----------   -------------
Robert L. Norton............      --          --              0         220,000        $    --       $480,000
Rock A. Davis(2)............      --          --         15,000          55,000         38,063        154,188
Scott D. Levin..............      --          --              0          60,000             --        120,000


-------------------------
(1) Because no established public trading market exists for the underlying securities, fiscal year-end option values were based on an assumed stock price of $7.75 per share, which price is currently used by FTD for purposes of granting additional options under the FTD Corporation 1994 Stock Award and Incentive Plan. There can be no assurance that such price per share represents the actual fair market value of a Share.

(2) All of the unexercisable options granted to Mr. Davis were forfeited upon the effective date of Mr. Davis' termination of employment as Vice President Marketplace on January 26, 1998. The exercisable options will be forfeited unless exercised in accordance with the terms of the related stock option agreement.


     No options were exercised during the fiscal year ended June 30, 1997.

     1994 Stock Award and Incentive Plan. The FTD Corporation 1994 Stock Award and Incentive Plan (referred to herein as the "Option Plan") was adopted by the Board of Directors of the Company and approved by the Company's stockholders on December 9, 1994 and amended on June 12, 1995. The maximum number of shares of Common Stock authorized for issuance under the Option Plan is equal to 15% of the initial equity capital of the Company upon the consummation of the Acquisition. The Option Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is the Option Plan a qualified plan within meaning of Section 401(a) of the Code.

     The Option Plan is designed to enable the Company to attract and retain highly qualified personnel who will contribute to the Company's success by their ability, ingenuity and industry and to provide incentives to the participating officers, other key employees, directors, consultants and advisors that are linked directly to increases in stockholder value and will therefore inure to the benefit of all stockholders of the Company.

     Options may be granted to officers, other key employees of the Company (collectively, the officers and key employees are referred to as "Eligible Employees"), directors of the Company (other than members of the Compensation Committee of the Board of Directors), and consultants and advisors to the Company who are responsible for or contribute to the management, growth and/or profitability of the business of the Company (each, a "Participant"). As of June 30, 1997, stock options to purchase an aggregate of 434,000 shares of Class A Common Stock were outstanding (419,000 of which have not yet vested).

     The Option Plan is administered by the Board of Directors or, if appointed by the Board, the Compensation Committee (as applicable, the "Administrator"). The Company currently does not have a Compensation Committee. The Option Plan permits the Administrator to determine which Participants shall receive awards, the times when awards are to be granted and the number of shares, terms and conditions on which the awards will be granted (not inconsistent with the terms of the Option Plan). The Administrator is entitled to determine whether and to what extent stock options, Stock Appreciation Rights ("SARs"), Limited Stock Appreciation Rights ("LSARs"), Restricted Stock, Deferred Stock, Performance Shares or a combination of the foregoing, are to be granted thereunder.

     The Option Plan provides for grants of "Incentive Stock Options," meeting the requirements of Section 422 of the Code and "Non-qualified Stock Options," which do not qualify as ISOs. Eligible Employees may be granted Incentive Stock Options, Non-qualified Stock Options, or both, while all other Participants may only be granted Non-qualified Stock Options, although all awards may be with or without Stock Appreciation Rights or Limited Stock Appreciation Rights. The option price per share under each Incentive Stock Option or Non-qualified Stock Option is to be determined by the Administrator in its sole discretion at the time of grant but shall not, in the case of Incentive Stock Options, be less than 100% of the Fair Market Value (as defined therein) of the stock on such date. If an employee owns or is deemed to own (by reason of the attribution rules applicable under Section 425(d) of the Code) more than 10% of the combined voting power of all classes of stock of the Company and an Incentive Stock Option is granted to such employee, the option price of such Incentive Stock Option (to the extent required by the Code at the time of grant) shall be no less than 110% of the Fair Market Value of the Stock on the date such Incentive Stock Option is granted. The Company is authorized to make loans available to Participants in connection with the exercise of outstanding options granted under the Option Plan as the Administrator, in its sole discretion, may determine appropriate.

     Unless otherwise determined by the Administrator, the options shall not be transferable and shall only be exercisable during the optionee's lifetime by the optionee. In the event that an employee is terminated for any reason, the Stock Option may thereafter be exercised to the extent provided in the applicable subscription or award agreement.

     SARs and LSARs may be granted either alone ("Free Standing") or in conjunction with all or part of any option granted under the Option Plan ("Related Rights"). LSARs may only be exercised within the 30-day period following a Change of Control (as defined by the Administrator in the agreement evidencing such LSAR), and, with respect to LSARs that are Related Rights, only to the extent that the stock options to which they relate shall be exercisable in accordance with the provisions of the Option Plan.

     SARs that are Related Rights are exercisable only at such time or times and to the extent that the stock options to which they relate shall be exercisable. Upon the exercise of a SAR that is a Related Right, an optionee shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Common Stock (or in some combination of cash and shares of Common Stock) equal in value to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise over the option price per share specified in the related stock option multiplied by the number of shares of Common Stock in respect of which such Related Right SAR is being exercised. The Administrator has the right to determine the form of payment.

     SARs that are Free Standing are exercisable at such time or times and subject to such terms and conditions as are determined by the Administrator at or after the grant thereof. Upon the exercise of a SAR that is Free Standing, a recipient shall be entitled to receive up to, but not more than, an amount in cash or that number of shares of Common Stock (or any combination of cash or shares of Common Stock) equal in value to the excess of the Fair Market Value of one share of Common Stock as of the date of exercise over the price per share specified in the grant thereof (which price shall be no less than 100% of the Fair Market Value of the Common Stock on the date of grant) multiplied by the number of shares of Common Stock in respect to which the right is being exercised. The Administrator has the right to determine the form of payment.

     Restricted Stock, Deferred Stock or Performance Share awards may be issued either alone or in addition to other awards granted under the Option Plan. Such awards are generally subject to restrictions on transfer and termination determined in the discretion of the Administrator. Such restrictions may be accelerated or waived in whole or in part based on such factors and such circumstances as the Administrator may determine, in its sole discretion, including, but not limited to, the attainment of certain performance related goals, the Participant's termination of employment or service, death or disability or the occurrence of a Change of Control (as defined in the agreement evidencing such award).

     Upon the award of any restricted stock or performance shares, the participant will have the rights of a stockholder with respect to the shares, including dividend rights, subject to the conditions and restrictions generally applicable to restricted stock specifically set forth in the award agreement for the participant's restricted stock or performance shares. Upon an award of deferred stock, the participant will not have any rights of a stockholder, other than the right to receive dividends, during the specified deferral period.

     The Administrator may amend, alter or discontinue the Option Plan, provided that any amendment which would (i) increase the total number of shares of stock reserved for the purpose of the Option Plan, (ii) change the class of employees, directors, consultants and advisors eligible to participate in the Option Plan or (iii) extend the maximum option period must be approved by the stockholders to the extent such amendment would affect the qualified status of the Option Plan under Rule 16b-3 of the Act.

     Pension Plan. Prior to January 1, 1997, the Company provided a qualified defined benefit pension plan (the "Pension Plan") which covered all employees who received a regular stated salary and who did not work a varied schedule for purposes of meeting the peak demand requirements of the Company's business (provisional employees). Effective January 1, 1997, amendments to the Pension Plan were adopted, including the elimination of the accrual of future benefits under the Pension Plan.

     The following table shows the estimated annual pension benefits payable to a covered participant upon normal retirement at age 65 under the Pension Plan, based on the remuneration that is covered under the Pension Plan and years of service with the Company and its subsidiaries:

                                                          YEARS OF SERVICE
                       ---------------------------------------------------------------------------------------
    REMUNERATION          5              10              15              20              25              30
    ------------          -              --              --              --              --              --
$ 50,000.............  $ 4,150           8,300          12,450          16,600          20,750          24,900
  60,000.............    5,025          10,050          15,075          20,100          25,125          30,150
  70,000.............    5,900          11,800          17,700          23,600          29,500          35,400
  80,000.............    6,775          13,550          20,325          27,100          33,875          40,650
  90,000.............    7,650          15,300          22,950          30,600          38,250          45,900
 100,000.............    8,625          17,050          25,575          34,100          42,625          51,150
 110,000.............    9,400          18,800          28,200          37,600          47,000          56,400
 120,000.............   10,275          20,550          30,825          41,100          51,375          61,650
 130,000.............   11,150          22,300          33,450          44,600          55,750          66,900
 140,000.............   12,025          24,050          36,075          48,100          60,125          72,150
 150,000.............   12,900          25,600          38,700          51,600          64,500          77,400
  to
 270,000

     Pension Plan benefits, as shown above, are calculated based upon total years of services to a maximum of 30 years and the average of the five highest consecutive calendar years' salary, bonus and certain elements of other compensation and assume that participants have contributed all years to the Tax Deferred Account-Mandatory under the Company's 401(k) Retirement Savings Plan (as amended, the "401(k) Plan"). The annual pension benefits shown are computed as a straight life annuity with ten years certain period beginning at age 65, and assume that participants will transfer the balance of the Tax Deferred Account-Mandatory from the 401(k) Plan to the Pension Plan. The amounts paid under the Pension Plan are not offset by any social security payments. Mr. Hagemann is the only Named Officer eligible to receive benefits under the Pension Plan. Mr. Hagemann's covered compensation and the estimated years of service as of June 30, 1997 is $158,604 and 15.75 years.

     401(k) Plan. FTD has amended, effective January 1, 1997, its 401(k) Plan for all of its eligible employees to replace certain benefits eliminated under the Pension Plan. Generally, any employee who has completed 12 months of service and is over 21 years of age is eligible to participate in the 401(k) Plan. Each eligible employee may elect to contribute to the 401(k) Plan, through payroll deductions, up to 15% of his or her compensation for services rendered in any year, not to exceed a statutorily prescribed annual limit. Participants in the 401(k) Plan are always fully vested in their own contributions. The 401(k) Plan provides that the Company may make matching contributions to the 401(k) Plan based on the Company's net income and at the discretion of the Board of Directors. Each participant becomes fully vested in the Company's contributions allocated to his or her account upon completion of five years of service. The Company's contributions are tax-deductible to the Company. Company contributions to the 401(k) Plan for fiscal 1997 were not significant, and no contributions were made by the Company to the accounts of any of the Named Executive Officers.

     Norton Employment Arrangements. FTD Corporation and the Operating Company have entered into employment arrangements with Mr. Norton to serve as President of FTD Corporation and President and Chief Executive Officer of the Operating Company. Although Mr. Norton does not have an employment agreement with FTD, pursuant to the terms of letters from the Operating Company to Mr. Norton dated October 17, 1996 and June 6, 1997 (collectively, the "Norton Employment Arrangements"), effective October 1, 1997 Mr. Norton's annual base salary was increased to $300,000 plus an annual bonus and salary increase based on performance criteria established by the Board of Directors. Mr. Norton's annual bonus is paid at the end of the first quarter of the fiscal year based upon performance criteria met as of the end of the immediately preceding fiscal year.

     Pursuant to the Norton Employment Arrangements, Mr. Norton was granted Non-Qualified Stock Options to purchase (i) 120,000 shares of Class A Common Stock at an exercise price of $3.75 per share and (ii) 100,000 shares of Class A Common Stock at an exercise price of $12.50 per share. Also, pursuant thereto, on June 30, 1997, Mr. Norton purchased 60,000 shares of Class A Common Stock at a price of $3.75 per share. The Company issued Mr. Norton 40,000 additional shares of Class A Common Stock during the first quarter of fiscal 1998, which are subject to restrictions on transfer and forfeiture in the event of termination of employment prior to the expiration of a specified period of time. Such 40,000 additional shares of Class A Common Stock were issued as restricted stock and no purchase price was paid thereon.

     The Norton Employment Arrangements provide that Mr. Norton shall be paid an amount equal to twelve month's salary if his employment is terminated (other than for cause) by the Operating Company at any time after October 28, 1997.

     Levin Note. The Company loaned $150,000 to Mr. Levin pursuant to a five-year, interest bearing recourse note dated June 30, 1997 (the "Levin Note"), with accrued interest and principal due and payable at maturity. The Levin Note bears interest at 7% per annum. The proceeds of the Levin Note were used to purchase a primary residence and to assist Mr. Levin with other relocation expenses. At October 31, 1997, $153,530 in principal and interest was outstanding under the Levin Note.

     Severance Arrangements. The Company has agreed with Mr. Hagemann that he will be entitled to receive, among other things, salary continuation until the age of 62 (November 8, 1998) if his employment with the Company or an affiliate of the Company were terminated by the Company for any reason other than cause (as defined in the Merger Agreement) prior to such time. Mr. Hagemann's severance benefit currently would equal approximately $199,640. The Company has agreed to provide Mr. Nagy with up to 12 months salary continuation unless Mr. Nagy obtains employment prior to the end of such 12-month period.


     Key Management Incentive Plan. Mr. Levin is a participant in the Company's Key Management Incentive Plan which covers approximately 30 key employees of FTD and provides bonuses in the event that (i) the Company achieves one or more targets based on FTD's EBITDA (earnings before interest, taxes, depreciation and amortization), and (ii) the individual achieves specified goals.


     Compensation Committee Interlocks and Insider Participation. The Company currently does not have a Compensation Committee. All matters which would otherwise be determined by the Compensation Committee are considered by the entire Board of Directors.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT


     The following table sets forth certain information concerning the ownership of FTD Corporation Common Stock as of September 25, 1997, as adjusted to reflect the Stock Split, by: (i) each person who is known to the Company to own beneficially more than 5% of the outstanding shares of Class A Common Stock;
(ii) each director and each of the Named Officers owning equity securities of FTD Corporation; and (iii) all executive officers and directors of the Company as a group. To the knowledge of the Company, each of such stockholders has sole voting and dispositive power as to the shares beneficially owned unless otherwise noted.

                                                         CLASS A COMMON STOCK       CLASS B COMMON STOCK
                                                               (VOTING)                  (NONVOTING)
                                                       ------------------------    -----------------------
                                                       NUMBER OF     PERCENT OF    NUMBER OF    PERCENT OF
                                                         SHARES        CLASS        SHARES        CLASS
                                                       ---------     ----------    ---------    ----------
Perry Partners.....................................     7,458,862      61.12             --          --
  599 Lexington Avenue
  New York, NY 10022
Bain Funds.........................................     2,679,616      21.96             --          --
  Two Copley Place
  Boston, MA 02116
Richard C. Perry(1)................................     7,458,862      61.12             --          --
Habib Y. Gorgi(2)..................................       430,904       3.53        698,750       23.29
Geoffrey Rehnert(3)................................     2,679,616      21.96             --          --
Robert L. Norton(4)................................       100,000          *             --          --
William P. Phelan(5)...............................        26,494          *         51,250        1.71
Rock A. Davis(6)...................................        25,000          *             --          --
Scott D. Levin(7)..................................         6,666          *             --          --
All executive officers and directors of FTD as a
  group (10 people)(8).............................    10,727,542      87.90        750,000       25.00

-------------------------
 *  Represents less than 1%

(1) The address of Mr. Perry is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. All of the shares shown are held by Perry Partners. Mr. Perry has a controlling interest in Perry Investors, L.L.C., the general partner of Perry Partners. Accordingly, Mr. Perry may be deemed to have voting and dispositive power with respect to the Shares held by Perry Partners. Mr. Perry disclaims beneficial ownership of such Shares.

(2) The address of Mr. Gorgi is c/o Fleet Equity Partners, 50 Kennedy Plaza, Providence, Rhode Island 02903. Includes shares owned by FGR, Fleet Equity Partners VII, L.P. ("FEP"), and Chisholm Partners II, L.P. ("CPII"). Mr. Gorgi is the President of FGR, Silverado V Corp. ("SVC"), and Silverado II Corp. ("SIIC"). FGR and SVC are general partners of FEP, and SIIC is the general partner of Silverado II L.P. ("SIILP"), which is the general partner of CPII. Mr. Gorgi is also a limited partner of FEP and SIILP. As President of FGR, SVC and SIIC, Mr. Gorgi may be deemed to share voting and dispositive power with Robert M. Van Degna, Chairman & CEO of those entities. Mr. Gorgi disclaims beneficial ownership of all shares which are directly owned by FGR and those shares which are directly owned by FEP and CPII, except for his pecuniary interest therein.

(3) The address of Mr. Rehnert is c/o Bain Capital, Inc., Two Copley Place, Boston, Massachusetts 02116. All of the Shares shown are owned by the Bain Funds. Mr. Rehnert is a Managing Director of Bain, which is a general partner of the Bain Funds. Accordingly, Mr. Rehnert may be deemed to share voting and dispositive power as to the shares held by the Bain Funds. Mr. Rehnert disclaims beneficial ownership of such Shares. In addition, the other Managing Directors of Bain, Joshua Bekenstein, Edward Conrad, David Dominik, Paul Edgerley, Robert Gay, Adam Kirsch, Mark Nunnelly, Mitt Romney, Stephan Pagliuca, Mark B. Wolpow and Robert White, may also be deemed to share voting and dispositive power as to, and also disclaim beneficial ownership of, such Shares.

(4) The address of Mr. Norton is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. The Shares owned by Mr. Norton are subject to certain restrictions on transfer. Includes 40,000 restricted shares which will vest in three equal annual installments commencing September 30, 1999.

(5) The address of Mr. Phelan is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. All of the shares shown are owned by Turnberry Partners, L.P. ("Turnberry"). Mr. Phelan is the

    President and sole stockholder of Chatham Capital Management, Inc., the general partner of Turnberry and is deemed to have voting and dispositive power as to the shares held by Turnberry.

(6) The address of Mr. Davis is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. Includes 15,000 Shares issuable upon exercise of outstanding options which are currently exercisable. The Shares owned by Mr. Davis are subject to certain restrictions on transfer.

(7) The address of Mr. Levin is c/o the Company, 3113 Woodcreek Drive, Downers Grove, Illinois 60515. The Shares owned by Mr. Levin are subject to certain restrictions on transfer.

(8) Includes 40,000 restricted shares which will vest in three equal annual installments commencing September 30, 1999, and includes 15,000 Shares issuable upon exercise of outstanding options which are currently exercisable.

     Except as described above, no directors or executive officers of FTD Corporation beneficially own any shares of Common Stock.

     See "DESCRIPTION OF CAPITAL STOCK" for a description of certain voting arrangements with respect to the Common Stock owned by the Principal Stockholders and certain other rights and obligations with respect to such Common Stock.

                          RELATIONSHIP WITH AFFILIATES

     Management Consulting Services Agreement. Parties related to each of the Principal Stockholders have entered into an agreement for management consulting services (the "Management Consulting Services Agreement") with FTD pursuant to which they will make available to the Operating Company's management financial and other corporate advisory services. Subject to certain limitations contained in the Bank Credit Agreement and the Indenture with respect to the Notes, for each fiscal year of the Company, the Operating Company will pay dividends to FTD sufficient to allow FTD to pay such affiliates $400,000 per year plus up to an additional $1.6 million per year conditioned upon the achievement of certain levels of operating income, and reimbursement of reasonable out-of-pocket expenses. Subject to certain conditions, such fee will be shared by the parties thereto in proportion to their relative ownership interests in FTD. Pursuant to the Management Consulting Services Agreement, the Principal Stockholders received $1.0 million for each of the years ended June 30, 1997 and 1996, and for the period December 19, 1994 through June 30, 1995.

     Certain directors of FTD Corporation will receive indirectly a portion of the management fee as a result of their ownership interest in or other relationship with the entities providing services to the Operating Company. Mr. Rehnert, a director of FTD Corporation designated by the Bain Funds, is a Managing Director of Bain Capital, Inc. Mr. Gorgi, a director of FTD Corporation designated by the Bain Funds, is the President of certain entities which own Shares, directly or indirectly through general partnership interests. Mr. Phelan, a director of the Operating Company, designated by the Bain Funds, is entitled to receive a portion of the fees to be paid by the Operating Company under the Management Consulting Services Agreement to Fleet Growth Resources, Inc. pursuant to an agreement with such entity, so long as Mr. Phelan remains a director of the Operating Company. Mr. Perry, Ms. Ho and Mr. Silberberg, directors of FTD Corporation designated by Perry Partners, have an interest in Perry Investors, L.L.C. Assuming the relative ownership interest among the Principal Stockholders remains unchanged, Bain Capital, Inc., Fleet Growth Resources, Inc. and Perry Investors, L.L.C. will be entitled to 23.33%, 11.67% and 65%, respectively, of the fees to be paid by the Company under the Management Consulting Services Agreement. The portion of such fee each of such directors will receive, if any, is discretionary.

     Stockholders' Agreement. Pursuant to the Stockholders' Agreement, each of the Principal Stockholders has agreed, among other things, (i) to vote its shares of common stock in order to elect and maintain a board of directors of FTD and each of its subsidiaries (including the Operating Company), which consists of six nominees of Perry Partners and three nominees of the Bain Funds and, in the case of the Operating Company, FTD Association nominees as well,
(ii) that certain actions taken by the Company including (A) amending the certificate of incorporation or by-laws of the Company, (B) entering into acquisitions of assets or stock exceeding $4 million or (C) effectuating any merger, consolidation or sale of the Company, require the approval of two of the directors nominated by Perry Partners and two of the directors nominated by the Bain Funds and (iii) to certain restrictions on transferring its shares of Class A Common Stock, including grants to the other Principal Stockholders of certain rights with respect to the sale of its Class A Common Stock. See "DESCRIPTION OF CAPITAL STOCK -- Stockholders' Agreement."

                          DESCRIPTION OF CAPITAL STOCK

     The following summary description of the material terms of the capital stock of FTD Corporation does not purport to be complete and is qualified in its entirety by reference to the Restated Certificate of Incorporation and Bylaws of the Company. For a description of certain restrictions on transfer with respect to the Shares offered hereby, see "THE OFFERING."

     Upon the consummation of the Offering, the authorized capital stock of the Company will consist of 30,000,000 shares of Class A Common Stock, par value $.01 per share, 3,000,000 shares of Class B Common Stock, par value $.0005 per share and 1,000,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Following the Offering, the Company will have 13,427,128 shares of Class A Common Stock and 3,000,000 shares of Class B Common Stock outstanding (assuming all of the Shares are sold and no shares of Class B Common Stock are converted). No shares of Preferred Stock are issued and outstanding.

     No established public trading market exists for FTD's common equity. As of September 25, 1997, there were approximately 1,800 holders of Class A Common Stock and approximately five holders of Class B Common Stock.

     American Stock Transfer & Trust Company has been appointed the transfer agent and registrar for the Class A Common Stock and Class B Common Stock.

COMMON STOCK

     The Class A Common Stock and the Class B Common Stock rank equally and, except with respect to voting power, are substantially identical in all material respects. The Class B Common Stock was issued in connection with the Acquisition to the Fleet Funds to satisfy certain restrictions on stock ownership applicable to bank holding companies and was also issued upon exercise of the Warrants.

     Dividends. The holders of Common Stock are entitled to receive dividends when and as dividends are declared by the Board of Directors of FTD Corporation out of funds legally available therefor, provided that if any shares of Preferred Stock are at the time outstanding, the payment of dividends on the Common Stock or other distributions may be subject to the declaration and payment of full dividends on outstanding shares of Preferred Stock. FTD has not paid any dividends on its common equity since its inception, and it has no present intention of paying any such dividends. Any future determination as to the payment of dividends will be at the discretion of the Board of Directors of FTD, and will depend on the Company's financial condition, results of operations, capital requirements, compliance with charter and contractual restrictions, and such other factors as the Board of Directors deems relevant. In addition, under the terms of its borrowings, the Company may not declare or pay any dividend or make any distribution (other than dividends or distributions payable solely in capital stock of the Company) on shares of its common stock to holders of such common stock if at the time of such proposed dividend, or immediately after giving effect thereto, certain financial conditions are not satisfied. Notwithstanding the foregoing, the following, among other things, are permitted: (1) payments by the Operating Company to or on behalf of FTD to fund certain operating expenses of FTD; (2) payments by the Operating Company to FTD pursuant to a tax sharing agreement between such parties as in effect on December 19, 1994 or any amendment thereto or replacement agreement thereof; (3) payments by the Operating Company to FTD to fund certain payments by FTD for management services provided to the Operating Company; (4) payments by the Operating Company to FTD to pay reasonable expenses incurred in connection with this Offering; and (5) payments by the Operating Company to FTD to fund repurchases by FTD of shares of its Common Stock or options to purchase Common Stock held by former employees of FTD or its subsidiaries (subject to restrictions).

     Holders of Class A Common Stock and Class B Common Stock will be entitled to share ratably, as a single class, in any dividends paid on the Common Stock. No dividend may be declared or paid in cash, property, Common Stock or Preferred Stock convertible into Common Stock on either the Class A Common Stock or Class B Common Stock unless a corresponding dividend is paid simultaneously on the other Class of Common Stock. If stock dividends are declared, holders of Class A Common Stock will receive shares of Class A Common Stock and holders of Class B Common Stock will receive shares of Class B Common Stock; provided, however, that if the dividends consist of other voting securities, then the Company shall make available to each holder of Class B Common Stock, at such holder's request, dividends consisting of non-voting securities otherwise identical to the voting securities and which are convertible into or exchangeable for such voting securities on the same terms as the Class B Common Stock is convertible into Class A Common Stock. See "DIVIDEND POLICY."

     Voting Rights. Each holder of Class A Common Stock is entitled to one vote for each share of Class A Common Stock held on all matters submitted to a vote of the Company's stockholders. Holders of Class B Common Stock are not entitled to vote on any matters, except as otherwise required by law.

     Conversion Rights. Shares of Class B Common Stock are convertible into Class A Common Stock on a one-to-one basis at any time at the option of the holders thereof, except that no shares of Class B Common Stock originally issued to a bank holding company or an affiliate of a bank holding company shall be converted into shares of Class A Common Stock by the original holder or any direct or indirect transferee thereof, unless such Shares are being distributed, disposed of or sold in any one of the following transactions:

          (a) a public offering of such shares registered under the Securities Act or a public sale pursuant to Rule 144 of the Securities Act, or any similar rule then in effect;

          (b) a sale of such shares to a person or group of persons if, after such sale, such person or group of persons in the aggregate would own or control securities of FTD which possess in the aggregate the ordinary voting power to elect a majority of FTD's directors (provided that such sale has been approved by the Board of Directors or a committee thereof);

          (c) a sale of such shares to a person or group of persons if, after such sale, such person or group of persons in the aggregate would own or control securities of FTD (excluding any Class B Common Stock converted and disposed of in connection with such sale) which possess in the aggregate the ordinary voting power to elect a majority of FTD's directors; and

          (d) a sale of such shares to a person or group of persons if, after such sale, such person or group of persons in the aggregate would not own, control or have the right to acquire more than two percent of the outstanding securities of any Class of voting securities of FTD.

     Liquidation Rights. Upon any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, any assets remaining after the satisfaction in full of the prior rights of creditors, and the aggregate liquidation preference of any Preferred Stock then outstanding will be distributed to the holders of Class A Common Stock and Class B Common Stock, ratably as a single Class in proportion to the number of shares held by them.

     Reorganization, Consolidation or Merger. In the event of a reorganization, consolidation or merger of the Company, each holder of a share of Class A Common Stock shall be entitled to receive the same kind and amount of property receivable by a holder of a share of Class B Common Stock and each holder of a share of Class B Common Stock shall be entitled to receive the same kind and amount of property receivable by a holder of Class A Common Stock.

     No Preemptive Rights. The holders of Class A Common Stock and Class B Common Stock are not entitled to preemptive or subscription rights.

PREFERRED STOCK

     Pursuant to the Restated Certificate of Incorporation, the Board of Directors of FTD Corporation is authorized to establish and designate one or more series of Preferred Stock, without further authorization of the Company's stockholders, subject to the approval required pursuant to the Stockholders' Agreement as described below. The Board of Directors is authorized to fix the number of shares, the voting powers and such distinctive designations, preferences and relative rights and limitations of any such series. Thus, any series may, if so determined by the Board of Directors of the Company, have full voting rights with the Class A Common Stock or superior or limited voting rights, be convertible into Common Stock or another security of the Company, and have such other relative preferences, rights and limitations as the Board of Directors shall determine. As a result, any series of Preferred Stock could have rights which would adversely affect the voting power of the Class A Common Stock. The issuance of shares of Preferred Stock under certain circumstances may have the effect of delaying, deterring or preventing a change in control of the Company. The shares of any series or Class of Preferred Stock need not be identical.

STOCKHOLDERS' AGREEMENT

     The shares of Common Stock owned by the Principal Stockholders are subject to the Stockholders' Agreement. The following is a summary of certain provisions of the Stockholders' Agreement.

     Board of Directors; Voting Matters. Under the Stockholders' Agreement, the Principal Stockholders have agreed to vote their shares of Common Stock in order to elect (i) a Board of Directors of the Company which consists of six designees of Perry Partners and three designees of the Bain Funds and (ii) Boards of Directors of the Operating Company and each of its subsidiaries which consist of six designees of Perry Partners, two designees of the Bain Funds and two designees of FTD Association. For biographical information regarding the Board of Directors of FTD Corporation and the Operating Company, see "MANAGEMENT."

     The affirmative vote of at least a majority of the members of the Board of Directors of the Company or any of its subsidiaries, as the case may be, which majority shall include at least two directors designated by Perry Partners and two directors designated by the Bain Funds, is required with respect to certain actions by the Company and the Operating Company, including, among others, the following: (1) with certain exceptions, the issuance or sale by the Company or any of its significant subsidiaries of any of its debt or equity securities (other than the offerings, including this Offering, to FTD members required under the Mutual Support Agreement (each, a "FTD Member Offering")) or any incurrence of any material long-term indebtedness by the Company or any of its significant subsidiaries; (2) with certain exceptions, the registration by the Company or any of its subsidiaries of any of its securities; (3) certain material acquisitions of assets or stock of another entity; (4) certain business combinations and asset dispositions; (5) the declaration of dividends or the payment of other distributions to stockholders of the Company; (6) with certain exceptions, the repurchase or redemption by the Company or any of its subsidiaries of any of its securities; (7) transactions with affiliates of the Company (other than in the ordinary course); and (8) any material refinancing or restructuring of the Bank Credit Agreement which is reasonably likely to have an adverse effect on the Company.

     Each annual operating budget for the Company and each of its significant subsidiaries and the appointment of the Chairman, and the Chief Executive Officer of the Company and the Operating Company require the approval of Perry Partners and the Bain Funds.

     Tag-Along Rights; Right of First Refusal. With respect to any proposed transfer (other than with respect to offers and sales of Common Stock (i) in a Public Offering (as defined in the Stockholders' Agreement), (ii) following a Public Offering, pursuant to Rule 144 or Rule 144A under the Securities Act or
(iii) in an FTD Member Offering) by Perry Partners and its affiliates of Common Stock which, when taken together with all prior transfers, represents more than 5% of the Common Stock initially held by Perry Partners upon consummation of the Acquisition, each other stockholder of the Company who is a party to the Stockholders' Agreement has the right to require the proposed transferee to purchase a proportionate number of shares of Common Stock held by such stockholder at the same price and upon the same terms and conditions as to be paid and given to Perry Partners.

     If any stockholder of the Company who is a party to the Stockholders' Agreement at any time intends to transfer any Common Stock to a third party in a bona-fide arms'-length transaction, the Company has an irrevocable option to purchase all (but not less than all) of such Common Stock at the price offered by the third party. If such option is not exercised by the Company, the other stockholders party to the Stockholders' Agreement (excluding affiliates of the selling stockholder) have an irrevocable option to purchase all (but not less than all) of such securities at the applicable offer price.

     Registration Rights. Subject to certain limitations, at any time and from time to time after the earlier of (i) the Company's first Public Offering and
(ii) December 19, 1998, upon the written request (a "Registration Request") of the holders of a majority of the Common Stock held by Perry Partners, its affiliates and their transferees permitted under the Stockholders' Agreement ("Permitted Transferees"), on the one hand, or holders of a majority of the Common Stock held by the Bain Funds, the Fleet Funds, their respective affiliates and their Permitted Transferees, on the other hand (in each case, a "Requesting Stockholder"), that the Company effect the registration under the Securities Act of all or part of the Common Stock owned by such Requesting Stockholder, the Company is obligated to use its best efforts to effect the registration under the Securities Act of such Common Stock. Except with respect to applicable underwriting discounts and commissions, such registration will generally be at the expense of the Company.

     Notwithstanding the foregoing, except in certain circumstances: (i) the Company will not be required to effect more than one such registration within any 360-day period; (ii) Perry Partners, its affiliates and their Permitted Transferees are entitled to no more than five Registration Requests; and (iii) the Bain Funds, the Fleet Funds, their respective affiliates and their Permitted Transferees are entitled to no more than three Registration Requests; provided that the limitations on the number of Registration Requests contained in clauses
(ii) and (iii) above do not apply to registrations where the Requesting Stockholder agrees to pay all of the costs and expenses of each such registration.

     If the Company at any time after the first Public Offering proposes to register any shares of Common Stock under the Securities Act (except solely in connection with any employee benefit plan or dividend reinvestment plan or a merger or consolidation), including registrations pursuant to a Registration Request, then upon the written request of any stockholder a party to the Stockholders' Agreement, the Company, subject to certain limitations, is obligated to use its best efforts to also register such stockholder's shares.

     In connection with the registrations described above, to the extent permitted by applicable law, the Company will indemnify each selling stockholder and each selling stockholder will indemnify the Company and the other selling stockholders against certain liabilities under the Securities Act and the Exchange Act.

     Termination. The Stockholders' Agreement (other than the tag-along provisions, the registration rights provisions and certain provisions with respect to the Bain Funds' and the Fleet Funds' obligations to pay Perry Partners a portion of the profits they receive on certain sales of their Common Stock) terminates on the earliest of (i) the date on which Perry Partners, the Bain Funds and the Fleet Funds and their respective affiliates do not own in the aggregate at least 35% of the Common Stock outstanding on a fully diluted basis,
(ii) the date on which either Perry Partners and its affiliates, on the one hand, or the Bain Funds and the Fleet Funds and their respective affiliates, on the other hand, do not own in the aggregate at least 10% of the Common Stock on a fully-diluted basis or (iii) December 19, 2003.

SECURITYHOLDERS' AND REGISTRATION RIGHTS AGREEMENT

     The Company, the Principal Stockholders and BT Securities Corporation and Montgomery Securities (collectively, the "Initial Purchasers") have entered into a Securityholders' and Registration Rights Agreement (the "Securityholders' Agreement") with respect to the shares of Class B Common Stock issued upon exercise of warrants (the "Warrants") issued to the Initial Purchasers in connection with the Acquisition (the "Warrant Shares"). The Securityholders' Agreement provides that the Initial Purchasers and persons to whom Registrable Securities (as defined in the Securityholders' Agreement) are transferred (collectively, "Holders") have the registration rights and other rights and obligations with respect to the Registrable Securities described below.

     Demand Registration Rights. At any time and from time to time, Holders owning, individually or in the aggregate, not less than 25% of the Registrable Securities may make a written request for registration under the Act of their Registrable Securities (a "Demand Registration"). Subject to certain conditions, within 120 days of the receipt of such written request for a Demand Registration, the Company shall file with the Commission and use its best efforts to cause to become effective under the Securities Act a registration statement with respect to such Registrable Securities. Subject to the satisfaction of certain conditions set forth in the Securityholders' Agreement, the Company shall be required to register Registrable Securities pursuant to the foregoing provisions on a maximum of two separate occasions.

     If at any time the Company proposes to file a registration statement under the Securities Act with respect to an offering by the Company for its own account or for the account of any of its securityholders of any class of its common equity securities (other than, among others, a registration statement filed pursuant to the offering of securities of the Company in an FTD Members Offering), then the Company is required to offer Holders of Registrable Securities the opportunity to include such Registrable Securities.

     Take-Along Rights. If at any time prior to the occurrence of a Triggering Event (as defined below) any existing stockholder prior to the consummation of the 1995 Members' Offering (the "Initial Equity Holders") or any of its Permitted Transferees (as defined in the Securityholders' Agreement) (a "Take-Along Seller"), directly or indirectly, transfers (other than in a bona fide public distribution pursuant to an effective registration statement under the Securities Act) in a single transaction or a series of related transactions a number of shares of Common Stock greater than or equal to 15% of the shares of Common Stock collectively owned by the Initial Equity Holders on December 19, 1994 to a Non-Qualified Transferee (as defined in the Securityholders' Agreement) (other than any sale effected pursuant to the Mutual Support Agreement), the Holders of Warrant Shares have the irrevocable exclusive option, but not obligation, to sell to the Non-Qualified Transferee Warrant Shares in an amount equal to up to such number of Shares proposed to be sold by such Take-Along Seller (the "Take-Along Included Securities") determined in accordance with the Securityholders' Agreement, at a price per Take-Along Included Security comprising such Take-Along Included Securities identical to the price per share of Common Stock to be paid by the Non-Qualified Transferee to the Take-Along Seller and on other terms identical to the terms applicable to the Take-Along Seller.

     A "Triggering Event" means the earlier of (i) the date on which the Company or the Operating Company or any of their respective successors or assigns consummates an underwritten primary public offering of equity securities pursuant to a registration statement under the Act after which at least 30% of the total issued and outstanding common equity of the Company or of the Operating Company has been distributed by means of an effective registration statement under the Securities Act or sales pursuant to Rule 144 promulgated under the Securities Act or (ii) the date on which any class of equity securities of the Company or the Operating Company is listed on a national securities exchange or authorized for quotation on the National Association of Securities Dealers, Inc. Automated Quotations System (other than as a result of any FTD Member Offering).

                      DESCRIPTION OF BANK CREDIT AGREEMENT


     Effective November 20, 1997, the Operating Company has entered into the Bank Credit Agreement with The First National Bank of Chicago ("FNBC"), as agent (the "Agent") and other institutions from time to time party thereto as lenders (the "Banks"), which provides loans of up to $100.0 million (the "Bank Credit Agreement"). The Bank Credit Agreement provides a facility of up to $50.0 million in aggregate principal amount of term loans (the "Term Loans") and the Revolving Credit Facility, pursuant to which the Operating Company borrowed approximately $25.0 million to refinance the Company's then existing indebtedness under its prior credit facility and which permits the Operating Company to borrow up to an additional $25.0 million for working capital, acquisitions and the payment of certain expenses. As part of the $50.0 million Revolving Credit Facility, the Operating Company may borrow up to $5.0 million in aggregate principal amount of swing line loans (the "Swing Line Loans") and may have letters of credit issued on its behalf. This information relating to the Bank Credit Agreement is qualified in its entirety by reference to the complete text of the documents entered into in connection therewith. The following is a description of the general terms of the Bank Credit Agreement.

     Indebtedness of the Operating Company under the Bank Credit Agreement is guaranteed by the Company and certain of its subsidiaries and is secured by (i) a first priority perfected pledge of all capital stock of each direct and indirect subsidiary of the Company (including the Operating Company), provided that only 65% of the capital stock of foreign subsidiaries are so pledged and
(ii) a first priority security interest in all of the receivables and the proceeds thereof, inventory, equipment (other than certain equipment secured by purchase money security interests), general intangibles, contract rights, chattel paper, instruments and documents, interest and currency contracts, and all investment property owned by FTD and its direct and indirect subsidiaries, other than Florists' Transworld Delivery Association of Canada Limited.

     Indebtedness under the Bank Credit Agreement bears interest at a floating rate based (at FTD's option) upon (i) the Alternate Base Rate (defined as the higher of (x) the corporate base rate of FNBC and (y) the Federal Reserve reported rate on overnight Federal funds transactions (as adjusted pursuant to the Bank Credit Agreement) plus 1/2 of 1%) plus up to 0.50% as a floating rate margin or (ii) the Eurodollar Base Rate (as defined in the Bank Credit Agreement) for 14 days or one, two, three or six months, plus an additional 1% to 2% as a Eurodollar margin; provided that the Swing Line Loans shall be at a floating rate (as described above).

     The Term Loans and the Revolving Credit Facility will mature on December 31, 2003. The Company is required to repay the Term Loans beginning March 31, 1999, in 20 consecutive quarterly installments, which are based on the total amount of Term Loans outstanding as of February 1, 1999 (the last date the Operating Company may make a borrowing thereunder). In addition, the Bank Credit Agreement provides for mandatory repayments, subject to certain exceptions, of the Term Loans (i) from the net proceeds of, among other things, asset sales outside the ordinary course of business of the Operating Company and its subsidiaries, and (ii) in an amount equal to 50% of Excess Cash Flow (as defined therein) per annum.

     The loans under the Revolving Credit Facility (the "Revolving Loans") may be borrowed, repaid and reborrowed, and shall be repaid in full on the Termination Date (as defined in the Bank Credit Agreement). The Operating Company is required to pay to the lenders under the Bank Credit Agreement a commitment fee ranging from 1/4 of 1% to 1/2 of 1% per annum, payable on a quarterly basis, on the unused portion of the Revolving Credit Facility (and, prior to February 1, 1999, the unused portion of the Term Loan Commitment) during such quarter, and certain additional fees payable to the Agent and First Chicago Capital Markets, Inc., as arranger. The Operating Company is required to pay to the lenders participating in the Revolving Credit Facility (i) a standby letter of credit fee equal to the applicable Eurodollar Margin multiplied by the average daily outstanding face amount available for drawing under all letters of credit and (ii) a performance letter of credit fee equal to 50% of the applicable Eurodollar Margin multiplied by the average daily outstanding face amount available for drawing under all letters of credit. The Operating Company is also required to pay fronting fees to each letter of credit issuer equal to a percentage rate agreed upon by the Operating Company and such issuer, payable on a quarterly basis, on the average daily outstanding face amount available for drawing under all letters of credit of such issuer. Each such letter of credit and fronting fee shall be payable quarterly in arrears. The Agent and the Banks will receive such other fees as have been separately agreed upon with the Agent.

     The Bank Credit Agreement requires FTD and its subsidiaries to meet certain financial tests, including minimum fixed charge coverage, maximum leverage, minimum consolidated net worth and maximum amounts of capital expenditures. The Bank Credit Agreement also contains covenants which, among other things, limit the incurrence of additional indebtedness, consummation of certain asset sales, incurrence of liens, declaration or payment of dividends, making certain other restricted payments or investments, transactions with affiliates, mergers and consolidations, conveying, leasing, selling, transferring or otherwise disposing of all or substantially all of its business or property, modifying the material terms of its constituent documents, or engaging in unrelated businesses. The Operating Company is in full compliance with all restrictive covenants set forth in the Bank Credit Agreement.

     The Bank Credit Agreement contains customary events of default, including payment defaults, breach of representations and warranties, covenant defaults, cross-default to certain other indebtedness, certain events of bankruptcy and insolvency, judgment defaults, failure of any guaranty or security agreement supporting the

Bank Credit Agreement to be in full force and effect and change of control of the Company or the Operating Company.

             CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
                          TO NON-UNITED STATES HOLDERS

     The following is a general discussion of certain United States federal income and estate tax consequences of the ownership and disposition of Class A Common Stock by non-United States holders. As used herein, "non-United States holder" means (i) a corporation, individual or partnership that is, for United States federal income tax purposes, a foreign corporation, a non-resident alien individual or a foreign partnership, (ii) an estate that is not subject to United States taxation on income from sources without the United States that is not effectively connected with the conduct of a trade or business within the United States and (iii) a trust if either (A) a court in the United States is not able to exercise primary supervision over the administration of such trust or (B) one or more United States fiduciaries do not have the authority to control all substantial decisions of such trust.

     This discussion is based on current law which is subject to change (possibly with retroactive effect) or different interpretations. This discussion does not purport to deal with all aspects of federal income and estate taxation that may be relevant to a particular non-United States holder's decision to purchase Class A Common Stock.

     ALL PROSPECTIVE NON-UNITED STATES HOLDERS OF CLASS A COMMON STOCK ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL AND FOREIGN TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF CLASS A COMMON STOCK.

DIVIDENDS

     Dividends, if any, paid to a non-United States holder of Class A Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. However, a non-United States holder will be taxed at ordinary federal income tax rates (on a net income basis) on dividends that are effectively connected with the conduct of a trade or business of such non-United States holder within the United States (but only if, in cases in which a tax treaty applies, such dividends are attributable to a permanent establishment of the holder in the United States) and will not be subject to the withholding tax described above. If such non-United States holder is a foreign corporation, it also may be subject to a United States branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

     Under current law, dividends paid to an address located in a country other than the United States are presumed to be paid to a resident of such country (unless the payer has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under proposed United States Treasury regulations not currently in effect, however, a Non-United States holder of Class A Common Stock who wishes to claim the benefit of an applicable treaty rate (and avoid backup withholding, as discussed below) would be required to satisfy applicable certification and other requirements. Currently, certain certification and disclosure requirements must be complied with in order to be exempt from withholding under the effectively connected income exemption discussed above. A non-United States holder that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service ("IRS").

DISPOSITION OF STOCK

     Non-United States holders generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of Class A Common Stock unless (i) the gain is effectively connected with a trade or business conducted by the non-United States holder within the United States and, if a tax treaty applies, is attributable to a permanent establishment of the Non-United States holder that is located in the United States (in which case the branch profits tax described under "Dividends" above may also apply if the holder is a foreign corporation), (ii) in the case of a non-United States holder who is a non-resident alien individual and holds Class A Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the disposition, and either the income from the disposition is attributable to an office or other fixed place of business maintained by the holder in the United States or the holder has a "tax home" in the United States (within the meaning of the Internal Revenue Code of 1986, as amended (the "Code")), or (iii) the Non-United States holder is subject to tax pursuant to certain Code provisions applicable to expatriates. (The foregoing is based on the assumption that the Company is not and has not been a "United States real property holding corporation" for federal income tax purposes. The Company does not believe it has been or is currently, and does not anticipate becoming, such a corporation.)

FEDERAL ESTATE TAXES

     Class A Common Stock that is owned or treated as being owned by a non-United States holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise. Such individual's estate may be subject to U.S. federal estate tax on the property includable in the estate for U.S. federal estate tax purposes.

INFORMATION REPORTING REQUIREMENTS AND BACKUP WITHHOLDING

     The Company must report annually to the IRS and to each Non-United States holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends, regardless of whether withholding was required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the Non-United States holder resides under the provisions of an applicable income tax treaty.

     Under current law, backup withholding at the rate of 31% generally will not apply to dividends paid to a Non-United States holder at an address outside the United States (unless the payer has knowledge that the payee is a U.S. person). Under proposed United States Treasury regulations not currently in effect, however, a Non-United States holder will be subject to backup withholding unless applicable certification requirements are met.

     Payment of the proceeds of a sale of Class A Common Stock by or through a U.S. office of a broker is subject to both backup withholding and information reporting unless the beneficial owner provides the payer with its name and address and certifies under penalties of perjury that it is a Non-United States holder, or otherwise establishes an exemption. In general, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of Class A Common Stock by or through a foreign office of a foreign broker. If, however, such broker is, for U.S. federal income tax purposes a U.S. person, a controlled foreign corporation, or a foreign person that derives 50% or more of its gross income for a certain period from the conduct of a trade or business in the United States, such payments will be subject to information reporting, but not backup withholding, unless (1) such broker has documentary evidence in its records that the beneficial owner is a Non-United States holder and certain other conditions are met, or (2) the beneficial owner otherwise establishes an exemption.

     Any amounts withheld under the backup withholding rules generally will be allowed as a refund or a credit against such holder's U.S. federal income tax liability provided the required information is furnished in a timely manner to the IRS.

     The backup withholding and information reporting rules are under review by the Treasury Department and their application to the Class A Common Stock could be changed by future regulations. Non-United States holders should consult their tax advisors regarding the application of these rules to their particular situations, the availability of an exemption therefrom, the procedure for obtaining such an exemption, if available, and the possible application of the proposed United States Treasury regulations addressing the withholding and the information reporting rules.

                                 LEGAL MATTERS

     The validity of the Shares will be passed upon for the Company by Schulte Roth & Zabel LLP.

                                    EXPERTS

     The consolidated financial statements and schedule of FTD Corporation as of June 30, 1997 and 1996, and for each of the years in the three-year period ended June 30, 1997, have been included herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

            INDEX TO CONSOLIDATED FINANCIAL STATEMENTS AND SCHEDULE

Independent Auditors' Report................................    F-2
Consolidated Balance Sheets as of June 30, 1997 and 1996 and
  September 30, 1997........................................    F-3
Consolidated Statements of Operations for the years ended
  June 30, 1997, 1996 and 1995 and the three month periods
  ended September 30, 1997 and 1996.........................    F-4
Consolidated Statements of Stockholders' Equity for the
  years ended June 30, 1997, 1996 and 1995 and the three
  month period ended September 30, 1997.....................    F-5
Consolidated Statements of Cash Flows for the years ended
  June 30, 1997, 1996 and 1995 and the three month periods
  ended September 30, 1997 and 1996.........................    F-6
Notes to Consolidated Financial Statements as of June 30,
  1997, 1996 and 1995 and the three month period ended
  September 30, 1997........................................    F-7
Independent Auditors' Report on Supplementary Information...    F-22
Schedule II -- Valuation and Qualifying Accounts............    F-23

     All other schedules for which provision is made in the applicable accounting regulations of the Securities and Exchange Commission are not required under the related instructions or are not applicable and therefore have been omitted.

[KPMG Peat Marwick LLP LETTERHEAD}

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
FTD Corporation:

     We have audited the accompanying consolidated balance sheets of FTD Corporation and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended June 30, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of FTD Corporation and subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for each of the years in the three year period ended June 30, 1997, in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Detroit, Michigan
August 14, 1997

                                FTD CORPORATION

                          CONSOLIDATED BALANCE SHEETS
              AS OF JUNE 30, 1997 AND 1996 AND SEPTEMBER 30, 1997

                                                                  AS OF         AS OF JUNE 30,
                                                              SEPTEMBER 30,   -------------------
                                                                  1997          1997       1996
                                                              -------------     ----       ----
                                                               (UNAUDITED)
                                                                        (IN THOUSANDS)
                           ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................    $ 21,398      $ 28,294   $ 26,650
Accounts receivable, less allowance for doubtful accounts
  ($2,247 at September 30, 1997 and $2,211 and $1,412 at
  June 30, 1997 and 1996, respectively).....................      31,342        24,979     24,080
Inventories, principally finished goods, net................      14,520        14,992     12,468
Deferred income taxes.......................................       7,242         7,242      5,569
Other current assets........................................       1,958         2,034      1,718
                                                                --------      --------   --------
    Total current assets....................................      76,460        77,541     70,485
PROPERTY AND EQUIPMENT:
Land and improvements.......................................       1,600         1,600      2,500
Building and improvements...................................       7,607         7,601     13,169
Mercury consoles............................................      22,287        22,472     23,187
Furniture and equipment.....................................      13,079        12,832     11,630
                                                                --------      --------   --------
    Total...................................................      44,573        44,505     50,486
Less accumulated depreciation...............................      26,381        23,925     15,158
                                                                --------      --------   --------
    Property and equipment, net.............................      18,192        20,580     35,328
OTHER ASSETS:
Deferred financing costs, less accumulated amortization
  ($2,993 at September 30, 1997 and $2,724 and $1,648 at
  June 30, 1997 and 1996, respectively).....................       3,125         3,394      4,470
Deferred income taxes.......................................          --            --        194
Other noncurrent assets.....................................       1,857         1,979      2,191
Goodwill and other intangibles, less accumulated
  amortization ($8,276 at September 30, 1997 and $7,528 and
  $4,874 at June 30, 1997 and 1996, respectively)...........      77,482        78,230     83,414
                                                                --------      --------   --------
    Total other assets......................................      82,464        83,603     90,269
                                                                --------      --------   --------
    Total assets............................................    $177,116      $181,724   $196,082
                                                                ========      ========   ========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt........................    $  9,287      $  9,297   $  8,496
Accounts payable............................................      25,595        29,237     28,360
Accrued member incentive programs...........................      12,930        13,816     12,949
Accrued severance costs.....................................         920         1,245      1,319
Other accrued liabilities...................................       7,616         5,765      6,059
Members' deposits...........................................      10,022         9,991      8,876
Unearned income.............................................       3,017         2,724      1,708
                                                                --------      --------   --------
    Total current liabilities...............................      69,387        72,075     67,767
Long-term debt, less current maturities.....................      70,973        73,103     87,781
Post-retirement benefits, less current portion..............       6,577         6,577      7,163
Accrued pension obligations.................................         576           876      4,061
Deferred income taxes.......................................       2,181         1,765         --
Minority interest in subsidiary.............................         155           156        170
STOCKHOLDERS' EQUITY:
Preferred stock, $0.01 par value, 1,000,000 shares
  authorized, no shares issued..............................          --            --         --
Common stock:
  Class A, $0.01 par value, 30,000,000 shares authorized;
    6,185,014 shares issued and 6,055,470 shares outstanding
    at September 30, 1997; 6,164,514 shares issued and
    6,073,839 outstanding at June 30, 1997; 6,160,181 issued
    and 6,134,549 outstanding at June 30, 1996..............          62            62         62
  Class B, $0.0005 par value, 3,000,000 shares authorized;
    1,566,686 shares issued and outstanding at September 30,
    1997 and at June 30, 1997 and 1996......................           1             1          1
Paid-in capital.............................................      35,949        35,639     35,607
Accumulated deficit.........................................      (7,830)       (8,013)    (6,275)
Notes receivable............................................        (295)          (32)      (128)
Treasury stock, at cost, 129,544 shares Class A Common Stock at September 30, 1997; 90,675 shares Class A Common Stock
  at June 30, 1997; 25,632 shares Class A Common Stock at
  June 30, 1996.............................................        (620)         (485)      (127)
                                                                --------      --------   --------
    Total stockholders' equity..............................      27,267        27,172     29,140
                                                                --------      --------   --------
    Total liabilities and stockholders' equity..............    $177,116      $181,724   $196,082
                                                                ========      ========   ========

          See accompanying notes to consolidated financial statements.

                                FTD CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
         AND THE THREE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1996


                                                  THREE MONTH PERIOD
                                                 ENDED SEPTEMBER 30,       FISCAL YEAR ENDED JUNE 30,
                                                 --------------------    -------------------------------
                                                   1997        1996        1997        1996       1995
                                                   ----        ----        ----        ----       ----
                                                     (UNAUDITED)
REVENUES:
Marketplace..................................     $12,529     $13,639    $ 49,738    $ 57,924    $35,460
Clearinghouse................................       6,777       6,627      34,383      37,070     24,738
Mercury Network..............................       8,021       8,497      37,558      34,138     17,618
Other........................................       8,160       8,305      40,904      37,123     18,702
                                                  -------     -------    --------    --------    -------
     Total revenues..........................      35,487      37,068     162,583     166,255     96,518
COSTS:
Products and distribution....................       8,746       9,461      35,897      41,209     25,736
Floral order transmissions and processing
  services...................................       6,716       7,081      29,803      30,562     14,923
Member programs..............................       6,576       6,811      30,606      32,615     17,908
                                                  -------     -------    --------    --------    -------
     Total cost of goods sold and services
       provided..............................      22,038      23,353      96,306     104,386     58,567
Selling, general and administrative
  expense....................................      10,136      11,312      55,769      58,376     30,669
                                                  -------     -------    --------    --------    -------
     Income from operations..................       3,313       2,403      10,508       3,493      7,282
OTHER INCOME AND EXPENSES:
Interest income..............................        (327)       (345)     (1,480)     (1,431)    (1,719)
Interest expense.............................       3,003       3,283      12,789      13,498      7,546
Loss on sale of Southfield Michigan
  facility...................................          --          --         530          --         --
                                                  -------     -------    --------    --------    -------
     Total other income and expenses.........       2,676       2,938      11,839      12,067      5,827
     Income (loss) before income tax expense
       (benefit) and minority interest.......         637        (535)     (1,331)     (8,574)     1,455
Income tax expense (benefit).................         458          24         416      (1,813)     1,021
Minority interest in earnings (loss) of
  subsidiary.................................          (1)        (11)        (14)        (33)         8
                                                  -------     -------    --------    --------    -------
     Net income (loss).......................     $   180     $  (548)   $ (1,733)   $ (6,728)   $   426
                                                  =======     =======    ========    ========    =======
EARNINGS (LOSS) PER SHARE:*
Primary......................................       $0.01      $(0.04)     $(0.12)     $(0.51)     $0.03
Fully Diluted................................       $0.01      $(0.04)     $(0.12)     $(0.51)     $0.03


-------------------------

* Adjusted to reflect 100% stock dividend declared on February 2, 1998 to stockholders of record as of February 9, 1998.


          See accompanying notes to consolidated financial statements.

                                FTD CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
              AND THE THREE MONTH PERIOD ENDED SEPTEMBER 30, 1997

                                                              SEPTEMBER 30,              JUNE
                                                              -------------   ---------------------------
                                                                  1997         1997      1996      1995
                                                                  ----         ----      ----      ----
                                                               (UNAUDITED)          (IN THOUSANDS)
Class A, shares outstanding
  Balance at beginning of period............................       6,073        6,135     6,029         0
    Common stock issued to effect merger....................                                        5,986
    Additional common stock issued..........................          20                              149
    Purchase of common stock from initial investors.........                               (552)
    Sales of common stock in public offering................                                659
    Repurchase of common stock..............................         (39)         (66)      (33)     (106)
    Sale of common stock to officers........................                        4        32
                                                                 -------      -------   -------   -------
  Balance at end of period..................................       6,054        6,073     6,135     6,029
                                                                 -------      -------   -------   -------
Class B, shares outstanding
  Balance at beginning of period............................       1,567        1,567       442
    Common Stock issued to effect merger....................                                          442
    Exercise of common stock warrants.......................                              1,125
                                                                 -------      -------   -------   -------
  Balance at end of period..................................       1,567        1,567     1,567       442
                                                                 -------      -------   -------   -------
Common stock Class A and Class B at par value
  Balance at beginning of period............................     $    63      $    63   $    66   $     0
    Repurchase of initial investment........................                                 (5)
    Common stock issued to effect merger....................                                           64
    Additional common stock issued..........................                                            2
    Sale of treasury stock..................................                                 (1)
    Sale of common stock in public offering.................                                  6
    Change in par value of class B shares...................                                 (4)
    Exercise of common stock warrants.......................                                  1
                                                                 -------      -------   -------   -------
  Balance at end of period..................................     $    63      $    63   $    63   $    66
                                                                 =======      =======   =======   =======
Paid-in Capital
  Balance at beginning of period............................     $35,639      $35,607   $35,385   $     0
    Repurchase of initial investment........................                             (2,949)
    Common stock issued to effect merger....................                                       29,936
    Additional common stock issued..........................         310                              949
    Net income (loss).......................................                                        4,500
    Sale of treasury stock..................................                               (499)
    Sale of common stock in public offering.................                              3,516
    Repurchase of common stock..............................                                 80
    Sale of common stock to officers........................                       32       135
    Change in par value of class B shares...................                                  4
    Cancellation of shareholder receivable related to
      repurchase of common stock............................                                (65)
                                                                 -------      -------   -------   -------
  Balance at end of period..................................     $35,949      $35,639   $35,607   $35,385
                                                                 =======      =======   =======   =======
Retained Earnings (Accumulated Deficit)
  Balance at beginning of period............................     $(8,013)     $(6,275)  $   449   $     0
    Net income (loss).......................................         180       (1,733)   (6,728)      426
    Foreign currency translation adjustment.................           3           (5)        4        23
                                                                 -------      -------   -------   -------
  Balance at end of period..................................     $(7,830)     $(8,013)  $(6,275)  $   449
                                                                 =======      =======   =======   =======
Stock Subscription and Notes Receivable
  Balance at beginning of period............................     $   (32)     $  (128)  $  (319)  $     0
    Repurchase of initial investment........................     $    32                     68
    Additional common stock issued..........................                                         (319)
    Sale of common stock to officers........................     $  (295)         (32)      (12)
    Amortization of shareholder notes.......................                                 70
    Cancellation of shareholder receivable related to
      repurchase of common stock............................                                 65
    Forgiveness of officers loan............................                      128
                                                                 -------      -------   -------   -------
  Balance at end of period..................................     $  (295)     $   (32)  $  (128)  $  (319)
                                                                 =======      =======   =======   =======
Treasury Stock
  Balance at beginning of period............................     $  (485)     $  (127)  $  (500)  $     0
    Repurchase of common stock..............................        (135)        (358)     (162)     (500)
    Sale of treasury stock..................................                                500
    Sale of common stock to officers........................                                 35
                                                                 -------      -------   -------   -------
  Balance at end of period..................................     $  (620)     $  (485)  $  (127)  $  (500)
                                                                 =======      =======   =======   =======
Total Stockholders Equity...................................     $27,267      $27,172   $29,140   $35,081
                                                                 =======      =======   =======   =======

          See accompanying notes to consolidated financial statements.

                                FTD CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                FOR THE YEARS ENDED JUNE 30, 1997, 1996 AND 1995
         AND THE THREE MONTH PERIODS ENDED SEPTEMBER 30, 1997 AND 1996

                                                                   THREE MONTH
                                                                   PERIOD ENDED
                                                                  SEPTEMBER 30,          FISCAL YEAR ENDED JUNE 30,
                                                                ------------------    --------------------------------
                                                                 1997       1996        1997       1996        1995
                                                                 ----       ----        ----       ----        ----
                                                                   (UNAUDITED)
                                                                                    (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................    $   180    $  (548)   $ (1,733)   $(6,728)   $     426
Adjustments to reconcile net income (loss) to net cash
  provided by (used in) operating activities:
  Depreciation and amortization.............................      3,333      3,575      15,606     14,231        6,525
  Amortization of deferred financing costs and original
    issue discount..........................................        359        346       1,404      1,359          708
  Post-retirement benefits..................................         --        149        (586)       401          361
  Pension...................................................       (300)       247      (2,756)      (120)          --
  Minority interest in earnings (loss) of subsidiary........         (1)       (11)        (14)       (33)           8
  Undistributed loss of unconsolidated affiliate............        (13)       (10)        (30)       (66)         (54)
  Loss on sale or disposal of assets........................         --        107         530        663
  Increase (decrease) in cash due to change in:
    Accounts receivable.....................................     (6,363)    (1,076)       (899)    (3,219)      12,842
    Inventories.............................................        472     (1,435)     (2,524)     1,027        1,524
    Deferred income taxes...................................        416        (33)        286     (2,035)         507
    Other current assets....................................         76     (1,989)       (316)      (159)       2,336
    Accounts payable........................................     (3,642)      (203)        877      1,491      (28,694)
    Accrued member incentive programs.......................       (886)        (2)        867      6,194       (2,819)
    Accrued severance costs.................................       (325)      (312)        (74)    (1,504)      (1,075)
    Other accrued liabilities, unearned income, and members'
      deposits..............................................      2,175      4,159       1,837       (417)       1,907
                                                                -------    -------    --------    -------    ---------
    Net cash provided by (used in) operating activities.....     (4,519)     2,964      12,475     11,085       (5,498)
CASH FLOWS FROM INVESTING ACTIVITIES:
Release of restricted cash related to credit deposit fund
  investments...............................................                                                     2,173
Proceeds from acquisition...................................                                                    46,577
Payment to effect merger....................................                                                  (109,028)
Capital expenditures, net...................................       (402)    (1,386)     (2,614)    (4,950)      (3,082)
Proceeds from sale of Southfield Michigan facility..........        340         --       6,224
                                                                -------    -------    --------    -------    ---------
      Net cash provided by (used in) investing activities...        (62)    (1,386)      3,610     (4,950)     (63,360)
CASH FLOWS FROM FINANCING ACTIVITIES:
Additions to deferred financing costs.......................                                                      (126)
Proceeds from long-term debt................................                                                    95,436
Repayments of long-term debt................................     (2,230)    (1,503)    (14,206)    (4,762)     (35,101)
Issuance of common stock....................................        310        (39)                 3,681       30,631
Repurchase of common stock..................................       (135)        --        (358)    (3,037)        (500)
Issuance of common stock warrants...........................                                            1        3,000
Decrease on notes receivable from stockholders..............       (263)        12         128        138
                                                                -------    -------    --------    -------    ---------
      Net cash provided by (used in) financing activities...     (2,318)    (1,530)    (14,436)    (3,979)      93,340
Effect of foreign exchange rate changes on cash.............          3          3          (5)        12
                                                                -------    -------    --------    -------    ---------
Net increase in cash and cash equivalents...................     (6,896)        51       1,644      2,168       24,482
Cash and cash equivalents at beginning of period............     28,294     26,650      26,650     24,482
                                                                -------    -------    --------    -------    ---------
Cash and cash equivalents at end of period..................    $21,398    $26,701    $ 28,294    $26,650    $  24,482
                                                                =======    =======    ========    =======    =========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid...............................................    $   554    $   931    $ 11,458    $12,113    $   6,704
                                                                =======    =======    ========    =======    =========
Income taxes paid...........................................    $    44    $   100    $    237    $   201    $     260
                                                                =======    =======    ========    =======    =========

SUPPLEMENTAL DISCLOSURE OF NONCASH INVESTING AND FINANCING ACTIVITIES:

    Florists' Transworld Delivery Association (the "Acquired Company") was acquired by FTD Corporation (the "Company") on December 19, 1994 (see note 2). The acquisition was effected through a merger of the Acquired Company with a subsidiary of the Company, with the Acquired Company surviving the merger as a wholly owned subsidiary of the Company, as follows:

Cash utilized to effect merger..............................    $109,028
NONCASH ITEMS:
Reduction of proceeds from long-term debt for financing
  costs.....................................................       5,992
Value ascribed to common stock warrants issued..............       1,500
Reduction in accrued severance costs subsequent to initial
  purchase price allocation.................................       3,138
Other purchase accounting adjustments for assets acquired
  and liabilities assumed...................................        (809)
                                                                --------
  Total purchase price......................................    $118,849
                                                                ========

          See accompanying notes to consolidated financial statements.

                                FTD CORPORATION
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                JUNE 30, 1997, 1996 AND 1995 AND THE THREE MONTH
                        PERIOD ENDED SEPTEMBER 30, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

DESCRIPTION OF THE BUSINESS

     FTD Corporation (the "Company"), is a supplier of non-perishable hardgoods, order clearing services, marketing support and other services, including greeting cards, publications and credit card authorization and processing to the retail floral industry and operates a toll free number that offers consumers the opportunity to place orders directly with the Company.

PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company at June 30, 1997 and 1996, include the accounts of FTD Corporation and its wholly owned subsidiary, Florists' Transworld Delivery, Inc. (the "Operating Company"). All significant intercompany accounts and transactions have been eliminated in consolidation.

     Prior to the acquisition, the Company was inactive. The accompanying consolidated statements of operations and cash flows for the year ended June 30, 1995 includes only the Operating Company's revenues, operating expenses and cash flows for the period December 19, 1994 through June 30, 1995.

     Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform to the 1997 presentation.

     The unaudited consolidated financial statements at September 30, 1997, have been prepared in accordance with generally accepted accounting principles for interim financial information pursuant to the rules and regulations of the Securities and Exchange Commission and do not contain all information included in the audited consolidated financial statements and notes for the year ended June 30, 1997. In the opinion of FTD management, all adjustments necessary for a fair presentation of the financial position and results of operations have been included (and any such adjustments are of a normal, recurring nature, except as disclosed herein). Due to seasonal variations in FTD's business, operating results for the three month period ended September 30, 1997 are not necessarily indicative of the results that might be expected for the year ended June 30, 1998.

     Certain amounts in the September 30, 1996 unaudited consolidated financial statements have been reclassified to conform to the current presentation.

CASH AND CASH EQUIVALENTS

     The Company's policy is to invest cash in excess of operating requirements in income-producing investments. The Company considers all investments purchased with maturities of three months or less at the date of purchase to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable, accrued member incentive programs, accrued severance costs, other accrued liabilities, unearned income, member deposits and long-term debt. At June 30, 1997, because of the short maturity of those instruments other than Long-term debt, the fair value of these financial instruments approximates the carrying amount. Long-term debt is discussed in
Note 4.

INVENTORIES

     Inventories consist principally of finished goods and are stated at the lower of cost, principally on a first in, first out basis, or market (net realizable sales value).

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost and are depreciated over their estimated useful lives using the straight-line method. The useful lives are ten to 31.5 years for building and improvements, five years for Mercury consoles, and five to ten years for furniture and equipment. Assets acquired on December 19, 1994 (see Note 2), have been recorded at fair value.

     Upon sale or retirement of property and equipment, the cost and related accumulated depreciation are eliminated from the respective accounts, and any gain or loss incurred in the ordinary course of business is included as selling, general and administrative expenses in the accompanying consolidated statements of operations. Maintenance and repairs are charged to expense as incurred. Expenditures which improve or extend the life of existing property and equipment are capitalized.

SYSTEMS SOFTWARE

     Systems software, included in other noncurrent assets, is recorded at purchase cost and is being amortized over its expected economic life of five years using the straight-line method. Assets acquired on December 19, 1994 (see
Note 2), have been recorded at fair value.

INTANGIBLES

     Deferred financing costs are being amortized over the life of the related financing using the straight-line method. Goodwill is being amortized using the straight line method over 30 years. Other intangibles consist of trademarks, trained workforce, and software, and are being amortized over 40, 7, and 5 years, respectively, using the straight-line method.

     The Company periodically evaluates whether events and circumstances that have occurred indicate that the remaining balance of goodwill and other intangibles may not be recoverable or that the remaining estimated useful lives may warrant revision. When such factors indicate that goodwill and other intangibles should be evaluated for possible impairment, the Company uses an estimate of undiscounted future cash flows to measure whether the goodwill and other intangibles is recoverable, and over what period (see Notes 2 and 3).

INCOME TAXES

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, Accounting for Income Taxes. SFAS No. 109 requires the asset and liability method of accounting for income taxes in which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under SFAS No. 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date (see Note
7).

FOREIGN CURRENCY TRANSLATION

     In accordance with SFAS No. 52, balance sheet accounts of the Company's foreign operations are translated from Canadian currency into U.S. dollars at year-end or historical rates, while income and expenses are translated at the weighted average exchange rates for the year. Translation gains or losses related to net assets located outside the United States are included in retained earnings. Gains and losses resulting from foreign currency transactions are included in net income.

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- CONTINUED
EARNINGS PER SHARE


     Earnings (loss) per share is calculated by dividing net income (loss) by the weighted average common shares and common share equivalents outstanding during the period. The number of common shares and common share equivalents outstanding have been adjusted to reflect a 100% stock dividend declared on February 2, 1998 to stockholders of record as of February 9, 1998. Where dilutive, unexercised stock options of the Company are included as common stock equivalents using the treasury stock method.


REVENUES

     Revenues earned by the Company for processing floral orders are recorded in the month the orders are reported to the Company as filled. Revenues for other services related to the processing of floral orders (including equipment rentals and transmission charges) are recorded in the period the service is provided. Sales of products are recorded when the products are shipped. Revenues relating to publications are recognized in the periods in which the publications are issued.

STOCK-BASED COMPENSATION

     Prior to July 1, 1996, the Company accounted for its stock options in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, Accounting for Stock Issued to Employees, and related interpretations. As such, compensation expense would be recorded on the date of grant only if the current market price of the underlying stock exceeded the exercise price.

     On July 1, 1996, the Company adopted SFAS No. 123 Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair value-based method defined in SFAS No. 123 has been applied. The Company has elected to continue apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123 (see Note
11).

USE OF ESTIMATES

     Management of the Company has made estimates and assumptions relating to the reporting of assets and liabilities and related disclosures to prepare these consolidated financial statements in conformity with generally accepted accounting principles. Actual results may differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENTS

     The Financial Accounting Standards Board (FASB) issued SFAS No. 128, "Earnings Per Share" in Fiscal 1997. This Statement establishes standards for computing and presenting earnings per share and applies to entities with publicly held Common Stock or potential Common Stock. This statement supersedes Accounting Principles Board (APB) Opinion No. 15 and is effective for periods ending after December 15, 1997. The Company will adopt this statement in the second quarter of Fiscal 1998. Currently, the Company is evaluating the effect of this statement.

     The FASB also has recently issued two new accounting standards, SFAS No. 130, Reporting Comprehensive Income and SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. These statements will affect the disclosure requirements for the Fiscal 1999 annual financial statements. The Company does not know at this time the effect of these new statements.

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(2) ACQUISITION

     On December 19, 1994 (the "Merger Date"), FTD Corporation, a Delaware corporation, completed an acquisition of all of the outstanding equity of Florists' Transworld Delivery Association, a Michigan nonprofit cooperative association (the "Acquired Company"), pursuant to the terms of an Agreement and Plan of Merger (the "Merger Agreement") dated August 2, 1994. The acquisition was effected through the merger (the "Merger") of FTD Acquisition Corp., a wholly owned subsidiary of FTD Corporation, with and into the Acquired Company, with the Acquired Company surviving the Merger as a wholly owned subsidiary of FTD Corporation. Concurrent with the Merger, the Acquired Company was converted from a nonprofit cooperative association to a for-profit corporation and renamed "Florists' Transworld Delivery, Inc." (from and after the Merger Date, the "Operating Company").

     The Company has accounted for the Merger under the purchase method of accounting, and accordingly, the Company's consolidated financial statements, reflect the allocation of the total purchase price to the tangible and intangible assets acquired and liabilities assumed of the Acquired Company as of December 19, 1994, based on their respective estimated fair values.

     Upon consummation of the acquisition of the Operating Company by FTD Corporation, management began to assess, formulate, and implement a plan to involuntarily terminate and/or relocate employees of the Operating Company as part of its relocation and/or consolidation efforts. The allocation of the total purchase price referred to above included a reserve for the estimated cost of planned termination, severance and relocation.

     On January 3, 1997, the Operating Company's Board of Directors approved a plan to consolidate corporate staff and operations into its Downers Grove, Illinois facility. Leased office space in Boston, Massachusetts was sub-leased, and land and buildings, in Southfield, Michigan were sold. The Company's bank credit agreement required it to use the net proceeds from the sale of assets to reduce the outstanding term loan. In accordance with EITF Consensus No. 94-3 "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity," non-recurring charges in connection with this consolidation including severance, asset impairment losses, and other costs aggregating $3.0 million were recognized as selling, general and administrative costs in the accompanying Consolidated Statement of Operations for the year ended June 30, 1997. The severance costs results from the planned termination of approximately 183 employees, who performed corporate and operating functions at the Southfield and Boston locations. In addition, based on the consolidation of the Company's facilities and the termination of a majority of the workforce as a result of the closed facilities, the balance of $2.1 million, net of $0.6 million of amortization, for the intangible asset of trained workforce was written off during the year ended June 30, 1997.

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(2) ACQUISITION -- CONTINUED

The activity in such reserves during the period December 19, 1994 through June 30, 1995 and the years ended June 30, 1996 and 1997, can be summarized as follows (in thousands):

                                                             SEVERANCE   RELOCATION
                                                             BENEFITS      COSTS      OTHER   TOTAL
                                                             ---------   ----------   -----   -----
Initial estimate as of December 19, 1994...................   $5,573        $600      $863    $7,036
Costs paid during the period December 19, 1994 through
  June 30, 1995............................................      843          --       232     1,075
                                                              ------        ----      ----    ------
Remaining liability as of June 30, 1995....................    4,730         600       631     5,961
                                                              ------        ----      ----    ------
Costs paid during the year ending June 30, 1996............    1,310          41       153     1,504
Change in estimate.........................................    2,370         480       288     3,138
                                                              ------        ----      ----    ------
Remaining liability as of June 30, 1996....................    1,050          79       190     1,319
                                                              ------        ----      ----    ------
Additional liability recognized due to consolidation.......    1,292          93      1,575    2,960
Cost paid during the year ending June 30, 1997.............    1,550          53      1,431    3,034
                                                              ------        ----      ----    ------
Remaining liability as of June 30, 1997....................   $  792        $119      $334    $1,245
                                                              ======        ====      ====    ======

(3) INTANGIBLES

     At June 30, 1997 and 1996 goodwill and other intangible assets consisted of the following (in thousands):

                                                               1997      1996
                                                               ----      ----
Goodwill....................................................  $68,758   $69,188
Trademarks..................................................   15,000    15,000
Trained Workforce...........................................       --     2,100
Software....................................................    2,000     2,000
                                                              -------   -------
Total.......................................................   85,758    88,288
Less accumulated amortization...............................    7,528     4,874
                                                              -------   -------
Total.......................................................  $78,230   $83,414
                                                              =======   =======

     The Company had no intangibles prior to the Merger Date. The changes in goodwill resulted from adjustments to the reserve for estimated costs of planned termination, severance and relocation (see Note 2), as well as pension and postretirement obligations (see Notes 8 and 9). The reduction in trained workforce related from the consolidation of the Company's offices in Fiscal 1997 and the related impairment of this asset at that time (see Note 2).

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(4) FINANCING ARRANGEMENTS

LONG-TERM DEBT (IN THOUSANDS)

     At June 30, 1997 and 1996 long-term debt consisted of the following:

                                                               1997      1996
                                                               ----      ----
Series B senior subordinated notes, interest payable
  semiannnually at 14% due December 15, 2001, net of
  unamortized discount of $2,252 and $2,580 at June 30, 1997
  and 1996 respectively.....................................  $57,748   $57,420
Term loan, payable quarterly at various amounts, plus
  interest at a weighted average floating Eurodollar rate of
  8.8%, and 8.5% at June 30, 1997 and 1996 respectively, due
  December 15, 1999.........................................   24,619    38,781
Other.......................................................       33        76
                                                              -------   -------
       Total long-term debt.................................   82,400    96,277
Less current maturities.....................................    9,297     8,496
                                                              -------   -------
       Long-term debt, less current maturities..............  $73,103   $87,781
                                                              =======   =======

     The principal payments required for each of the following five Fiscal years are as follows (in thousands):

1998.......................................................  $ 9,297
1999.......................................................   10,094
2000.......................................................    5,252
2001.......................................................        6
2002.......................................................   60,003
                                                             -------
     Total.................................................  $84,652
                                                             =======

     The Company's debt agreements include covenants which, among other things, require that the Company maintain certain financial ratios and a minimum level of consolidated net worth. The Company is in compliance with all debt covenants at June 30, 1997. The Company's debt agreements also include restrictions on the declaration and payment of dividends. The term loan agreement requires the Company to repay principal of the loans to the extent cash flow generated in the Fiscal year exceeds certain calculated amounts. As of June 30, 1997 the estimated fair value of long-term debt, discounted at current rates, was $87,652,000.

LINE OF CREDIT

     The Company has a $25 million revolving line of credit, obtained at the acquisition date, with a group of banks at an interest rate varying with prime or other indices. There were no borrowings on this line during 1997 or 1996 however the Company has trade letters of credit of approximately $3.0 million outstanding under this revolving line of credit agreement at June 30, 1997. The agreement provides a maximum commitment for letters of credit of $5.0 million and requires an annual commitment fee of 0.5% on the unused portion of the commitment.

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(5) LEASES

AS LESSOR

     The Company leases Mercury consoles to members through leases classified as operating leases for accounting purposes. The net investment in equipment leased to members under operating leases, including equipment used for maintenance purposes, was as follows at June 30, 1997 and 1996 (in thousands):

                                                               1997      1996
                                                               ----      ----
Mercury consoles............................................  $22,472   $23,187
Less: Accumulated Depreciation..............................   17,710    10,946
                                                              -------   -------
     Net Investment.........................................  $ 4,762   $12,241
                                                              =======   =======

AS LESSEE

     Rental expense with respect to operating leases related to facilities and equipment was $1,005,000, $802,000 and $459,000 for the years ended June 30, 1997, 1996 and 1995, respectively. The minimum aggregate annual operating lease obligations are as follows (in thousands):

1998........................................................    $1,160
1999........................................................       637
2000........................................................       333
2001........................................................       333
Thereafter..................................................       106
                                                                ------
     Total..................................................    $2,569
                                                                ======

(6) ADVERTISING AND SALES PROMOTION COSTS

     The Company expenses advertising time and space costs and related residual rights and contracts at the time the advertising is first broadcast or displayed. Production and promotion costs are charged to expense when incurred. Advertising credits earned by FTD members under the Company's sales incentive program are charged to expense when earned.

     In the years ended 1997, 1996 and 1995, advertising and sales promotion expense was $28 million, $31 million and $16 million, respectively.

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(7) INCOME TAXES

     At June 30, 1997 and 1996, the Company's deferred tax assets and liabilities consisted of the following (in thousands):

                                                               1997      1996
                                                               ----      ----
Current deferred tax assets:
  Accrued Value Plus incentive obligations..................  $ 2,824   $ 3,058
  Accrued severance costs...................................      399       499
  Allowance for doubtful accounts...........................      814       518
  Unearned income...........................................      970       617
  Inventory.................................................    1,075       497
  Accrued vacation..........................................      132       246
  Other.....................................................    1,028       134
                                                              -------   -------
Current deferred tax assets.................................    7,242     5,569
                                                              -------   -------
Noncurrent deferred tax assets:
  Net operating loss carryforwards..........................    3,131     4,844
  Postretirement benefit obligations........................    2,433     2,650
  Accrued pension...........................................      324     1,503
  Other.....................................................      254       197
                                                              -------   -------
Noncurrent deferred tax assets..............................    6,142     9,194
Noncurrent deferred tax liabilities -- tax over book
  depreciation and difference in basis......................    6,407     7,500
                                                              -------   -------
Net noncurrent deferred tax assets (liabilities)............     (265)    1,694
                                                              -------   -------
Deferred tax assets -- valuation allowance..................   (1,500)   (1,500)
                                                              -------   -------
Net deferred tax assets.....................................  $ 5,477   $ 5,763
                                                              =======   =======

     The deferred tax assets are subject to certain asset realization tests. Company management believes that, under the principles of SFAS No. 109, based on their evaluation of taxable income in future years and the uncertainty of fully realizing the noncurrent deferred tax assets with very long lives, a valuation allowance of $1.5 million is appropriate at June 30, 1997 and 1996.

     The Company's net operating loss carryforwards at June 30, 1997 and 1996, of approximately $8.5 million, and $10.8 million, respectively, the tax benefits of which are included above as noncurrent deferred tax assets, will expire if unused, as follows: $0.2 million in 2007; $2.3 million in 2008; $0.8 million in 2009; and $5.2 million in 2010. In addition, as a result of the Merger (see Note
2), the Company's pre-Merger net operating loss carryforwards of $3.3 million available to be utilized in the future are limited to approximately $1.8 million per year.

     The provision for income taxes consists of the following components (in thousands):

                                                              1997    1996      1995
                                                              ----    ----      ----
Current.....................................................  $130   $   189   $  144
Deferred....................................................   286    (2,002)     877
                                                              ----   -------   ------
Income Tax expense (benefit)................................  $416   $(1,813)  $1,021
                                                              ====   =======   ======

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(7) INCOME TAXES -- CONTINUED

     The provision for income taxes for the years ended June 30, 1997, 1996 and 1995, differs from the amount computed by applying the U.S. federal income tax rate (35%) to pretax income because of the effect of the following items (in thousands):

                                                             1997     1996      1995
                                                             ----     ----      ----
Tax expense (benefit) at U.S. federal income rate..........  $(466)  $(3,001)  $  509
State income taxes (benefit), net of federal income tax
  benefit..................................................    (27)     (172)      29
Amortization of purchased goodwill.........................    893       842      464
Valuation allowance........................................     --       500       --
Other items, net...........................................     16        18       19
                                                             -----   -------   ------
  Reported income tax expense (benefit)....................  $ 416   $(1,813)  $1,021
                                                             =====   =======   ======

(8) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

     The Operating Company provides certain postretirement health care benefits to substantially all employees who retired with a minimum of 10 years of service and have attained 60 years of age. The plan retirees are required to share in the cost of the benefit. During 1997, the consolidation of corporate staff and operations into one facility (see Note 2), together with other factors, resulted in the termination of numerous employees which significantly reduced the expected years of future service of those employees and the Operating Company's corresponding liability for certain postretirement benefits. These terminations caused a decrease in the Operating Company's postretirement obligation and generated a pretax gain of $0.8 million which was recorded as a reduction in selling, general and administrative expenses. In addition, the Operating Company amended its postretirement benefit plan effective January 1, 1997, and will no longer provide such benefits to employees hired after January 1, 1997.

     At June 30, 1997 and 1996 the status of the plan consisted of the following (in thousands):

                                                               1997     1996
                                                               ----     ----
Retirees....................................................  $4,448   $4,198
Fully eligible active participants..........................      --       62
Other active participants...................................     860    1,921
                                                              ------   ------
Accumulated postretirement benefit..........................   5,308    6,181
Unrecognized net gain.......................................   1,526    1,238
                                                              ------   ------
Accrued postretirement benefit..............................  $6,834   $7,419
                                                              ======   ======

     At June 30, 1995, the accrued postretirement benefit liability included employees who were subsequently voluntarily or involuntarily terminated as part of the Company's relocation and/or consolidation plan to relocate and/or consolidate employees. Upon the completion of the Company's relocation and/or consolidation plan, a reduction to the accrued postretirement benefit liability of $590,000 was recorded to reflect the impact of this plan.

     Net periodic postretirement benefit costs for the years ended June 30, 1997, 1996 and 1995 included the following components (in thousands):

                                                                1997    1996    1995
                                                                ----    ----    ----
Service cost................................................    $190    $194    $168
Interest cost...............................................     434     438     294
Unrecognized prior period...................................     (45)    (54)     --
                                                                ----    ----    ----
Total.......................................................    $579    $578    $462
                                                                ====    ====    ====

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(8) POSTRETIREMENT BENEFITS OTHER THAN PENSIONS -- CONTINUED
     The discount rates used in determining the accumulated postretirement benefit obligation ("APBO") were 7.75% at and for the year ended June 30, 1997, 7.5% at and for the year ended June 30, 1996, 8.5% for the year ended June 30, 1995 and 7.75% at June 30, 1995. The assumed health care cost trend rate used in measuring the APBO was 9.8% and graded down to 5.75% over 11 years at June 30, 1997, 10.0% and graded down to 5.5% over 12 years at June 30, 1996 and 13.2% and graded down to 6.4% over 13 years at June 30, 1995. If the current health care cost trend rate assumption was increased by one percent, the APBO as of June 30, 1997, would increase approximately $558,000, or 10.5%, while the periodic cost for the Fiscal year ended June 30, 1997, would have increased approximately $64,800, or 11.2%.

(9) PENSION PLANS

     During the quarter ended December 31, 1996, the level of lump sum distributions made to participants in the Company's defined benefit pension plan caused a partial pension plan settlement, resulting in the recognition of a pre-tax pension settlement gain of $429,000. As virtually all of these distributions were accrued as part of a purchase price allocation in connection with the Merger, the settlement gain was accounted for as a reduction of goodwill which arose as part of the Merger.

     Prior to January 1, 1997, the Operating Company had both a defined benefit and a defined contribution plan which covered substantially all domestic employees. The Operating Company's funding policy was to contribute annually to the defined benefit plan the amount deductible for income tax purposes. No contributions were made in 1997, 1996, or 1995. The Operating Company's matching contributions to the defined contribution plan are determined at the discretion of its Board of Directors. No matching contributions were made in the year ended June 30, 1997, 1996 or 1995 to the defined contribution plan.

     Effective January 1, 1997, amendments to the Operating Company's defined benefit pension plan were adopted, including the elimination of the accrual of future benefits under the plan. As a result of these amendments, and the corresponding remeasurement of the accumulated and projected benefit obligations under the plan, a pre-tax pension curtailment gain of $2.7 million as well as a pre-tax settlement gain of $0.5 million were recognized in income as a reduction in selling, general and administrative costs. The Operating Company has established a new 401(k) savings plan for all of its eligible employees to replace the defined benefit pension plan.

     Benefits under the defined benefit plan are based on the employee's age, years of service, and the highest consecutive five-year average compensation.

     Pension expense, including administrative costs, charged to the operations for the above-mentioned plans amounted to $370,000, $903,000 and $491,000 in the year ended June 30, 1997, 1996 and 1995, respectively.

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(9) PENSION PLANS -- CONTINUED

     Plan assets for the defined benefit plan consist of investments in common stock, real estate properties, fixed income securities, and short-term investments. Pension expense for the defined benefit plan in 1997, 1996 and 1995 was computed as follows (in thousands):

                                                               1997       1996      1995
                                                               ----       ----      ----
Service cost..............................................    $   299    $   616    $ 360
Interest cost.............................................        546        820      387
Actual gain on plan assets................................       (495)    (1,434)    (566)
Net amortization and deferral.............................         20        901      310
                                                              -------    -------    -----
Net Periodic Pension expense..............................        370        903      491
Settlement gain...........................................       (936)        --       --
Curtailment gain..........................................     (2,665)        --       --
                                                              -------    -------    -----
Total Pension Cost/(Gain).................................    $(3,231)   $   903    $ 491
                                                              =======    =======    =====

     At June 30, 1997 and 1996 the funded status of the defined benefit plan was as follows (in thousands):

                                                                 1997       1996
                                                                 ----       ----
Actuarial present value of:
  Vested benefit obligations................................    $ 2,457    $ 6,136
  Nonvested benefit obligations.............................        573        840
                                                                -------    -------
  Accumulated benefit obligations...........................      3,030      6,976
                                                                =======    =======
Projected benefit obligations...............................      3,144     10,653
Plan assets at fair value...................................     (2,562)    (5,780)
                                                                -------    -------
Projected benefit obligations in excess of plan assets......        582      4,873
Unrecognized net gain.......................................      1,272        212
                                                                -------    -------
Total accrued pension obligations...........................    $ 1,854    $ 5,085
                                                                =======    =======

For the period July 1, 1995 through March 1, 1996, the weighted average discount rate was 7.75% preretirement and 6% postretirement for those participating in the defined benefit plan on November 1, 1976, and 7.75% for all others. For any benefits accrued after March 1, 1996, the weighted average discount rate was 7.75% for both preretirement and postretirement for all plan participants. For the year ended June 30, 1995, the weighted average discount rate was 8.5% preretirement and 6% postretirement for those participating in the defined benefit plan on November 1, 1976, and 8.5% for all others. The discount rate used to calculate the projected benefit obligation at June 30, 1996 was decreased to 7.5%. The discount rate used to calculate the projected benefit obligation at June 30, 1997 was decreased to 7.0% for the period January 1, 1997 through June 30, 1997. The rate of increase in future compensation levels was 5.0% and the expected long-term rate of return on assets was 9.0%.

     At June 30, 1995 the calculated projected benefit obligation assumed that certain employees of FTD Association, who were formerly employees of the Operating Company, were active plan participants continuing to earn benefits. Subsequent to June 30, 1995, the status of FTD Association employees was changed to vested terminated participants who were due a lump sum under the plan agreement and, accordingly, the calculated projected benefit obligation was increased by $734,000.

(10) NOTE RECEIVABLE AND OTHER RELATED PARTY TRANSACTIONS

     Operating expenses for the years ended June 30, 1997, 1996 and 1995 include $1,000,000 payable each period to certain investors of the Company for management consulting services.

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(10) NOTE RECEIVABLE AND OTHER RELATED PARTY TRANSACTIONS -- CONTINUED
     An agreement with a former officer of the Company ("Agreement") provided, among other things, for the sale of 127,500 shares of Common Stock of the Company at the assumed fair market value on the agreement date of $4.71 per share. A portion of such purchase was financed through (i) a $100,000 one-year, interest-free loan from the Company, and (ii) a $150,000 interest-bearing recourse loan from the Company due June 30, 1996. The interest-free loan was forgiven in its entirety by June 30, 1996 and was recorded as compensation expense by the Operating Company in the amount of $97,000 for the year ended June 30, 1996. The outstanding principal balance of the interest-bearing recourse loan accrued interest at 9%. At June 30, 1996, $128,419 was outstanding from these notes.

     In November 1996, options for 255,000 shares of Class A Common Stock issued to such former officer pursuant to the FTD Corporation 1994 Stock Award and Incentive Plan were canceled. Also in November 1996, $128,419 and owing under the $150,000 recourse loan was forgiven by the Operating Company. The Company during the third quarter repurchased 45,689 shares of Class A Common Stock for $241,898 from such former officer.

     The Company loaned an officer of the Company $150,000 pursuant to a five year interest bearing note dated June 30, 1997, with accrued interest at 7% per annum with principal due at maturity.

     The Company and the Operating Company, pursuant to an employment arrangement the current president was granted Non-Qualified Stock Options to purchase (i) 60,000 shares of Class A Common Stock at an exercise price of $7.50 per share and (ii) 50,000 shares of Class A Common Stock at an exercise price of $25.00 per share.

(11) 1994 STOCK AWARD AND INCENTIVE PLAN

     The Company's 1994 Stock Award and Incentive Plan (the "Plan") was adopted by the Board of Directors of the Company and approved by the Company's stockholders on December 19, 1994, and amended on June 12, 1995. The maximum number of shares of Common Stock authorized for issuance under the Plan is equal to 15% of the initial equity capital of the Company upon the consummation of the Merger.

     The Plan provides for the granting of incentive stock options ("ISOs"); options which do not qualify as ISOs, known as nonqualified stock options ("NSOs"); or a combination of both ISOs and NSOs ("Options"), provided, however, that ISOs may only be granted to employees of the Company and its subsidiaries. Options granted under the Plan may be accompanied by stock appreciation rights ("SARs") or limited stock appreciation rights ("LSARs"), or both ("Rights"). The Plan also provides for the granting of restricted stock, deferred stock, and performance shares (together, referred to as "Restricted Awards"). The Plan is not subject to any provisions of the Employee Retirement Income Security Act of 1974, as amended, nor is the Plan a qualified plan within the meaning of section 401(a) of the Internal Revenue Code of 1986, as amended.

     Under the Agreement (see Note 10), a former officer was issued options in Fiscal 1995 to purchase: (i) at an exercise price of $4.71 per share, 127,500 shares of the Company's Common Stock; and (ii) at an exercise price of $18.84 per share, 127,500 shares of the Company's Common Stock. During the year ended June 30, 1995, another senior officer of the Company was granted options to purchase: (i) at an exercise price of $4.71 per share, 40,000 shares of the Company's Common Stock; and (ii) at an exercise price of $18.84 per share, 40,000 shares of the Company's Common Stock. As of June 30, 1995, options covering 335,000 shares of the Class A Common Stock were outstanding, of which none were exercisable.

     During the year ended June 30, 1996, other senior officers were granted options to purchase: (i) at an exercise price of $5.35 per share, 75,000 shares of the Company's Common Stock; and (ii) at an exercise price of $21.40 per share, 100,000 shares of the Company's Common Stock. During the year ended June 30, 1997, other employees have been granted options to purchase: (i) at an exercise price of $7.50 per share, 163,500

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(11) 1994 STOCK AWARD AND INCENTIVE PLAN -- CONTINUED shares of the Company's Common Stock; and (ii) at an exercise price of $25.00 per share, 91,500 shares of the Company's Common Stock. These options vest and become exercisable in four or five equal installments. As of June 30, 1997 and 1996, options covering 217,000 and 430,000 shares respectively of Class A Common Stock were outstanding of which 7,500 and 51,000 shares were vested, respectively and none were exercised.

     The Company applies APB Opinion No. 25 and related interpretations in accounting for the Plan and accordingly, no compensation cost has been recognized for the Plan. Had compensation cost for the Plan been determined based on the fair value at the grant dates for options under the Plan consistent with SFAS No. 123, the Company's net income and earnings per share would have been reduced to the Pro Forma amounts shown in the table below:

PRO FORMA RESULTS


                                                 1997          1997          1996          1996
                                              AS REPORTED    PRO FORMA    AS REPORTED    PRO FORMA
                                              -----------    ---------    -----------    ---------
Net Loss (in thousands)...................      $(1,733)      $(2,051)      $(6,728)      $(7,121)
Earnings per share:*
  Primary.................................      $ (0.12)      $  (.14)      $  (.51)      $  (.54)
  Fully Diluted...........................      $ (0.12)      $  (.14)      $  (.51)      $  (.54)


-------------------------

* Adjusted to reflect the 100% stock dividend declared on February 2, 1998 to stockholders of record as of February 9, 1998.


     The pro forma disclosures shown are not representative of the future effects on net earnings and earnings per share because the retroactive application of SFAS No. 123 is prohibited.

     The fair values of the options granted under the Plan during Fiscal 1997 and 1996 were determined at the grant date using the Black-Scholes option pricing model. The significant assumptions used to calculate the fair value of option grants were: risk-free interest rates ranging from 6.19% to 6.37%, expected volatility of 50%, expected lives of 3.07 to 5.05 years and no expected dividends for the shares.

SUMMARY STOCK OPTION ACTIVITY

                                                                CLASS A       WEIGHTED AVERAGE
                                                              # OF OPTIONS       EXERCISE $
                                                              ------------    ----------------
Outstanding @ December 19, 1994...........................            --               --
  Granted.................................................       335,000           $11.78
                                                                --------          -------
Outstanding @ June 30, 1995...............................       335,000            11.78
  Granted.................................................       175,000            14.52
  Canceled................................................        80,000            11.78
                                                                --------          -------
Outstanding @ June 30, 1996...............................       430,000            12.89
  Granted.................................................       255,000            13.78
  Canceled................................................       468,000             2.88
                                                                --------          -------
Outstanding @ June 30, 1997...............................       217,000            13.96
                                                                ========          =======
Exercisable @ June 30, 1997...............................         7,500           $ 5.35
Weighted Average of Fair Value of options granted in
  Fiscal 1997.............................................      $   2.29
Weighted Average of Fair Value of options granted in
  Fiscal 1996.............................................      $   3.26

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(11) 1994 STOCK AWARD AND INCENTIVE PLAN -- CONTINUED

STOCK OPTIONS OUTSTANDING

                                                                        WEIGHTED AVERAGE
CLASS A OPTIONS            EXERCISE            WEIGHTED AVERAGE            REMAINING
  OUTSTANDING           PRICE (RANGE)             EXERCISE $            CONTRACTUAL LIFE
---------------         -------------          ----------------         ----------------
    132,000             $ 5.35 -  7.50              $ 7.26                 9.57 years
     85,000              21.40 - 25.00               24.36                 9.45 years
    -------             --------------             -------                 ----------
    217,000             $ 5.35 - 25.00              $13.96                 9.52 years
    =======             ==============             =======                 ==========

(12) COMMITMENTS AND CONTINGENCIES

     On July 16, 1997, Teleflora LLC ("Teleflora") instituted an arbitration against FTD in Southfield, Michigan. The arbitration was filed under the Commercial Arbitration Rules of the American Arbitration Association alleging that FTD breached a 1991 Agreement by which FTD provides certain Mercury Network services to Teleflora (the "1991 Agreement"). The specific claim is that FTD has failed to negotiate in good faith a new contract on expiration of the 1991 Agreement as required by its terms. Unspecified damages are alleged. FTD has filed an answering statement that denies the allegations. FTD management believes that it has meritorious defenses to this action and intends to contest Teleflora's allegations vigorously. An adverse decision could have a material adverse effect on the Company's financial position and results of operations.

     On July 21, 1997, Teleflora filed a complaint against FTD in United States District Court for the Central District of California. On August 7, 1997, Teleflora filed a first amended and supplemental complaint in that action. The first amended and supplemental complaint contains six counts alleging monopolization and attempted monopolization in violation of Section 2 of the Sherman Act, discriminatory pricing violation of Section 2 of the Clayton Act, unfair competition in violation of California Business and Professions Code Sections 17200 et seq., and a claim for breach of contract. The allegations pertain to the 1991 Agreement. Teleflora seeks compensatory and treble damages, and declaratory relief and have moved for a preliminary injunction. FTD management believes that it also has meritorious defenses to this action and intends to contest Teleflora's allegations vigorously. An adverse decision could have a material adverse effect on the Company's financial position and results of operations.

     The Company is involved in various lawsuits and other matters arising in the normal course of business. In the opinion of the management of the Company, although the outcomes of these claims and suits are uncertain, they should not have a material adverse effect on the Company's financial condition, liquidity, or results of operations.

(13) CAPITAL STOCK

     Class A and non-voting class B Common Stock rank equally and, except with respect to voting power, are substantially identical in all material respects. Class B Common Stock is convertible into Class A Common Stock on a one-to-one basis.

     The Company is authorized to establish and designate one or more series of preferred stock.

     Pursuant to the Merger Agreement, on July 5, 1995, the Company sold 658,483 shares of Class A Common Stock at a price of $5.35 to certain members of FTD Association. The Company concurrently repurchased 552,239 shares of Class A Common Stock and two shares of Class B Common Stock from existing stockholders on a pro rata basis and recouped the costs associated with a previous purchase of treasury stock.

                                FTD CORPORATION
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- CONTINUED

(13) CAPITAL STOCK -- CONTINUED
     Effective September 21, 1995, the stockholders of the Company, in an unanimous Action by Written Consent, authorized a change in the par value of the Class B Common Stock from $0.01 to $0.0005 per share.

     Ninety thousand warrants were exercised in May, 1996 to purchase 1,125,000 shares of Class B Common Stock at a price of $0.01 per warrant, each of which bought 12.5 shares of Class B Common Stock.

     During Fiscal 1997 the Company repurchased into treasury 65,043 shares of Class A Common Stock at a cost of approximately $358,000.

(14) QUARTERLY FINANCIAL INFORMATION (UNAUDITED) (IN THOUSANDS, EXCEPT FOR PER SHARE DATA):


               FISCAL 1997                    FIRST QUARTER    SECOND QUARTER    THIRD QUARTER    FOURTH QUARTER
               -----------                    -------------    --------------    -------------    --------------
Net Revenue...............................       $37,068          $41,640           $47,841          $36,034
Income from Operations....................         2,403            1,417             6,742              (54)
Net Income (Loss).........................          (548)          (1,162)            2,270           (2,293)
Net Income (Loss) Per Common Share:
  Primary.................................       $  (.04)         $  (.08)          $   .15          $  (.15)
  Fully Diluted...........................       $  (.04)         $  (.08)          $   .15          $  (.15)



               FISCAL 1996                    FIRST QUARTER    SECOND QUARTER    THIRD QUARTER    FOURTH QUARTER
               -----------                    -------------    --------------    -------------    --------------
Net Revenue...............................       $36,536          $45,865           $44,794          $39,060
Income from Operations....................         3,657           (1,463)            2,343           (1,044)
Net Income (Loss).........................           107           (3,067)             (627)          (3,141)
Net Income (Loss) Per Common Share:
  Primary.................................       $   .01          $  (.22)          $  (.05)         $  (.24)
  Fully Diluted...........................       $   .01          $  (.22)          $  (.05)         $  (.24)


-------------------------

* As adjusted to reflect the 100% stock dividend declared on February 2, 1998 to stockholders of record as of February 9, 1998.

[KPMG LETTERHEAD]

                          INDEPENDENT AUDITORS' REPORT

Board of Directors
FTD Corporation:

     Under date of August 14, 1997, we reported on the consolidated balance sheets of FTD Corporation and subsidiary as of June 30, 1997 and 1996 and the related consolidated statements of operations, stockholder's equity, and cash flows for each of the years in the three-year period ended June 30, 1997, which are included in the prospectus. In connection with our audits of the aforementioned consolidated financial statements, we also audited the related consolidated financial statement schedule in the registration statement. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement schedule based on our audits.

     In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly, in all material respects, the information set forth therein.

KPMG PEAT MARWICK LLP

Detroit, Michigan
August 14, 1997

                                FTD CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                                    ADDITIONS
                                            -------------------------
                                              BALANCE      CHARGED TO   CHARGED TO                BALANCE AT
                                            BEGINNING OF    COST AND      OTHER                     END OF
                                               PERIOD       EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
                                            ------------   ----------   ----------   ----------   ----------
                                                                     (IN THOUSANDS)
YEAR 1996
Allowance for doubtful accounts (shown as
  deduction from Accounts Receivable in
  balance sheet)..........................     $1,589        $  895        $80(a)      $1,152(b)    $1,412
Inventory valuation reserve (included in
  Inventories, net in balance sheet)......     $  345        $1,325         --         $1,276(c)    $  394
YEAR 1997
Allowance for doubtful accounts (shown as
  deduction from Accounts Receivable in
  balance sheet)..........................     $1,412        $1,105        $75(a)      $  381(b)    $2,211
Inventory valuation reserve (included in
  Inventories, net in balance sheet)......     $  394        $1,363         --         $   52(c)    $1,705

-------------------------
(a) Collection of accounts previously written off

(b) Uncollectible accounts written off

(c) Valuation writedown

            ======================================================

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON MANY JURISDICTION IN, WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF FTD SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                           -------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................    2
Prospectus Summary....................    3
Risk Factors..........................   10
The Offering..........................   14
Use of Proceeds.......................   17
Dividend Policy.......................   17
Dilution..............................   18
Selected Historical Financial Data....   19
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   21
Business..............................   27
Management............................   32
Security Ownership of Certain
  Beneficial Owners and Management....   41
Relationship with Affiliates..........   43
Description of Capital Stock..........   44
Description of Bank Credit
  Agreement...........................   48
Certain United States Federal Income
  Tax Consequences to Non-United
  States Holders......................   50
Legal Matters.........................   52
Experts...............................   52
Index to Consolidated Financial
  Statements and Schedule.............  F-1

            ======================================================
            ======================================================

                                1,146,078 SHARES


                                FTD CORPORATION
                              CLASS A COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------

                                           , 1998

            ======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following is an itemized list of the estimated expenses to be incurred in connection with this offering of the securities being offered hereunder other than underwriting discounts and commissions. All of these expenses will be borne by the Company.

SEC registration fee........................................  $  2,692
Blue sky fees and expenses..................................     5,000*
Printing and engraving expenses.............................    30,000
Legal fees and expenses.....................................   100,000*
Accounting fees and expenses................................    50,000
Transfer agent and registrar fees...........................    12,500*
Miscellaneous fees and expenses.............................    49,808
                                                              --------
  Total.....................................................  $250,000
                                                              ========

-------------------------
* Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     As permitted by Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Seventh of the Certificate of Incorporation of FTD Corporation eliminates in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director: (i) for breach of the director's duty of loyalty to the Company or its stockholders;
(ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the DGCL; or (iv) for transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee, or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation except that no indemnification may be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director, officer, employee, or agent of a corporation has been successful in the defense of any action, suit, or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue, or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and empowers the corporation to purchase and maintain insurance on behalf of any person acting in any of the capacities set forth in the second preceding paragraph against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145 of the DGCL.

     The Bylaws of FTD Corporation require the Company, under certain circumstances, to indemnify any person who is or was a director or officer against expense (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The Bylaws of the Company also provide that expenses incurred by a director or officer in defending or investigating a threatened or pending action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in the Bylaws.

     In addition, the Company has directors' and officers' reimbursements and liability insurance which insures against liabilities that directors and officers of the Company may incur in such capacities. The risks covered by such policies do not exclude liabilities under the Securities Act.

ITEM 15. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

     (a) Exhibits:


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 3.1      Restated Certificate of Incorporation of the Registrant.
          (Incorporated by reference to Exhibit 3.1 of the
          Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (the "Registrant's 1997 Form 10-K").)
 3.2      Bylaws of the Registrant. (Incorporated by reference to
          Exhibit 3.2 of the Registrant's 1997 Form 10-K.)
 4.1      Indenture, dated as of December 1, 1994 (the "Indenture"), by and between Florists' Transworld Delivery, Inc. and First
          Trust of New York, National Association, as Trustee.
          (Incorporated by reference to Exhibit 4.1 of the Florists'
          Transworld Delivery, Inc. Registration Statement on Form S-1
          (File No. 33-88628) (the "FTDI S-1").)
 4.2      Supplemental Indenture, dated as of December 19, 1994, to
          the Indenture. (Incorporated by reference to Exhibit 4.3 of the FTDI S-1.)
 4.3      Form of Subscription Agreement among FTD and certain
          stockholders of FTD. (Incorporated by reference to Exhibit
          4.3 of Post-Effective Amendment No. 1 to the Registrant's
          Registration Statement on Form S-1 (File No. 33-91582) (the
          "FTD S-1").)
 4.4**    Form of Notice of Offering and Subscription Agreement among
          FTD and Participating Members.
 5.1*     Opinion of Schulte Roth & Zabel LLP.
10.1*     Credit Agreement, dated November 20, 1997, among the
          Registrant, Florists' Transworld Delivery, Inc., the various lending institutions party thereto and The First National
          Bank of Chicago, as Agent.
10.2*     Pledge Agreement, dated November 20, 1997, by and among the
          Registrant, Florists' Transworld Delivery, Inc., The First
          National Bank of Chicago, as Agent.
10.3*     Security Agreement, dated November 20, 1997, by and among
          the Registrant, Florists' Transworld Delivery, Inc., and The
          First National Bank of Chicago, as Agent.
10.4      Consultation Agreement and Covenant Not to Compete, dated as of August 2, 1994, by and between Florists' Transworld
          Delivery, Inc. and John A. Borden. (Incorporated by
          reference to Exhibit 10.8 of the FTDI S-1.)
10.5      Mutual Support Agreement, dated as of December 18, 1994, by and between Florists' Transworld Delivery, Inc. and FTD
          Association. (Incorporated by reference to Exhibit 10.9 of the FTDI S-1.)
10.6      Supplement to Mutual Support Agreement, dated as of January
          11, 1996, by and between Florists' Transworld Delivery, Inc.
          and FTD Association. (Incorporated by reference to Exhibit
          10.9 of the Registrant's 1997 Form 10-K.)
10.7      Trademark License Agreement, dated as of December 18, 1994, by and between Florists' Transworld Delivery, Inc. and FTD
          Association. (Incorporated by reference to Exhibit 10.10 of the FTDI S-1.)
10.8      Securityholders' and Registration Rights Agreement, dated as of December 19, 1994, among the Registrant, Florists'
          Transworld Delivery, Inc., BT Securities Corporation and
          Montgomery Securities. (Incorporated by reference to Exhibit
          10.11 of the FTD S-1.)
10.9      Tax Sharing Agreement, dated as of December 19, 1994,
          between the Registrant and Florists' Transworld Delivery,
          Inc. (Incorporated by reference to Exhibit 10.12 of the FTDI
          S-1.)
10.10     Stockholders' Agreement, dated as of December 19, 1994,
          among the Registrant and certain stockholders of the
          Registrant. (Incorporated by reference to Exhibit 10.13 of the FTD S-1.)
10.11     FTD Corporation 1994 Stock Award and Incentive Plan.
          (Incorporated by reference to Exhibit 10.14 of the FTD S-1.)
10.12     Letter dated October 17, 1996 regarding Norton employment
          arrangements. (Incorporated by reference to Exhibit 10.15 of the Registrant's 1997 Form 10-K.)

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.13     Letter dated June 6, 1997, amending Norton employment
          arrangements. (Incorporated by reference to Exhibit 10.16 of the Registrant's 1997 Form 10-K.)
10.14     Description of Key Management Incentive Plan. (Incorporated
          by reference to Exhibit 10.6 of Florists' Transworld
          Delivery, Inc.'s Quarterly Report on Form 10-Q for fiscal
          quarter ended March 31, 1997.)
10.15     Promissory Note, dated June 30, 1997, made by Scott D. Levin
          (Incorporated by reference to Exhibit 10.18 of the
          Registrant's 1997 Form 10-K.)
10.16     Agreement dated as of April 30, 1997, between the Registrant and Louis Nagy. (Incorporated by reference to Exhibit 10.11 of Florists' Transworld Delivery, Inc.'s Annual Report on
          Form 10-K for the fiscal year ended June 30, 1997.)
11.1      Computation of Earnings Per Share. (Incorporated by
          reference to Exhibit 11-1 of the Registrant's 1997 Form
          10-K.)
21.1      Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 21.1 of the FTD S-1.)
23.1**    Consent of KPMG Peat Marwick LLP.
23.2*     Consent of Schulte Roth & Zabel LLP. (Included in its
          opinion filed as Exhibit 5.1 hereof.)
24.1      Power of Attorney. (Included in Part II of the original
          Registration Statement.)
27.1*     Financial Data Schedule.


---------------
 * Previously filed with original Registration Statement

** Filed herewith

ITEM 17. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes:

          1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (sec. 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

     (b) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by
Article 3 of Regulation S-X are not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     (c) The undersigned Registrant hereby undertakes as follows:

          1. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of such Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Downers Grove, State of Illinois, February 5, 1998.


                                          FTD CORPORATION

                                          By:     /s/ ROBERT L. NORTON
                                            ------------------------------------
                                            Name: Robert L. Norton
                                            Title: President

     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


                  SIGNATURE                                   TITLE                        DATE
                  ---------                                   -----                        ----

                      *                        Chairman of the Board of Directors    February 5, 1998
---------------------------------------------
              Richard C. Perry

            /s/ ROBERT L. NORTON               President                             February 5, 1998
---------------------------------------------
              Robert L. Norton

                      *                        Treasurer (Principal Financial        February 5, 1998
---------------------------------------------    Officer and Principal Accounting
            Francis C. Piccirillo                Officer)

                      *                        Director                              February 5, 1998
---------------------------------------------
               Veronica K. Ho

                      *                        Director                              February 5, 1998
---------------------------------------------
             Gary K. Silberberg

                      *                        Director                              February 5, 1998
---------------------------------------------
              Geoffery Rehnert

                      *                        Director                              February 5, 1998
---------------------------------------------
               Habib Y. Gorgi


*By:    /s/ SCOTT D. LEVIN

     ---------------------------
           Scott D. Levin
          Attorney-in-Fact

         EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
 3.1      Restated Certificate of Incorporation of the Registrant.
          (Incorporated by reference to Exhibit 3.1 of the
          Registrant's Annual Report on Form 10-K for the fiscal year ended June 30, 1997 (the "Registrant's 1997 Form 10-K").)
 3.2      Bylaws of the Registrant. (Incorporated by reference to
          Exhibit 3.2 of the Registrant's 1997 Form 10-K.)
 4.1      Indenture, dated as of December 1, 1994 (the "Indenture"), by and between Florists' Transworld Delivery, Inc. and First
          Trust of New York, National Association, as Trustee.
          (Incorporated by reference to Exhibit 4.1 of the Florists'
          Transworld Delivery, Inc. Registration Statement on Form S-1
          (File No. 33-88628) (the "FTDI S-1").)
 4.2      Supplemental Indenture, dated as of December 19, 1994, to
          the Indenture. (Incorporated by reference to Exhibit 4.3 of the FTDI S-1.)
 4.3      Form of Subscription Agreement among FTD and certain
          stockholders of FTD. (Incorporated by reference to Exhibit
          4.3 of Post-Effective Amendment No. 1 to the Registrant's
          Registration Statement on Form S-1 (File No. 33-91582) (the
          "FTD S-1").)
 4.4**    Form of Notice of Offering and Subscription Agreement among
          FTD and Participating Members.
 5.1*     Opinion of Schulte Roth & Zabel LLP.
10.1*     Credit Agreement, dated November 20, 1997, among the
          Registrant, Florists' Transworld Delivery, Inc., the various lending institutions party thereto and The First National
          Bank of Chicago, as Agent.
10.2*     Pledge Agreement, dated November 20, 1997, by and among the
          Registrant, Florists' Transworld Delivery, Inc., The First
          National Bank of Chicago, as Agent.
10.3*     Security Agreement, dated November 20, 1997, by and among
          the Registrant, Florists' Transworld Delivery, Inc., and The
          First National Bank of Chicago, as Agent.
10.4      Consultation Agreement and Covenant Not to Compete, dated as of August 2, 1994, by and between Florists' Transworld
          Delivery, Inc. and John A. Borden. (Incorporated by
          reference to Exhibit 10.8 of the FTDI S-1.)
10.5      Mutual Support Agreement, dated as of December 18, 1994, by and between Florists' Transworld Delivery, Inc. and FTD
          Association. (Incorporated by reference to Exhibit 10.9 of the FTDI S-1.)
10.6      Supplement to Mutual Support Agreement, dated as of January
          11, 1996, by and between Florists' Transworld Delivery, Inc.
          and FTD Association. (Incorporated by reference to Exhibit
          10.9 of the Registrant's 1997 Form 10-K.)
10.7      Trademark License Agreement, dated as of December 18, 1994, by and between Florists' Transworld Delivery, Inc. and FTD
          Association. (Incorporated by reference to Exhibit 10.10 of the FTDI S-1.)
10.8      Securityholders' and Registration Rights Agreement, dated as of December 19, 1994, among the Registrant, Florists'
          Transworld Delivery, Inc., BT Securities Corporation and
          Montgomery Securities. (Incorporated by reference to Exhibit
          10.11 of the FTD S-1.)
10.9      Tax Sharing Agreement, dated as of December 19, 1994,
          between the Registrant and Florists' Transworld Delivery,
          Inc. (Incorporated by reference to Exhibit 10.12 of the FTDI
          S-1.)
10.10     Stockholders' Agreement, dated as of December 19, 1994,
          among the Registrant and certain stockholders of the
          Registrant. (Incorporated by reference to Exhibit 10.13 of the FTD S-1.)
10.11     FTD Corporation 1994 Stock Award and Incentive Plan.
          (Incorporated by reference to Exhibit 10.14 of the FTD S-1.)
10.12     Letter dated October 17, 1996 regarding Norton employment
          arrangements. (Incorporated by reference to Exhibit 10.15 of the Registrant's 1997 Form 10-K.)

EXHIBIT
NUMBER                      DESCRIPTION OF DOCUMENT
-------                     -----------------------
10.13     Letter dated June 6, 1997, amending Norton employment
          arrangements. (Incorporated by reference to Exhibit 10.16 of the Registrant's 1997 Form 10-K.)
10.14     Description of Key Management Incentive Plan. (Incorporated
          by reference to Exhibit 10.6 of Florists' Transworld
          Delivery, Inc.'s Quarterly Report on Form 10-Q for fiscal
          quarter ended March 31, 1997.)
10.15     Promissory Note, dated June 30, 1997, made by Scott D. Levin
          (Incorporated by reference to Exhibit 10.18 of the
          Registrant's 1997 Form 10-K.)
10.16     Agreement dated as of April 30, 1997, between the Registrant and Louis Nagy. (Incorporated by reference to Exhibit 10.11 of Florists' Transworld Delivery, Inc.'s Annual Report on
          Form 10-K for the fiscal year ended June 30, 1997.)
11.1      Computation of Earnings Per Share. (Incorporated by
          reference to Exhibit 11-1 of the Registrant's 1997 Form
          10-K.)
21.1      Subsidiaries of the Registrant. (Incorporated by reference to Exhibit 21.1 of the FTD S-1.)
23.1**    Consent of KPMG Peat Marwick LLP.
23.2*     Consent of Schulte Roth & Zabel LLP. (Included in its
          opinion filed as Exhibit 5.1 hereof.)
24.1      Power of Attorney. (Included in Part II of the original
          Registration Statement.)
27.1*     Financial Data Schedule.


-------------------------
 * Previously filed with original Registration Statement
** Filed herewith